UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our stockholders:

We are pleased to invite you to attend the 2015 annual meeting of stockholders of Gilead Sciences, Inc., to be held on Wednesday, May 6, 2015 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot – by telephone, by Internet or by mailing the proxy card (if you request one). Please review the instructions included in the Proxy Statement.

Thank you for your ongoing support of and continued interest in Gilead Sciences, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John C. Martin

Chairman and Chief Executive Officer

March 27, 2015

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2015

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of stockholders (the “Annual Meeting”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Wednesday, May 6, 2015 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 for the following purposes:

1. To elect ten directors to serve for the next year and until their successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2015.

3. To approve an amendment and restatement to Gilead’s Employee Stock Purchase Plan and International Employee Stock Purchase Plan.

4. To approve, on an advisory basis, the compensation of our named executive officers as presented in the Proxy Statement.

5. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent.

6. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director.

7. To vote on a stockholder proposal, if properly presented at the meeting, requesting that Gilead issue an annual sustainability report.

8. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board report on certain risks to Gilead from rising pressure to contain U.S. specialty drug prices.

9. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 11, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

Foster City, California

March 27, 2015

Only holders of our common stock at the close of business on March 11, 2015 and holders of a valid legal proxy for the Annual Meeting are entitled to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please grant a proxy to vote by telephone or the Internet or complete, date, sign and return the proxy card mailed to you (if you request one) as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. To be admitted to the Annual Meeting, you must present valid government-issued photo identification. If you are not a stockholder of record but hold shares in the name of a broker, bank or other holder of record, you must provide proof of beneficial ownership as of March 11, 2015, such as a brokerage or bank account statement, a copy of the voting instruction form provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

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INTRODUCTION

The Annual Meeting and this Proxy Statement provide an important opportunity for us to communicate with you about the achievements of the past year and our stewardship of Gilead. Your vote is important to us. As you consider your votes, we ask that you carefully review the information in this Proxy Statement. We summarize below key aspects of our performance, executive compensation and corporate governance as well as our view on sustainability and commitment to patient access to assist your review of the more detailed information herein.

2014 Performance Highlights

•

Strong financial performance. We are pleased to report that Gilead had strong financial performance across all of our therapeutic areas, with total product sales increasing 127% to $24.5 billion in 2014.

	2014(1)	2013(1)	% Change
Antiviral Products	$22.8	$9.3	144%
HCV	$12.4	$0.14	NA
HIV and Other Antiviral	$10.4	$9.2	13%
Other Products(2)	$1.7	$1.5	15%
Total Net Product Revenues	$24.5	$10.8	127%

(1)	Net product revenue figures expressed in billions.
(2)	Other products comprised primarily of our cardiopulmonary products.

•

Strong operational performance. Our 2014 operational performance met or exceeded our objectives. We continued to capitalize on opportunities to enhance our business and create and sustain long-term value. Achievements include:

•	Launch of Harvoni®, the first once-daily single tablet regimen for the treatment of patients infected with genotype 1 hepatitis C virus (“HCV”) infection in the United States and Europe.

•	Launch of Sovaldi®, a once-daily oral regimen for the treatment of HCV taken as a component of a combination antiviral treatment regimen with ribavirin or interferon, in Europe.

•	Launch of Zydelig®, a first-in-class oral tablet for the treatment of follicular lymphoma, small lymphocytic lymphoma and chronic lymphocytic leukemia in the United States and Europe.

•

Submission of U.S. and E.U. marketing applications for a once-daily single tablet regimen containing tenofovir alafenamide (“TAF”), elvitegravir, cobicistat and emtricitabine for the treatment of HIV infection.

•

Submission of a marketing application to Japan’s Pharmaceutical and Medical Devices Agency for sofosbuvir and the once-daily single tablet regimen of ledipasvir/sofosbuvir for the treatment of genotype 1 HCV infection.

•	Advanced pipeline programs across therapeutic areas, with more than 225 active clinical studies at the end of 2014, of which 54 were Phase 3 clinical studies.

•

Strong stockholder returns. Our strong financial and operational performance has benefitted our stockholders. Our ten-year, five-year and three-year total shareholder return (“TSR”) far exceeded those of our peer group. Our three-year TSR was 66% on a compound annual growth basis, which is the highest of our peer group. In 2014, our one-year TSR was 26%, a strong return following a year of remarkable growth in 2013 with a TSR of 105%.

2014 Executive Compensation Highlights

•

Pay and performance alignment. Our executive compensation programs are designed to directly link pay with performance, creating appropriate incentives for our Named Executive Officers to take actions that ultimately increase the value of Gilead and shareholder returns. Performance-based compensation, particularly long-term equity incentive awards, has historically been the largest component of our total direct compensation opportunities for our executive officers. The efforts of our executive officers to deliver against long-term business strategy contributed significantly to our operational and financial achievements in recent years, which drove the significant stock price and TSR appreciation described above.

•

Equity compensation comprises 64% of compensation mix. In 2014, the compensation mix for the Named Executive Officers has been awarded in the form of approximately 13% base salary, 23% target annual bonus opportunity and 64% target equity awards (based on grant-date fair value). We believe this mix is appropriate because the executive officers should focus their efforts on long-term corporate results. By aligning the majority of their compensation with our absolute and relative TSR performance, the Named Executive Officers realize less value from this pay component when our TSR does not perform well and more value when our TSR does perform well.

•

Equity compensation is performance-based. The equity award component of our executive officer compensation packages comprises both options to purchase shares of our common stock and performance share awards. Both of these vehicles are performance-oriented, as our executive officers realize no pay delivery from their awards unless Gilead’s stock performs. Stock options are granted at the market price of our common stock on the date of grant and, therefore, require our common stock to appreciate in value before our executive officers realize any economic benefit from their awards. Performance share awards require not only stock price appreciation, as measured in terms of our TSR relative to an industry comparator group, but also revenue growth measured in absolute terms.

•	Responsiveness to stockholders and strong support of executive compensation programs by stockholders.

•

During 2014, we contacted our top 50 stockholders to gain valuable insights into the governance issues about which they care most. The stockholders with whom we spoke did not raise any specific questions or concerns with respect to our executive compensation program or any compensation-related policies or practices.

•	Our Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program and we will continue our practice of reaching out to stockholders.

•

At our 2014 annual meeting of stockholders, our stockholders approved the compensation of the Named Executive Officers, with approximately 98% of the votes cast in favor of our executive compensation program.

Governance Highlights

•

Lead independent director. We believe that the interests of our stockholders are best served by maintaining our Board of Directors’ flexibility in determining the board leadership structure that is best suited to the needs of Gilead at any particular time. Our Board Guidelines provide that where the Chairman is also the Chief Executive Officer, the independent directors will appoint a lead independent director to coordinate their efforts and activities. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman, ensuring a strong, independent and active Board of Directors. As set forth in the Lead Independent Director Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	chairing all meetings of the Board at which the Chairman is not present, including the sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving the information, agendas and schedules of the meetings of the Board and Board committees;

•	consulting with the Chairman as to an appropriate schedule of Board meetings;

•

advising the Chairman as to the quality, quantity and timeliness of the information submitted by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•	calling meetings of the independent directors, as appropriate;

•	ensuring that independent directors have adequate opportunities to meet and discuss issues in sessions of the independent directors without management present;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board Committees the retention of advisers and consultants who report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

•

Executive sessions. As required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a regular basis to review and discuss, among other things, Gilead’s strategy, performance, management effectiveness and succession planning. Such executive sessions occur at every regularly scheduled Board meeting and as determined by the independent directors.

•

Substantial majority of independent directors. Currently, all of our director nominees other than our CEO (nine out of ten) are independent. In addition, all members of the key Board committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee – are “independent” in accordance with or as defined in the rules adopted by the SEC and NASDAQ and Gilead’s own Board Guidelines. This ensures that oversight of critical matters such as the integrity of our financial statements, the compensation of our executive officers, the selection and evaluation of directors and the development of corporate governance principles is entrusted to independent directors.

•

Corporate governance policies and practices. We maintain strong corporate governance policies and practices. Information regarding our corporate governance initiatives can be found on our website, at http://www.gilead.com in the Investors section under “Corporate Governance,” including Gilead’s Board Guidelines and the charter for each Board committee. We believe our strong corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, as well as the robust duties of our lead independent director, empower our independent directors to effectively oversee our management – including the performance of our Chief Executive Officer – and provide an effective and appropriately balanced board governance structure.

•

Responsiveness to stockholder viewpoints. Our Board has exhibited its responsiveness to the viewpoints of stockholders, taking into account the say on pay vote and votes on stockholder proposals as the Board applies its judgment to executive compensation and corporate governance matters.

•

Poison pill eliminated. At the 2012 annual meeting of stockholders, a majority of the stockholders voting supported a stockholder proposal that requested our Board take steps to redeem Gilead’s rights plan or “poison pill” unless the plan is subject to a stockholder vote. In September 2012, after taking into consideration the vote of the stockholders, the Board adopted an amendment that terminated Gilead’s rights plan, effective immediately.

•	Stockholders’ ability to call special meetings. We permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders.

•	No supermajority voting provisions. We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws in response to the viewpoints of our stockholders expressed in response to a stockholder proposal voted on at our 2010 annual meeting of stockholders. At our 2011 annual meeting of stockholders, our Board proposed, and our stockholders approved, amendments to our certificate of incorporation adopting simple majority voting standards.

•	Majority voting in uncontested election of directors. Our director nominees are elected annually by a majority of votes cast in uncontested elections.

•	Equal voting rights. We only have one class of stock with equal voting provisions.

•	Annual elections. All of our directors are elected annually.

•

Annual say on pay vote. We provide an annual opportunity for stockholders to advise the Board on executive compensation through an advisory say-on-pay vote, consistent with the viewpoint expressed by our stockholders in 2011 that they preferred an annual vote to a vote with lesser frequency.

Sustainability

At Gilead, we strive to conduct our business in an ethical and socially responsible manner. We have devoted substantial resources to employing sustainable business practices and have evaluated our current level of environmental impact. We have identified and implemented ways to reduce our energy consumption and regularly consider environmental issues and continue to develop and improve our sustainability and environmental practices. Notwithstanding our commitment to sustainability, we believe that preparing and issuing an annual report would require substantial time and expense without significant benefit to our stockholders.

Specialty Drug Pricing and Patient Access

Sovaldi and Harvoni represent breakthrough therapies for individuals infected with HCV, providing unprecedented cure rates and a shortened course of therapy with substantially fewer side effects compared to the previous standard of care. Consistent with standard industry practice, we have priced Sovaldi and Harvoni in line with the existing standard of care at the time of product launch, despite the products’ significant advances over prior regimens.

We are committed to increasing access to our medicines for people who can benefit from them, regardless of where they live or their ability to pay. In the United States, we maintain comprehensive patient support programs designed to support patient access to our medications, including Sovaldi and Harvoni. To reduce financial barriers to access for our products, we have invested in several financial support programs by providing copay coupons to subsidize the out of pocket costs for patients with commercial insurance. In addition, certain uninsured or underinsured patients may be eligible for free product through Gilead’s patient assistance program. For our HCV products, we make arms-length donations to non-profit patient assistance foundations to help provide access to HCV treatment.

Under our Access Program, certain of our products, including products for the treatment of HIV, chronic hepatitis B virus (“HBV”) infection and visceral leishmaniasis, are available in more than 125 countries at substantially reduced prices. We have partnered with India-based companies to expand access to generic versions of our HIV and HCV medications in the least-developed countries of the world. We also have granted the Medicines Patent Pool the right to grant sublicenses to generic versions of our HIV, HCV and HBV medicines and product candidates to generic pharmaceutical manufacturers in India for distribution in 112 developing countries. We also have worked directly with governments to make Sovaldi available in certain countries with especially high disease burdens, including Egypt, which has one of the highest rates of HCV infection in the world.

Summary of Proposals for Vote

VOTING MATTER						BOARD VOTE RECOMMENDATION	SEE PAGE # (for more detail)

Proposal 1 – Election of Directors						FOR each nominee	12

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan, Ph.D.	X	Member			Member
Etienne F. Davignon	X			Member
Carla A. Hills	X			Member
Kevin E. Lofton	X	Member	Member
John W. Madigan	X	Member	Chair
John C. Martin, Ph.D.
Nicholas G. Moore	X	Chair	Member
Richard J. Whitley, M.D.	X			Member	Chair
Gayle E. Wilson	X			Chair	Member
Per Wold-Olsen	X		Member		Member

Proposal 2 – Ratification of the Selection of Independent Registered Public Accounting Firm						FOR	24

Proposal 3 – Amendment and Restatement to Gilead’s Employee Stock Purchase Plan and International Employee Stock Purchase Plan						FOR	26

Proposal 4 – Advisory Vote on Executive Compensation						FOR	32

Proposal 5 – Stockholder Proposal Requesting that the Board Take Steps to Permit Stockholder Action by Written Consent						AGAINST	34

Proposal 6 – Stockholder Proposal Requesting that the Board Adopt a Policy that the Chairman of the Board of Directors be an Independent Director						AGAINST	36

Proposal 7 – Stockholder Proposal Requesting that Gilead Issue an Annual Sustainability Report						AGAINST	39

Proposal 8 – Stockholder Proposal Requesting that the Board Report on Certain Risks to Gilead from Rising Pressure to Contain U.S. Specialty Drug Prices						AGAINST	41

Thank you for your ongoing support of Gilead Sciences, Inc. We appreciate your time and consideration and ask that with respect to your vote you support the Board’s recommendations.

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2015

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead,” “we,” “our” or “us”), of proxies to be voted at our 2015 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 6, 2015 at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030.

This proxy statement and the accompanying proxy card are being mailed, or made available electronically, on or about March 27, 2015 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS

1.	Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. This approach conserves natural resources and reduces our costs of printing and distributing our proxy materials, while providing stockholders with a convenient way to access our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

2.	How may I obtain a copy of Gilead’s Annual Report on Form 10-K and other financial information?

A copy of our 2014 Annual Report, which includes our Form 10-K for the year ended December 31, 2014, is available at http://www.gilead.com/proxy or may be requested from our Investor Relations department as described elsewhere in this proxy statement. Our 2014 Annual Report is not incorporated into this proxy statement and should not be considered proxy solicitation material.

3.	Who is entitled to vote at the Annual Meeting?

Only holders of our common stock at the close of business on March 11, 2015 are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 1,483,062,658 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

4.	What do I need to do to attend the Annual Meeting?

Only holders of our common stock at the close of business on March 11, 2015 and holders of a valid legal proxy for the Annual Meeting are entitled to attend the Annual Meeting. Each individual must present valid government-issued photo identification, such as a driver’s license or passport, for admission. If you are not a stockholder of record but hold shares in the name of a broker, bank or other holder of record, you must provide proof of beneficial ownership as of March 11, 2015, such as a brokerage or bank account statement, a copy of the voting instruction form provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

5.	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	to elect ten directors to serve for the next year and until their successors are elected and qualified;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	to approve an amendment and restatement to Gilead’s Employee Stock Purchase Plan and International Employee Stock Purchase Plan;

•	to approve, on an advisory basis, the compensation of our named executive officers as presented in this proxy statement;

•	to vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent;

•	to vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board be an independent director;

•	to vote on a stockholder proposal, if properly presented at the meeting, requesting that Gilead issue an annual sustainability report; and

•	to vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board report on certain risks to Gilead from rising pressure to contain U.S. specialty drug prices.

We will also consider any other business that properly comes before the Annual Meeting. See question 11, “Could other matters be decided at the Annual Meeting?” below.

6.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	“FOR” the approval of an amendment and restatement to Gilead’s Employee Stock Purchase Plan and International Employee Stock Purchase Plan;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement;

•	“AGAINST” the stockholder proposal requesting that the Board take steps to permit stockholder action by written consent;

•	“AGAINST” the stockholder proposal requesting that the Board adopt a policy that the Chairman of the Board be an independent director;

•	“AGAINST” the stockholder proposal requesting that Gilead issue an annual sustainability report; and

•	“AGAINST” the stockholder proposal requesting that the Board report on certain risks to Gilead from rising pressure to contain U.S. specialty drug prices.

7.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Shares represented by proxies marked “abstain” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Proposal	Vote Required
Proposal 1 – Election of ten directors to serve for the next year and until their successors are elected and qualified.	Majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director)

Proposal 2 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 3 – Approval of an amendment and restatement to Gilead’s Employee Stock Purchase Plan and International Employee Stock Purchase Plan.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 4 – Approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 5 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 6 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board be an independent director.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 7 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that Gilead issue an annual sustainability report.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 8 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board report on certain risks to Gilead from rising pressure to contain U.S. specialty drug prices.	Majority of the shares entitled to vote and present in person or represented by proxy

If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal 2 is a “routine” matter. As a result, your broker is permitted to exercise discretionary voting authority to vote your shares for this proposal. Your broker may not exercise discretionary voting authority and may not vote your shares with respect to the other proposals unless you provide your broker with voting instructions.

With respect to Proposal 1, abstentions will not have an effect on the outcome of the vote. With respect to Proposals 2, 3, 4, 5, 6, 7 and 8, abstentions will have the same effect as an “against” vote. “Broker non-votes” will have no effect on Proposals 1, 2, 3, 4, 5, 6, 7 and 8.

8.	How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. If your shares are registered directly in your name with Gilead’s transfer agent, Computershare, you are considered a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in

“street name.” Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

By mail

To vote your proxy by mail, be sure to complete, sign and date the proxy card (if you request one) or voting instruction card that may be delivered to you and return it in the envelope provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board.

By Internet or telephone

Stockholders may also vote their shares using the Internet or telephone. The law of the State of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies so long as each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The Internet and telephone voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting shares via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of record may go to http://www.proxyvote.com to vote their shares. You will be required to provide the control number printed on your Notice. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Stockholders of record using a touch-tone telephone may vote their shares by calling (800) 690-6903 and following the recorded instructions.

A number of brokers and banks are participating in a program that offers the ability to grant proxies to vote shares over the telephone and Internet. Street name holders may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

Internet and telephone voting for stockholders of record and street name holders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Daylight Time on May 5, 2015. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

In person at the Annual Meeting

Stockholders of record may vote in person at the Annual Meeting or vote by proxy using a proxy card that they may request. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by proxy to ensure his or her vote is counted. A stockholder may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, a stockholder may come to the Annual Meeting and we will provide the stockholder with a ballot when he or she arrives. The ballot submitted at the meeting would supersede any prior vote. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided to you. If a stockholder returns a signed proxy card to us before the Annual Meeting, we will vote the stockholder’s shares as he or she directs.

If you are a beneficial owner of shares, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

9.	What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before the shares are voted.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	submitting a written notice to our Corporate Secretary at our principal executive offices, 333 Lakeside Drive, Foster City, California 94404;

•	delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting as described in the answer to the preceding question.

Attendance at the meeting will not, by itself, revoke a proxy. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

10.	What is the deadline for voting my shares by proxy, via the Internet or by telephone?

Votes by proxy must be received before the polls close at the Annual Meeting. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time on May 5, 2015.

11.	Could other matters be decided at the Annual Meeting?

On the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you execute and deliver a proxy, then John C. Martin and John F. Milligan, the persons named on your proxy card, will have the discretion to vote on those matters for you.

12.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Veaco Group, the independent proxy tabulator that we have engaged, will count the votes and act as the inspector of election for the meeting.

13.	Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

14.	Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Notice and this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. We have hired Innisfree M&A Incorporated to act as our proxy solicitor in conjunction with the Annual Meeting. We will pay Innisfree M&A Incorporated a fee of $15,000, plus reasonable out-of-pocket expenses, for these services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

15.	When are the stockholder proposals for Gilead’s 2016 annual meeting of stockholders due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2016 annual meeting of stockholders, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 28, 2015. Such proposals also must comply with SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company proxy materials. Proposals should be addressed to:

Corporate Secretary

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement must give timely written notice to the Corporate Secretary in accordance with our bylaws. To be “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, written notice must be received by the Corporate Secretary:

•	not earlier than the close of business on January 7, 2016; and

•	not later than the close of business on February 6, 2016.

The chairperson of our annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our bylaws and to declare that any such nomination or other business not properly brought before our annual meeting shall not be transacted.

16.	Where can I get information related to future stockholder meetings of Gilead?

To request a copy of the proxy statement, annual report and form of proxy related to all of our future stockholder meetings where you are a stockholder on the relevant record date, you may log on to http://www.proxyvote.com or contact Investor Relations at:

Gilead Sciences, Inc.

Attention: Investor Relations

333 Lakeside Drive

Foster City, CA 94404

(800) 445-3235

Email: investor_relations@gilead.com

17.	I want to attend the Annual Meeting and vote in person. From whom can I obtain directions to the Annual Meeting?

You may contact Investor Relations at (800) 445-3235 or investor_relations@gilead.com to obtain directions to the Annual Meeting.

18.	If I have additional questions, whom can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 750-9499

Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1

ELECTION OF DIRECTORS

There are ten nominees for the ten Board positions presently authorized. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a majority of the votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) with respect to the election of each director at the Annual Meeting. Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead and was previously elected by the stockholders at the 2014 annual meeting of stockholders.

Shares represented by executed proxies will be voted for or against the election of the ten nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose. Each person nominated for election has agreed to serve if elected and our Board and management have no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee recommended each of the nominees listed below to our Board for nomination. Each member of our Nominating and Corporate Governance Committee meets the criteria of “independent director” as specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines, as determined affirmatively by our Board.

Majority Vote Standard for Election of Directors

Our bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of shares voted “against” that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares entitled to vote in the election of directors represented in person or by proxy at any such meeting at which a quorum is present. Under our Board Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board to accept or reject the resignation or to take other action. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale for such decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting that nominee will not become a director.

Our Board has adopted certain corporate governance principles, which we refer to as our Board Guidelines, to promote the functioning of the Board and its committees and the interests of stockholders and to set forth a common set of expectations as to how the Board, its various committees and individual directors should perform their functions. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Nominees

Our Nominating and Corporate Governance Committee has evaluated and recommended, and the full Board has considered and nominated for election at the Annual Meeting, each of the ten directors described below. The names of the nominees in alphabetical order and certain information about them as of March 27, 2015, as well as the specific experience, qualifications, attributes or skills of the director nominees that led our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of Gilead, are set forth below:

John F. Cogan, Ph.D., age 67, joined our Board in 2005 and was appointed Lead Independent Director in May 2013. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and healthcare. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a trustee of the Charles Schwab Family of Funds and a director of Venture Lending and Leasing Funds.

Relevant Experience, Qualifications and Skills: Significant experience in economic healthcare policy, including serving as the Leonard and Shirley Ely Senior Fellow at the Hoover Institution, Stanford University, where his research is focused on U.S. budget and fiscal policy, social security and healthcare. Significant policy-making and government experience, including previously serving as Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget.

Etienne F. Davignon, age 82, joined our Board in 1990. He is currently Minister of State for Belgium and serves as Chairman of Recticel, CMB, SN Air Holding and Genfina. Previously, he served as Chairman of Société Générale de Belgique, a diversified financial and industrial company. Mr. Davignon has served as the European Community’s (“EC”) Commissioner for Industry and International Markets and as the EC’s Vice President for Research, Industry and Energy Policies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including serving as Chairman of Recticel, CMB, SN Air Holding and Genfina and previously serving as Chairman of Société Générale de Belgique. International background and significant policy-making and government experience, including serving as the Minister of State and previously serving as the EC’s Commissioner for Industry and International Markets and as the EC’s Vice President for Research, Industry and Energy Policies. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 1990.

Carla A. Hills, age 81, joined our Board in 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills serves on the international advisory board of J.P. Morgan Chase. She is Co-Chair of the Council on Foreign Relations, Chair of the National Committee on U.S.-China Relations and Co-Chair of the Inter-American Dialogue and of the International Advisory Board of the Center for Strategic and International Studies. Mrs. Hills is also a member of the Executive Committee of the Peterson Institute for International Economics and of the Trilateral Commission. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development.

Relevant Experience, Qualifications and Skills: Significant international trade policy and business experience, including serving as the Chair and Chief Executive Officer of Hills & Company, a firm providing counsel to U.S. businesses on investment, trade and risk assessment issues abroad. Significant policy-making experience and government service, including previously serving as U.S. Trade Representative and the principal advisor on international trade to President George H. W. Bush.

Kevin E. Lofton, age 60, joined our Board in 2009. He is currently, and has been since 2003, the Chief Executive Officer of Catholic Health Initiatives. Headquartered in Denver, the healthcare system has revenues of over $15 billion and operates the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation’s largest hospital trade association. Mr. Lofton also serves on the Board of Directors of Rite Aid Corporation, Conifer Health Solutions LLC, a privately held revenue cycle management company in Dallas, and the Catholic Health Association.

Relevant Experience, Qualifications and Skills: Significant leadership experience, including serving as the Chief Executive Officer of Catholic Health Initiatives, a healthcare system operating the full continuum of services from hospitals to home health agencies across the United States. Expertise and knowledge in hospital administration and patient care. Demonstrated commitment to ensuring that patients have access to medical services.

John W. Madigan, age 77, joined our Board in 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company and a director and former Chairman of the Robert R. McCormick Foundation. Mr. Madigan is also a former member of the Defense Business Board of the Department of Defense, a former advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Council on Global Affairs. He previously served as a director of AT&T Wireless, Morgan Stanley and Boise Cascade LLC. He serves as a trustee of Northwestern University and Rush University Medical Center. Mr. Madigan is a member and former Chairman of The Commercial Club of Chicago and a director of New Schools for Chicago.

Relevant Experience, Qualifications and Skills: Significant leadership experience and broad knowledge of business, including previously serving as the Chairman and Chief Executive Officer of Tribune Company, a media industry leader with operations in major markets throughout the United States. Significant financial expertise including experience as an investment banker with Salomon Brothers and Paine, Webber, Jackson & Curtis and an audit manager at Arthur Andersen & Co.

John C. Martin, Ph.D., age 63, was appointed as Chairman of Gilead’s Board in 2008 and has served as Gilead’s Chief Executive Officer and member of Gilead’s Board of Directors since April 1996. Prior to joining Gilead, Dr. Martin held several leadership positions at Bristol-Myers Squibb Company and Syntex Corporation. Dr. Martin holds a Ph.D. in organic chemistry from the University of Chicago and an MBA in marketing from Golden Gate University. He has received the Isbell Award from the American Chemical Society and the Gertrude B. Elion Award for Scientific Excellence from the International Society for Antiviral Research. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including serving as Gilead’s Chief Executive Officer and Chairman since May 2008 and previously serving as President and Chief Executive Officer from 1996 through May 2008. Significant scientific experience, as he holds a Ph.D. in organic chemistry and previously served as a member of the Presidential Advisory Council on HIV/AIDS from 2006 to 2009. Breadth of knowledge about Gilead’s business as a result of employment at Gilead since 1990 in numerous leadership positions.

Nicholas G. Moore, age 73, joined our Board in 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is a director of Bechtel Group, Inc. He recently served as director of NetApp, Inc., Wells Fargo, N.A. and E2 Open. He has also served as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is an inactive member of the American Institute of Certified Public Accountants, the California Bar Association and the California and New York Society of Certified Public Accountants.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience across a range of industries, including serving as a director of Bechtel Group, Inc. and previously serving as Chairman of PricewaterhouseCoopers, the lead independent director of NetApp, Inc. and a director of Wells Fargo, N.A. and E2 Open. Significant financial expertise as he is an inactive member of the American Institute of CPAs and the California and New York Society of CPAs.

Richard J. Whitley, M.D., age 69, joined our Board in 2008. He is a Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a past President of the International Society of Antiviral Research, chairs the Board of Scientific Counselors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President of the Board of the Infectious Disease Society of America.

Relevant Experience, Qualifications and Skills: Significant medical expertise, including serving as the Distinguished Professor, Loeb Scholar Chair in Pediatrics at the University of Alabama at Birmingham. Significant health policy experience, including chairing the Board of Scientific Counselors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President of the Board of the Infectious Disease Society of America. Dr. Whitley previously held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group and is a former President of the International Society of Antiviral Research. Extensive experience in the field of antiviral medicine. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Scientific Advisory Board from 2003 to 2008.

Gayle E. Wilson, age 72, joined our Board in 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is a member of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides grants for higher education, social impact, civic, cultural issues and health issues. She is also the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science and a member of the board of trustees of the California Institute of Technology.

Relevant Experience, Qualifications and Skills: Significant experience in education, public policy and science and technology, including previously serving as California’s First Lady from 1991 to 1999 and currently serving as a member of the board of trustees of the California Institute of Technology and the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 2001.

Per Wold-Olsen, age 67, joined our Board in 2010, after serving as the Chair of the Gilead’s Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of GN Store Nord A/S. He also serves as a director of Exiqon A/S and Novo A/S. Mr. Wold-Olsen is Vice Chair of the Board of the Medicines for Malaria Venture, a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria. Mr. Wold-Olsen previously served as a director of PharmaNet Development Group, Inc. and H. Lundbeck A/S.

Relevant Experience, Qualifications and Skills: Significant leadership and international business experience at Merck & Co., Inc., including previously serving as President of the Human Health Intercontinental Division. Breadth of knowledge about Gilead’s business as a result of service as Chair of Gilead’s Health Policy Advisory Board from 2007 to 2009.

Director Emeritus

In January 2006, our Board appointed Dr. George P. Shultz, one of our former directors, to serve as Director Emeritus. As an advisor to our Board, Dr. Shultz may attend Board meetings, including meetings of the Audit Committee and the Nominating and Corporate Governance Committee, the committees on which he served prior to his retirement, in a non-voting capacity.

Board Composition, Leadership and Meetings

Independence of the Board of Directors

The NASDAQ listing rules require that a majority of the members of a listed company’s board of directors qualify as “independent” as affirmatively determined by our Board. In addition, our Board Guidelines require that a substantial majority of our Board consist of “independent” directors as defined by the Board Guidelines. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

After review of all relevant transactions and relationships between each director, and his or her family members, and us, our senior management and independent registered public accounting firm, our Board has determined that nine of our ten nominees for director are “independent” directors as specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines. Dr. Martin, our Chairman and Chief Executive Officer, is not an independent director.

Board Leadership Structure and Oversight of Risk

Dr. Martin, our Chief Executive Officer, has served as Chairman of the Board since May 2008. Our Board Guidelines provide that the independent directors will designate a lead independent director when the positions of Chairman and Chief Executive Officer are held by the same person. Dr. Cogan has served as the lead independent director since May 2013.

We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman. As set forth in the Lead Independent Director Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a routine basis to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning. As lead independent director, Dr. Cogan is a member of the Audit Committee and the Compensation Committee. In addition, Dr. Cogan conducts an annual self-assessment of the Board and committees of the Board to evaluate their effectiveness.

We believe there is a benefit to having Dr. Martin serve as both Chairman and Chief Executive Officer. Dr. Martin’s long tenure and knowledge of Gilead and our industry provide him unique insight into our business. In addition, in light of Dr. Martin’s experience navigating Gilead through periods of growth, including resulting from large acquisitions, our Board concluded that Gilead can more effectively execute its strategy and business plans to maximize stockholder value if Dr. Martin holds the positions of Chairman and Chief Executive Officer. Further, as the individual with primary responsibility and accountability for managing our day-to-day operations, he can provide unified leadership of Gilead and ensure that key business and strategic issues, risks and opportunities are brought to our Board’s attention in a way that prioritizes and makes best use of the Board’s time.

Our Audit Committee reviews risks associated with our financial and accounting systems, accounting policies and investment strategies, in addition to regulatory compliance and other matters that have significant elements of risk associated with them. In addition, our Audit Committee regularly meets in executive session and in private sessions with Gilead’s independent registered public accounting firm, internal audit and the Chief Financial Officer to discuss, among other things, risks to Gilead’s business. As discussed in more detail under “Executive Compensation – Risk Assessment of Compensation Programs” beginning on page 65, our Compensation Committee evaluates Gilead’s compensation policies and practices for its employees to help ensure that these policies and practices do not incentivize employees to take risks that are reasonably likely to have a material adverse effect on Gilead. Our Nominating and Corporate Governance Committee reviews our management of risks in areas such as regulatory, clinical trials, manufacturing, product promotion and human resources and meets periodically with senior employees of Gilead responsible for managing risk in these areas. Each of the committees periodically reports to the Board of Directors on its risk oversight activities. We do not believe our Board’s leadership structure adversely affects the Board’s ability to evaluate and manage risk.

The Lead Independent Director Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Sessions

As required under applicable NASDAQ listing rules, our independent directors meet in regularly scheduled executive sessions at which only they are present. Dr. Cogan, our lead independent director, presides over these executive sessions. Additionally, executive sessions may be convened by the lead independent director at his discretion and will be convened if requested by any other independent director.

Meetings of our Board of Directors and Board Committees; Attendance at Annual Meetings

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. All directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the year ended December 31, 2014. Current committee membership and the number of meetings of our full Board and committees held in 2014 are shown in the table below:

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan	Lead Independent Director	Member			Member
Etienne F. Davignon	Member			Member
Carla A. Hills	Member			Member
Kevin E. Lofton	Member	Member	Member
John W. Madigan	Member	Member	Chair
John C. Martin	Chair
Nicholas G. Moore	Member	Chair	Member
Richard J. Whitley	Member			Member	Chair
Gayle E. Wilson	Member			Chair	Member
Per Wold-Olsen	Member		Member		Member
Number of 2014 Meetings	4	9	5	4	2

Our Board expects our directors to attend our annual meetings of stockholders. Nine of our then-serving Board members attended our 2014 annual meeting of stockholders.

Committees of our Board of Directors

Our Board Guidelines require that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and at least one member of the Scientific Committee be “independent” directors as defined by the Board Guidelines.

Audit Committee

Our Board has determined that all members of our Audit Committee are “independent directors” under the criteria specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines, including the heightened independence standards under Exchange Act Rule 10A-3. Our Board has determined that Mr. Moore and Mr. Madigan are “audit committee financial experts,” as defined in applicable SEC rules.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, our Audit Committee performs several functions. Among other things, our Audit Committee:

•

is directly responsible for the selection, appointment, retention, compensation, oversight and, where appropriate, authorization of the replacement of the independent registered public accounting firm (the “auditors”), to perform all proposed audit, review and attest services, as well as permissible non-attest services;

•	evaluates the performance, independence and qualifications of the auditors;

•

reviews reports prepared by the auditors at least annually regarding the auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review or by any inquiry or investigation by governmental or professional authorities;

•	monitors the rotation of audit partners on our engagement team and the hiring of employees or former employees of the auditors;

•

meets with the auditors and our financial management to review the scope and cost of the proposed audit for the current year and the audit procedures to be utilized, and following the conclusion thereof, review the results of such audit, including any findings, comments or recommendations of the auditors;

•

discusses with the auditors and our financial and accounting personnel the periodic review of the scope, adequacy and effectiveness of our internal control over financial reporting, including the adequacy of the systems of reporting to our Audit Committee;

•	reviews the potential effect of regulatory and accounting developments on our financial statements and reports of significant reporting issues and judgments in our financial statements;

•	reviews and approves, in advance, or ratifies all related person transactions in accordance with applicable laws, SEC rules and NASDAQ requirements;

•	oversees the establishment and maintenance of disclosure controls and procedures;

•

reviews the proposed earnings releases and the financial statements to be included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, including the results of the annual audit and the results of the auditors’ review of our quarterly financial statements, prior to the filing of the Form 10-K or Form 10-Q with the SEC;

•	meets with internal audit management to review and approve the annual internal audit plan and budget and to review the results of internal audit activities; and

•

oversees our management of risks associated with financial and accounting systems, accounting policies, public reporting and investment strategies, including the periodic review with management of our efforts to identify and mitigate such risks.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters under the Complaint Procedure and Non-Retaliation Policy.

The Audit Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Compensation Committee

Our Board has determined that all members of our Compensation Committee are independent directors under the criteria specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines. The members of our Compensation Committee are “outside directors” as determined under Section 162(m) of the Internal Revenue Code and “non-employee directors” as determined under Rule 16b-3 under the Exchange Act.

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. These duties include:

•

taking any and all actions which may be taken by the Board with respect to the compensation level of our executive officers, including but not limited to the development of compensation policies and the review of compensation arrangements;

•

overseeing the administration and review of our compensation plans, including our 2004 Equity Incentive Plan, Employee Stock Purchase Plan, corporate bonus plan, deferred compensation program and our Internal Revenue Code Section 162(m) Executive Bonus Plan;

•	evaluating the performance of Dr. Martin, our Chief Executive Officer, and reviewing and approving his compensation, subject to ratification by the independent directors of the Board;

•	reviewing and approving the compensation arrangements for our other executive officers;

•	establishing the stock ownership guidelines applicable to executive officers and recommending stock ownership guidelines applicable to the non-employee Board members;

•	reviewing and discussing the “Compensation Discussion and Analysis” beginning on page 43;

•	reviewing the results of the most recent stockholder advisory vote on executive compensation and overseeing our submissions to shareholders on executive compensation matters; and

•	appointing, determining the compensation of and overseeing the independent compensation advisers retained by the Compensation Committee.

Our Compensation Committee operates pursuant to a charter that outlines its specific authority, duties and responsibilities. Our Compensation Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Our Compensation Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. Our Compensation Committee has retained Frederic W. Cook & Co. (“FWC”), a national compensation consulting firm, as its independent compensation consultant. FWC reports directly to our Compensation Committee and provides various executive compensation services to our Compensation Committee, including advising the Committee on the following matters:

•	the principal aspects of our Chief Executive Officer’s compensation;

•	evolving industry practices; and

•	providing market information and analyses regarding the competitiveness of our program design for both our executive officers and the non-employee Board members.

FWC provides consulting services solely to our Compensation Committee and does not provide any other services to Gilead.

Nominating and Corporate Governance Committee

Our Board has determined that all members of our Nominating and Corporate Governance Committee are independent directors under the criteria specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines.

Our Nominating and Corporate Governance Committee performs several functions. Among other things, our Nominating and Corporate Governance Committee:

•	develops and periodically reviews the desired qualifications of members of the Board and its committees;

•	determines the need for new directors and, as appropriate, leads the search for new individuals qualified to become members of the Board;

•	recommends director nominees to the Board to be presented for stockholder approval at the annual meeting of stockholders;

•	reviews the Board’s committee structure and recommends directors to serve as members and chairpersons of each committee for the Board’s approval;

•	determines on an annual basis the members of the Board who meet the independence requirements and members of the Audit Committee who meet the financial expert requirements;

•	reviews our corporate governance policies and practices and recommends new policies and changes to existing policies for the Board’s approval;

•	develops an annual self-evaluation process for the Board and its committees and, as appropriate, makes recommendations to the Board regarding its findings;

•	oversees our management of non-financial or non-compensation policies-related risks; and

•	reviews our political expenditure policies and expenditures, including payments to trade associations.

In identifying potential director nominees, the Nominating and Corporate Governance Committee considers Board candidates through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. In addition, our Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria.

Our Nominating and Corporate Governance Committee will also consider all factors it determines appropriate to meeting the needs of the Board at that particular time. According to the Board membership criteria established by our Nominating and Corporate Governance Committee, candidates nominated for election or reelection to the Board should possess the following qualifications:

•	the highest standards of personal and professional integrity;

•	the ability and judgment to serve the long-term interest of our stockholders;

•	experience and expertise relevant to our business and which will contribute to the overall effectiveness and diversity of the Board;

•	broad business and social perspective;

•	the ability to communicate openly with other directors, to meaningfully and civilly participate in the Board’s decision making process;

•

commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about our business, and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;

•	independence from any particular constituency; and

•	the ability and willingness to objectively appraise the performance of management.

It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. The Nominating and Corporate Governance Committee’s evaluation process for director nominees does not vary based on whether a candidate is recommended by a stockholder or the Board. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and all other information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The recommendation must be delivered to the Corporate Secretary prior to the applicable deadline described under question 15 in “Questions and Answers” above.

The Nominating and Corporate Governance Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Scientific Committee

Our Scientific Committee advises our Board regarding our research strategies, including providing strategic advice on our current and planned research programs and emerging science and technology issues and trends. The charter of our Scientific Committee is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. Our Corporate Secretary reviews all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not:

•	related to our business;

•	within the scope of our responsibility;

•	credible; or

•	material or potentially material.

If deemed an appropriate communication, the Corporate Secretary will submit the stockholder communication to the member of the Board addressed in the communication and to our lead independent director. We maintain a “Stockholders Communications with the Board” policy that outlines the applicable procedures and is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance”.

Code of Ethics

Our written Code of Ethics applies to all of our directors and employees, including our executive officers. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section. Changes to or waivers of the Code of Ethics will be disclosed on the same website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Ethics by disclosing such information on the same website.

Executive Officers

The names of our executive officers who are not also directors of Gilead and certain information about each of them as of March 27, 2015 are set forth below.

Gregg H. Alton, age 49, is our Executive Vice President, Corporate and Medical Affairs. Mr. Alton joined us in 1999, and served as General Counsel from 2000 to 2009, when he was appointed to his current position. In his current role, Mr. Alton is responsible for legal affairs, government affairs, medical affairs, public affairs and emerging market activities. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the boards of the AIDS Institute, BayBio, a San Francisco Bay Area life sciences industry organization, the Boys and Girls Clubs of Oakland and Celladon Corporation. He is also a member of the U.S. Government’s Industry Trade Advisory Committee on Intellectual Property Rights, the advisory board of UCSF Global Health Sciences and the Dean’s Advisory Council at Stanford Law School. Mr. Alton received a bachelor’s degree in legal studies from the University of California at Berkeley, and holds a JD from Stanford University.

Paul R. Carter, age 54, is our Executive Vice President, Commercial Operations. Mr. Carter joined us in 2006 and served as Senior Vice President of Gilead’s European commercial organization until 2014, when he was promoted to his current role. During that time, he managed the company’s expansion across Europe and into

Asia. In his current role, Mr. Carter is responsible for worldwide commercial operations. Prior to joining us, Mr. Carter spent 15 years in the pharmaceutical industry with GlaxoSmithKline (GSK) and its legacy companies. During his time with GSK, Mr. Carter gained increasing levels of senior experience as General Manager in Europe and later as a Regional Head of the International business in Asia. Mr. Carter holds a degree in Business Studies from the Ealing School of Business and Management (now merged into University of West London) and is a Fellow of the United Kingdom’s Chartered Institute of Management Accountants.

Norbert W. Bischofberger, Ph.D., age 59, is our Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Bischofberger joined Gilead in 1990 and has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining Gilead, Dr. Bischofberger was a Senior Scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his Ph.D. in Organic Chemistry at the Eidgenossische Technische Hochschule (ETH) in Zurich, Switzerland and performed postdoctoral research in steroid chemistry at Syntex. He also performed additional research in organic chemistry and applied enzymology in Professor George Whiteside’s lab at Harvard University in Cambridge, Massachusetts.

John F. Milligan, Ph.D., age 54, is our President and Chief Operating Officer. Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with Hoffmann-La Roche Ltd on Tamiflu®. In 2002, Dr. Milligan was appointed Chief Financial Officer. He was promoted to Chief Operating Officer in 2007 and President in 2008. Dr. Milligan is a member of the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization, and a Trustee of Ohio Wesleyan University. Dr. Milligan received his B.A. in chemistry from Ohio Wesleyan University and his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin L. Washington, age 52, is our Executive Vice President and Chief Financial Officer. Ms. Washington joined us in 2008 and oversees our finance, information technology and investor relations organizations. Prior to joining Gilead, Ms. Washington was Chief Financial Officer at Hyperion Solutions, which was acquired by Oracle Corporation in March 2007. She previously served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a member of the Board of Directors of Honeywell International, the Board of Directors of Salesforce.com and the Board of Visitors, Graziadio School of Business and Management, Pepperdine University. She is a certified public accountant and holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP during the fiscal year ended December 31, 2014 was compatible with maintaining their independence. Ernst & Young LLP has audited our financial statements since our inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Gilead and our stockholders.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the years ended December 31, 2014 and 2013 for the professional services described below are as follows:

	2014	2013
Audit Fees(1)	$5,235,000	$5,088,000
Audit-Related Fees(2)	$375,000	$158,000
Tax Fees(3)	$2,072,000	$1,765,000
All Other Fees(4)	$7,000	$7,000

Total	$7,689,000	$7,018,000

(1)

Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other statutory or regulatory filings or engagements. During 2013, these fees also included accounting consultation services related to our acquisition of YM BioSciences Inc.

(2)

Represents fees incurred for assurance and related services that are traditionally performed by Ernst & Young LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” During 2014, these fees also included accounting consultation services related to the issuance of various tranches of our senior unsecured notes in March and November of 2014. During both 2014 and 2013, audit-related fees also consisted of fees incurred in connection with specified procedures performed by Ernst & Young LLP in relation to user-defined reports.

(3)	Represents fees primarily incurred in connection with domestic and international tax compliance and tax consultation services.
(4)

During both 2014 and 2013, fees for other professional services were related to accessing Ernst & Young LLP’s online research database and statutory reporting services for our United Kingdom subsidiary.

All of the services described above were pre-approved by our Audit Committee.

Pre-Approval Policy and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm, and the policy prohibits the engagement of the independent registered public accounting firm for certain specified services. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of the independent registered public accounting firm for other services approved by our Audit Committee if there is a persuasive business reason for using the independent registered public accounting firm over other providers. The policy provides that as a general rule of thumb, the fees for these other services should be below 25% of total audit fees. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated by our Audit Committee to a member of the Audit Committee. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by the independent registered public accounting firm in the future.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

AMENDMENT TO THE GILEAD SCIENCES, INC. EMPLOYEE STOCK PURCHASE PLAN AND GILEAD SCIENCES, INC. INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

Stockholders are being asked to approve an amendment and restatement of the Gilead Sciences, Inc. Employee Stock Purchase Plan (the “Purchase Plan”) and an amendment and restatement of the Gilead Sciences, Inc. International Employee Stock Purchase Plan (the “International Plan”), collectively, the “Plans”. The Purchase Plan originally was adopted in 1991 and most recently was amended by our stockholders in 2007. In November 2009, our Board separated the International Plan from the Purchase Plan in order to provide greater administrative flexibility for non-U.S. employees. Although the Purchase Plan and the International Plan are separate plans, their terms are substantially similar and they share the same pool of authorized shares of our common stock (meaning that when a share of common stock is issued to an employee under one of the Plans, it reduces the number of shares available for issuance under either of the Plans).

On January 22, 2015, our Board of Directors approved changes to the Plans, subject to stockholder approval, which will:

•	increase the number of shares of common stock authorized and reserved for issuance under the Plans by an additional 12,000,000 shares; and

•	extend the term of each of the Plans for an additional ten years, until January 22, 2025 (collectively, the “January 2015 amendments”).

An aggregate of 2,951,628 shares remained available as of February 28, 2015 for purchase under the Plans, and the Plans were scheduled to expire on January 22, 2017, prior to giving effect to the foregoing amendments. Our Board believes that these amendments to the Plans are in the best interests of our company and our stockholders as they would enable employees to continue to purchase shares of our company, and thereby align our employees’ interests with those of our stockholders.

Stockholders are requested in this Proposal 3 to approve the Plans, as amended and restated, which are attached hereto as Appendix A and Appendix B. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Plans. Abstentions will be counted towards the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

Key Provisions

Purpose

The purpose of the Plans is to provide a means by which our employees and employees of any of our affiliates designated by our Board to participate in the Plans (and with respect to the International Plan, employees of designated affiliates and related entities in which our company has any kind of ownership interest who reside outside of the United States) may be given an opportunity to purchase our common stock, and to assist us in:

•	securing and retaining the services of new employees;

•	retaining the services of existing employees; and

•	providing incentives for such persons to exert maximum efforts for our success.

The rights to purchase common stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code (the “Code”). The International Plan is not maintained under Section 423(b) of the Code, and therefore, the rights to purchase common stock granted under the International Plan are not intended to qualify under Section 423(b) of the Code.

Administration

The Plans are administered by our Board, which has the final power to construe and interpret the Plans and the rights granted under them. Our Board has the power, subject to the provisions of the Plans, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any affiliate (defined in both the Purchase Plan and the International Plan as any parent or subsidiary of the company) or related entities (only for purposes of the International Plan) shall be eligible to participate in the Plans. Our Board has the power to delegate administration of the Plans to a committee of two or more Board members. Our Board may abolish any such committee at any time and revest in the Board the administration of the Plans. As used herein with respect to the Plans, “Board” refers to such committee as well as to our Board itself.

Offerings

The Plans are implemented by offerings of rights to all eligible employees from time to time by our Board. Such offerings have a duration not exceeding 27 months and may contain multiple purchase periods. Our offering period is currently 24 months.

Shares Subject to the Plans

After giving effect to the January 2015 amendments, an aggregate of 78,560,000 shares of common stock is authorized for issuance under the Plans, of which 63,608,372 shares had been issued under the Plans as of February 28, 2015, If rights granted under the Plans expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again become available for issuance under the Plans. As the Plans each use a common share pool, shares issued under the International Plan reduce the shares available for issuance under the Purchase Plan and shares issued under the Purchase Plan reduce the shares available for issuance under the International Plan.

As of February 28, 2015, we have outstanding 1,486,727,459 shares of our common stock. The additional 12,000,000 shares requested for the Plans represents approximately 0.81% of these outstanding shares. As of December 31, 2014, approximately 4,736 employees were eligible to participate in the Purchase Plan and 2,466 employees were eligible to participate in the International Plan. The closing price of a share of the Company’s common stock as of February 27, 2015 was $103.53 per share.

Eligibility

Generally, any person who is customarily employed at least 20 hours per week and five months per calendar year by us (or by any affiliate designated from time to time by our Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan. Rights under the International Plan may be granted only to an employee of an affiliate or related entity designated by the Board who resides outside the United States. For both Plans, employees must have been continuously employed for such period of time preceding the first day of the offering period as determined by our Board, which period must be in all cases less than two years. If, during the course of an offering, an employee satisfies the foregoing eligibility requirements, our Board may provide that such employee may participate in that offering.

Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Plans if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of us or of any affiliate (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all our employee stock purchase plans in any calendar year.

Participation in the Plans

An eligible employee becomes a participant in the relevant Plan by submitting an enrollment form to the company, in a form approved by the company, or if available in the employees’ jurisdiction, by accessing the third party administrator’s website and electronically enrolling within the time set forth in the offering. During such enrollment process, the employee shall authorize payroll deductions of up to 15% (or such lower percentage as our Board may determine for a particular offering) of such employee’s earnings (as defined in the relevant Plan) during the offering. To the extent required by applicable law, eligible employees may be permitted to contribute to the International Plan by means other than, or in addition to, payroll deductions.

Purchase Price

The purchase price per share at which shares are sold in offerings under the Plans cannot be less than the lower of (i) 85% of the fair market value of a share of common stock on the date of commencement of the offering period, or (ii) 85% of the fair market value of a share of common stock on the date of purchase.

Payment of Purchase Price; Payroll Deductions & Contributions

The purchase price of the shares is accumulated by payroll deductions (or contributions to the extent required for International Plan participants) over the purchase period. A participant may increase, reduce, or commence such payroll deductions or contributions after the beginning of any purchase period only as provided for in the offering. All payroll deductions or contributions made for a participant are credited to his or her account under the relevant Plan and deposited with our general funds, unless otherwise required by applicable foreign law. A participant may make additional payments into such account only if specifically provided for in the offering, and only if the participant has not had the maximum allowable amount withheld during the offering.

Purchase of Stock

By enrolling in the Purchase Plan or the International Plan, an employee is entitled to purchase shares under the relevant Plan. In connection with offerings made under the Plans, our Board may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such offering. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering were to exceed the maximum aggregate number, our Board would make a pro rata allocation of shares available in as nearly a uniform manner as equitable and practicable under the circumstances. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See “Withdrawal” below.

Withdrawal

A participant may withdraw from a given offering and terminate his or her payroll deductions by submitting a withdrawal notice to the company or, if made available by the company to employees in a particular jurisdiction, by accessing the third party administrator’s website and electronically electing to withdraw. Such withdrawal may be elected at any time prior to the end of the applicable purchase period. Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions or contributions (for employees under the International Plan) without interest (unless the terms of the offering specifically so provide), and such employee’s interest in the offering will be automatically terminated. An employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Purchase Plan, but the employee will be required to re-enroll in order to participate in subsequent offerings.

Transfers or Termination of Employment

Rights granted pursuant to any offering under the Plans terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to the employee all of his or her accumulated payroll deductions or contributions (for employees under the International Plan) under the offering, without interest unless the terms of the offering specifically so provide.

A participating employee who transfers employment from the company or any affiliate participating in the Purchase Plan to an affiliate or related entity participating in the International Plan will immediately cease to participate in the Purchase Plan. However, his or her accumulated payroll deductions for the purchase period in which such transfer occurs will be transferred to the International Plan, and such individual will immediately join the then current offering under the International Plan on the same terms and conditions in effect for his or her participation in the Purchase Plan, except for modifications required by applicable law. A participating employee who transfers employment from an affiliate or related entity participating in a current offering under the International Plan to the company or any other affiliate participating in the Purchase Plan will remain a participant of the International Plan until the earlier of (i) the end of the current offering period under the International Plan or (ii) the start date of the first offering under the Purchase Plan in which he or she participates following such transfer.

Restrictions on Transfer

Rights granted under the Purchase Plan are not transferable by a participant other than by will and the laws of descent and distribution, or for Purchase Plan participants by a beneficiary designation, and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

Our Board may suspend or terminate the Plans at any time. Unless terminated earlier, each of the Plans, as amended, will terminate on January 22, 2025. Prior to giving effect to the January 2015 amendments, the Plans were scheduled to expire on January 22, 2017.

Our Board may amend the Plans at any time. Any amendment of either Plan must be approved by the stockholders within 12 months of its adoption by our Board to the extent such amendment requires stockholder approval in order to (i) increase the total number of shares reserved for issuance and sale in the aggregate under the Plans, (ii) modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to maintain employee stock purchase plan treatment under Section 423 of the Code (for the Purchase Plan) or to comply with applicable NASDAQ or securities exchange listing requirements), or (iii) modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to maintain employee stock purchase plan treatment under Section 423 of the Code (for the Purchase Plan) or to comply with any applicable NASDAQ or securities listing requirements. Subject to the foregoing limitations, our Board retains the authority to re-combine the Plans into a single plan.

Rights granted before amendment or termination of the Plans will not be materially or adversely altered or impaired by any amendment or termination of the Plans without consent of the person to whom such rights were granted except as necessary to comply with applicable laws or governmental regulations, or to ensure that the rights granted comply with the requirements of Section 423 of the Code (for purposes of the Purchase Plan only).

Adjustments upon Changes in Stock

In the event of a dissolution, liquidation, specified type of merger of us or certain other capital reorganizations, then, as determined by our Board in its sole discretion (i) any surviving corporation may assume outstanding rights or substitute similar rights for those outstanding under the Plans, (ii) such rights may continue in full force and effect or (iii) participants’ accumulated payroll deductions or contributions (for employees under the International Plan) may be used to purchase common stock immediately prior to the transaction described above and the participants’ rights under the ongoing offering terminated.

Plan Benefits

Future benefits under the Plans are not currently determinable, as they will depend on the actual purchase price of our shares of common stock in future offering periods, the market value of the our common stock on various future dates, the amount of contributions eligible employees elect to make under the Plans, and similar factors.

Pursuant to SEC rules, the following table sets forth the number of shares purchased under the Plans through February 13, 2015 (the most recent purchase date).

Name and Position	Number of Shares
John C. Martin, Chief Executive Officer	475,500
Robin L. Washington, Executive Vice President and Chief Financial Officer	8,184
John F. Milligan, President and Chief Operating Officer	235,340
Norbert W. Bischofberger, Executive Vice President, Research and Development and Chief Scientific Officer	459,148
Gregg Alton, Executive Vice President, Corporate and Medical Affairs	62,060
All current executive officers as a group	1,252,520
All non-employee directors as a group	0
All employees as a group (excluding executive officers)	62,355,852

Federal Income Tax Information

The following summary briefly describes U.S. federal income tax consequences of rights under the Purchase Plan, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Plans should consult their own professional tax advisors concerning tax aspects of rights under the Plans. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. Accordingly, this summary does not describe any tax consequences of rights under the International Plan.

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. No other income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

If the stock purchased in an offering is sold (or otherwise disposed of) more than two years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price and (ii) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term or mid-term capital gain or loss depending on how long the stock has been held.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be long-term, mid-term or short-term depending on how long the stock has been held.

There are no U.S. federal income tax consequences to us by reason of the grant or exercise of rights under the Purchase Plan. We are entitled to a deduction to the extent amounts realized from a disposition of stock are taxed as ordinary income to a participant, subject to the requirement of reasonableness and the satisfaction of any tax reporting obligation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Based upon a vote of stockholders at the 2011 annual meeting of stockholders, following our Board’s recommendation for an annual advisory vote to approve the compensation of the Named Executive Officers, we are providing stockholders with an advisory vote on executive compensation. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

2014 Financial Highlights

In 2014, our executive officers continued our focused efforts to identify, develop and deliver best-in-class drugs that advance the current standard of care and address unmet medical needs. Their operational achievements, which include the approval and launch of new products and advancement in our product pipeline, enhance our business and create and sustain long-term value.

Along with our operational achievements, we had strong financial performance across all of our therapeutic areas, with total product sales increasing 127% to $24.5 billion.

	2014(1)	2013(1)	% Change
Antiviral Products	$22.8	$9.3	144%
HCV	$12.4	$0.14	NA
HIV and Other Antiviral	$10.4	$9.2	13%
Other Products(2)	$1.7	$1.5	15%
Total Net Product Revenues	$24.5	$10.8	127%

(1)	Net product revenue figures expressed in billions.
(2)	Other products comprised primarily of our cardiopulmonary products.

Three-Year TSR was 66%, the Highest of our Compensation Peer Group

The continued focus of our executive officers to deliver against long-term business strategy contributed significantly to our significant stock price appreciation. Our three-year total shareholder return (“TSR”) was 66% on a compound annual growth basis, which is the highest of our peer group. In 2014, our one-year TSR was 26%, a strong return following a year of remarkable growth in 2013 with a TSR of 105%. For specific 2014 corporate achievements, please see the business highlights under “Compensation Discussion and Analysis” beginning on page 43.

Pay for Performance Philosophy

The core objective of our executive officer compensation program is to align pay and performance. Performance-based compensation, particularly long-term equity incentive awards, has historically been the largest component of our total direct compensation opportunities for our executive officers. In 2014, the compensation mix for the Named Executive Officers was awarded in the form of approximately 13% base salary, 23% target annual bonus opportunity and 64% target equity awards (based on grant-date fair value). We believe this mix is appropriate because the executive officers should focus their efforts on long-term corporate results. By aligning the majority of their compensation with our absolute and relative TSR performance, the Named Executive Officers realize less value from this pay component when our TSR does not perform well and more value when our TSR does perform well. By aligning the majority of their compensation with our company’s performance, our executive officers realize less value from this pay component when our stock does not perform well and more value when our stock performs well.

Receptive to Stockholder Feedback

During 2014, we contacted our top 50 stockholders to gain valuable insights into the governance issues about which they care most. The stockholders with whom we spoke did not raise any specific questions or concerns with respect to our executive compensation program or any compensation-related policies or practices. At the 2014 annual meeting of stockholders, our stockholders approved the compensation of the Named Executive Officers with approximately 98% of the votes cast in favor of our executive compensation program.

Following our 2014 annual meeting of stockholders, our Compensation Committee carefully reviewed the results of the stockholder advisory vote. Our Compensation Committee did not change our executive compensation program based on the results of the 2014 stockholder advisory vote and the Committee’s strong belief that our policies and practices are effective in ensuring that we pay for performance over the long-term, which directly aligns to delivering sustained corporate growth.

Our Compensation Committee closely evaluates our company performance and compensation programs and will continue to take action to ensure that our compensation programs are aligned with our long-term performance and stockholder interests. Stockholders may express their views directly to our Compensation Committee as described in our “Stockholders Communications with the Board” policy available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Resolution

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the Named Executive Officers in this proxy statement:

“RESOLVED, that Gilead’s stockholders hereby approve the compensation paid to Gilead’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS TO PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT

James McRitchie has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. We have been notified that Mr. McRitchie has continuously held 200 shares of our common stock since August 24, 2010. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. McRitchie to the stockholders for approval is as follows:

Stockholder Supporting Statement

Proposal 5 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. A shareholder right to act by written consent is one method to equalize our limited provision for shareholders to call a special meeting. For instance it takes 20% of Gilead shareholders to call a special meeting when Delaware law allows 10% of shareholders. This proposal topic won 47% support at our 2014 annual meeting.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholders to act by written consent.

Please vote to protect shareholder value:

Right to Act by Written Consent – Proposal 5

Our Board Recommends a Vote AGAINST This Proposal

Our Board carefully considered the advisory vote to implement written consent in 2012, 2013 and 2014 and concluded that our stockholders are best served by holding meetings whereby all stockholders are provided with notice of the meeting, may discuss the proposed actions and vote their shares. This view is in accord with our stockholders who cast the majority of votes against this proposal at our 2013 and 2014 annual meetings of stockholders. Our Board continues to believe that the governance mechanisms discussed above are superior to this proposal in terms of giving our stockholders meaningful access to our company. Stockholder meetings provide stockholders with a much more meaningful way to participate in proposed actions and facilitate a more rigorous and careful consideration of proposed actions by both the Board and the stockholders.

Unlike meetings of stockholders, action by written consent would result in certain stockholders being denied the ability to be informed about, vote on or otherwise have a say on proposed stockholder actions. Action by written consent would enable a bare majority of stockholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other stockholders. Smaller stockholders, in particular, may be disenfranchised in a consent solicitation. In addition, action by written consent eliminates the need for notice to be given to stockholders about a proposed action, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny these stockholders the ability to determine whether to exercise their rights, such as by expressing their views as to the merits of the proposal, encouraging the Board to reconsider the matter and voting on the proposed action. Our Board, therefore, believes that this proposal could adversely affect the conduct of stockholder business by resulting in certain stockholders taking action that otherwise would not have been taken if all of our stockholders were informed about and afforded the opportunity to discuss, debate and vote on the matter.

Adoption of this proposal is unnecessary because our Board has already taken a number of significant steps to ensure accountability to stockholders. For example:

•

At the 2012 annual meeting of stockholders, our stockholders voted to request that our Board take steps to redeem Gilead’s rights plan or “poison pill” unless the plan is subject to a stockholder vote. In September 2012, after taking into consideration the vote of our stockholders, our Board adopted an amendment that terminated Gilead’s rights plan, effective immediately.

•

We permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders. There is no limitation on the timing or agenda of a special meeting called by stockholders. In addition, our stockholders may propose any proper matter for a vote at our annual meeting.

•	We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws.

•	Our director nominees are elected annually by majority voting in uncontested elections.

•	A substantial majority of our directors (nine out of the ten director nominees) are independent.

•	We only have one class of stock with equal voting provisions.

Our Board believes that adoption of this proposal would significantly disenfranchise a large proportion of our stockholders and is not necessary given other accountability mechanisms that our Board has adopted. Our Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Gilead or its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

PROPOSAL 6

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR

John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously held 150 shares of our common stock since July 1, 2012. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. Chevedden to the stockholders for approval is as follows:

Stockholder Supporting Statement

Proposal 6 – Independent Board Chairman

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is of additional importance for Gilead Sciences because Lead Director John Cogan seems to have less than the best qualifications. GMI Ratings, an independent investment research firm, said Mr. Cogan was negatively flagged due to his involvement with the Monaco Coach Corporation bankruptcy.

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

GMI Ratings, an independent research firm, reported $168 million in 2013 Total Realized Pay for John Martin while shareholders had a 10% potential stock dilution. Unvested equity pay would not lapse under CEO termination. John Madigan (age 76) chaired our executive pay committee.

Carla Anderson Hills, on our nomination committee at age 80, was negatively flagged by GMI due to the significant losses of shareholder value at Time Warner, Lucent Technologies and American International Group during her tenure as a director. Etienne Davignon (age 81) had 24 years long-tenure which detracts from independence. Not one independent director has expertise in risk management based on GMI’s standards. GMI said our company has not implemented OSHAS 18001 as its occupational health and safety management system.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman – Proposal 6

Our Board Recommends a Vote AGAINST This Proposal

In 2013 and 2014, our Board carefully considered the stockholder proposal requesting that our Board adopt a policy that the Chairman of the Board be an independent director. Our Board continues to believe that stockholder interests are best served when the Board has the flexibility to determine the best person to serve as

Chairman, whether that person is an independent director, the Chief Executive Officer or another person, and recommends a vote AGAINST this proposal. This view is in accord with our stockholders who cast the majority of votes against this proposal at our 2013 and 2014 annual meetings of stockholders.

Flexibility to set Gilead’s Chairman and board leadership structure as our Board deems appropriate based on the circumstances at the time permits our Board to choose a leadership structure that can be tailored to the strengths of Gilead’s officers and directors and best addresses Gilead’s evolving and highly complex business. Departing from Gilead’s current policy of permitting a non-independent director to serve as Chairman where our Board determines that such an arrangement is in Gilead’s best interests would hamper our Board’s ability to select the director it believes is best suited to serve as Chairman based on the circumstances at the time.

Our Board believes that it is currently in the best interests of Gilead and its stockholders for Dr. Martin to serve as both Chief Executive Officer and Chairman. Our Board believes the robust role of the lead independent director and Gilead’s other strong corporate governance policies and practices provides an appropriate balance in Gilead’s leadership and effective oversight of management. Moreover, our Board’s approach to this issue is consistent with that of most large, publicly-traded companies in the United States: only 28% of companies in the S&P 500 have an independent chairman, according to the Spencer Stuart 2014 Board Index.

Dr. Martin’s long tenure and knowledge of Gilead and our industry provide him unique insight into our business. In addition, in light of Dr. Martin’s experience navigating Gilead through periods of growth, including growth resulting from large acquisitions, our Board concluded that Gilead can more effectively execute its strategy and business plans to maximize stockholder value if Dr. Martin holds the positions of Chief Executive Officer and Chairman. Further, as the individual with primary responsibility and accountability for managing our day-to-day operations, Dr. Martin can provide unified leadership of Gilead and ensure that key business and strategic issues, risks and opportunities are brought to our Board’s attention in a way that prioritizes and makes best use of the Board’s time.

Dr. Martin’s selection as our Chairman is counterbalanced by the following features of Gilead’s corporate governance structure:

•

Lead independent director. Our Board Guidelines provide that where the Chairman is also the Chief Executive Officer, the independent directors will appoint a lead independent director to coordinate their efforts and activities. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman, ensuring a strong, independent and active Board of Directors. As set forth in the Lead Independent Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a regular basis, to review and discuss, among other things, Gilead’s strategy, performance, management effectiveness and succession planning at every regularly scheduled Board meeting and as determined by the independent directors.

•	Substantial majority of our directors are independent. Currently, nine out of the ten director nominees are independent.

•

Fully-independent Board committees. All members of the key Board committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee – are “independent” in accordance with or as defined in the rules adopted by the SEC and NASDAQ and Gilead’s own Board Guidelines. This ensures that oversight of critical matters such as the integrity of our financial statements, the compensation of our executive officers, the selection and evaluation of directors and the development of corporate governance principles is entrusted to independent directors.

•

Established corporate governance guidelines. We maintain strong corporate governance policies and practices. Information regarding our corporate governance initiatives, including our Board Guidelines and the charter for each Board committee, can be found on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

We believe our strong corporate governance policies and practices, including the substantial percentage of independent directors on our Board, as well as the robust duties of our lead independent director, empower our independent directors to effectively oversee our management – including the performance of our Chief Executive Officer – and provide an effective and appropriately balanced board governance structure. We believe that the interests of our stockholders will be best served by maintaining our Board’s flexibility in determining the board leadership structure that is best suited to the needs of Gilead at any particular time.

Our Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Gilead or its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

PROPOSAL 7

STOCKHOLDER PROPOSAL REQUESTING THAT GILEAD ISSUE AN ANNUAL SUSTAINABILITY REPORT

Trillium Asset Management, Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111, on behalf of, and pursuant to written authorization from, Shan Crockett and The Sierra Club Foundation, has submitted a stockholder proposal for consideration at the Annual Meeting. We have been notified that Mr. Crockett and the Sierra Club Foundation have continuously held 173 and 339 shares of our common stock, respectively, since at least September 30, 2013. Friends Fiduciary Corporation, 1650 Arch Street, Suite 1904 Philadelphia, PA 19103, and Mount St. Scholastica Benedictine Sisters, 801 South Street 8th Street, Atchison, KS 66002, are co-filers to the stockholder proposal. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by the proponents to the stockholders for approval is as follows:

Stockholder Supporting Statement

RESOLVED:

Shareholders request Gilead issue an annual sustainability report. The report should be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by June 2015.

WHEREAS:

Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities. ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure.

The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of academic studies found 89% of studies demonstrated that companies with high ESG ratings also show market-based outperformance, and 85% of the studies indicated that these companies experienced accounting-based outperformance.

The majority of large corporations recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report. In contrast, Gilead does not publish any sustainability metrics while industry peers like Amgen, Celgene, and Biogen Idec have identified relevant ESG factors and address them through sustainability reports.

The effects of climate change could substantially impact a company’s business operations, revenue, or expenditure. Similarly, Gilead acknowledges in its 10-K that “we believe that our primary risk related to climate change is increased energy costs.” However, Gilead’s response to date on how it is managing climate related risks and opportunities falls short. Gilead declined to participate in the 2014 Carbon Disclosure Project (CDP) and has not publicly set carbon emissions reductions.

Investors with $92 trillion in assets have supported the CDP which received responses from 81% of companies in the Global 500 in 2013. Presently, 60 percent of Fortune 100 companies have greenhouse gas (GHG) reduction commitments, renewable energy commitments, or both. A report published by WWF, CDP, and McKinsey & Company, The 3% Solution: Driving Profits through Carbon Reduction, found that companies with GHG targets achieved an average of 9% better return on investment than companies without targets.

More than 1,200 institutional investors managing more than $33 trillion have joined The Principles for Responsible Investment (UNPRI), acknowledging that ESG issues can affect the performance of investment portfolios. Some of Gilead’s largest shareholders are UNPRI signatories. Consistent with fiduciary duties, signatories publicly commit to seek corporate ESG disclosure and incorporate it into investment analysis and decision-making processes.

We believe a company report substantially implementing this shareholder proposal would address relevant ESG policies and practices; and should include quantitative and time-bound goals on topics such as, for example: GHG emissions, water use management, waste minimization, energy efficiency, and other relevant environmental and social impacts. We recommend Gilead consider using the GRI Sustainability Reporting Guidelines to prepare the report.

Our Board Recommends a Vote AGAINST This Proposal

Our Board carefully considered the stockholder proposal and does not believe the production of the type of annual sustainability report described in the proposal would be a productive use of corporate resources or in the best interest of Gilead or its stockholders.

At Gilead, we strive to conduct our business in an ethical and socially responsible manner. We have devoted substantial resources to employing sustainable business practices and have evaluated our current level of environmental impact. We have identified and implemented ways to reduce our energy consumption. For example, we have established employee commuter programs, evaluated and upgraded the energy efficiency of our existing buildings and installed low-flow water fixtures and drought tolerant landscaping. We have also implemented proactive programs to minimize the production of hazardous materials and to reduce the risk of accidental environmental contamination and worker injury. We regularly consider environmental issues and continue to develop and improve our sustainability and environmental practices.

Notwithstanding our commitment to sustainability, we believe that preparing and issuing a formal report of the type requested in the proposal would require substantial time and expense without significant benefit to our stockholders. While our Board recognizes the importance of addressing environmental, social and governance considerations, we are frequently asked by interest groups to prepare reports and disclose information in various formats and levels of detail related to issues of importance to them. Compiling this information is expensive and time consuming and directs corporate resources away from activities that build stockholder value. Our Board also believes that the preparation of the report would not cause us to modify our commitment to environmental responsibility. For the foregoing reasons, the report would not be beneficial to our stockholders or to the goal of enhanced sustainability. The Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Gilead or its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 7.

PROPOSAL 8

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD REPORT ON CERTAIN RISKS TO GILEAD FROM RISING PRESSURE TO CONTAIN U.S. SPECIALTY DRUG PRICES

UAW Retiree Medical Benefits Trust (the “Trust”) has submitted a stockholder proposal for consideration at the Annual Meeting. The Trust’s address is 110 Miller Avenue, Suite 100, Ann Arbor, MI 48104. We have been notified that the Trust holds 533,191 shares of our common stock and has held at least $2,000 in value of our common stock since November 14, 2013. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by the Trust to the stockholders for approval is as follows:

Stockholder Supporting Statement

RESOLVED, that shareholders of Gilead Sciences (“Gilead”) ask the Board of Directors to report to shareholders by December 31, 2015, at reasonable cost and omitting confidential or proprietary information, on the risks to Gilead from rising pressure to contain U.S. specialty drug prices. Specialty drugs, as defined by the Center for Medicare and Medicaid Services, are those that cost more than $600 per month. The report should address Gilead’s response, if any, to risks created by:

•

The relationship between Gilead’s specialty drug prices and each of clinical benefit, patient access, the efficacy and price of alternative therapies, drug development costs and the proportion of those costs borne by academic institutions or the government;

•	Price disparities between the U.S. and other countries and public concern that U.S. patients and payers are shouldering an excessive proportion of the cost burden;

•	Price sensitivity of prescribers, payers and patients; and

•	The possibility that pharmacoeconomics techniques such as cost-effectiveness studies will be relied on more by payers in making specialty drug reimbursement decisions.

Supporting Statement

A vigorous national debate has recently begun, spurred by the launch of Gilead’s hepatitis C drug Sovaldi, regarding appropriate pricing of specialty drugs and the impact of specialty drug costs on patient access and the health care system. Growth in U.S. spending on specialty drugs is expected to dwarf growth in overall prescription drug spending in coming years. (See, e.g., Express Scripts Lab, 2013 Drug Trend Report, at 40, 47 (available at http://lab.express-scripts.com/~/media/7f14884da6ef434dbf30abd82dd7e655.ashx)

Sovaldi’s $84,000 price tag has led to scrutiny from payers and legislators and a barrage of negative media attention. A 2014 The New York Times column observed, “A Washington advocacy effort has sprung up overnight, largely devoted to objecting to the cost of this one medication, Sovaldi.” (http://www.nytimes.com/2014/08/03/upshot/is-a-1000-pill-really-too-much.html?abt=002&abg=0) We are concerned that the high price of Sovaldi (and combination drug Harvoni which includes Sovaldi) exposes Gilead to financial and reputational risks.

Sovaldi’s price has led payers to restrict patient access. Some state Medicaid programs, including Oregon, have imposed disease severity requirements or made continuation of coverage dependent on early viral response. Only one Canadian province has included Sovaldi on its formulary, and the EU member states have agreed, for the first time, to share pricing information on Sovaldi. (http://blogs.wsj.com/pharmalot/2014/07/11/gilead-faces-new-pressure-from-u-s-senators-europe-over-hep-c-pricing)

Sovaldi has focused Congress’ attention on drug pricing. The U.S. Senate Finance Committee is investigating “issues related to Sovaldi and Gilead’s pricing of the drug,” stating that the “price appears to be higher than expected given the costs of development and production and the steep discounts offered in other countries.” (http://www.finance.senate.gov/imo/media/doc/Wyden-Grassley%20Document%20Request%20to% 20Gilead%207-11-141.pdf)

Government payers in numerous non-US markets base reimbursement decisions at least in part on a pharmacoeconomic evaluation of the relative values of therapies based on cost and outcome. (See http://www.amcp.org/WorkArea/DownloadAsset.aspx?id=13217) Several clinical groups, including the American Society of Clinical Oncology, have proposed developing such assessments to guide physician decision making. (https://hbr.org/2014/11/we-need-more-transparency-on-the-cost-of-specialty-drugs/)

The report requested in this proposal would allow shareholders to better evaluate the risks associated with Gilead’s approach to specialty drug pricing.

Our Board Recommends a Vote AGAINST This Proposal

Our Board carefully considered the stockholder proposal and does not believe the production of the type of report described in the proposal would be a productive use of corporate resources or in the best interest of Gilead or its stockholders.

Sovaldi® and Harvoni® represent breakthrough therapies for individuals infected with the hepatitis C virus (“HCV”), providing unprecedented cure rates and a shortened course of therapy with substantially fewer side effects compared to the previous standard of care. Consistent with standard industry practice, we have priced Sovaldi and Harvoni in line with the existing standard of care at the time of product launch, despite the products’ significant advances over prior regimens. In April 2014, we disclosed the pricing of Sovaldi, along with information regarding patient access to the drug, in a policy position statement, available on our website at http://www.gilead.com/~/media/Files/pdfs/Policy-Perspectives/Patient-Access-to-SOF-for-HCV-4-28-14.pdf.

As disclosed in the policy statement, we are committed to increasing access to our medicines for people who can benefit from them, regardless of where they live or their ability to pay. In the United States, we maintain comprehensive patient support programs designed to support patient access to our medications, including Sovaldi and Harvoni. To reduce financial barriers to access for our products, we have invested in several financial support programs by providing copay coupons to subsidize the out of pocket costs for patients with commercial insurance. In addition, certain uninsured or underinsured patients may be eligible for free product through Gilead’s patient assistance program. Finally, for our HCV products, we make arms-length donations to non-profit patient assistance foundations to help provide access to HCV treatment.

Under our Access Program, established in 2003, certain of our products, including products for the treatment of HIV, chronic HBV and visceral leishmaniasis, are available in more than 125 countries at substantially reduced prices. We have partnered with India-based companies to expand access to generic versions of our HIV medications in the least-developed countries of the world. In 2014, we expanded our access efforts in HCV by granting eight India-based companies licenses to manufacture generic versions of Sovaldi and Harvoni. The agreements cover 91 developing countries. We also granted the Medicines Patent Pool the right to grant sublicenses to generic versions of our HIV, HCV and HBV medicines and product candidates, including tenofovir alafenamide, to generic pharmaceutical manufacturers in India for distribution in 112 developing countries. At the same time, we worked directly with governments to make Sovaldi available in certain countries with especially high disease burdens, including Egypt, which has one of the highest rates of HCV infection in the world.

Notwithstanding our commitment to transparency in pricing Sovaldi and Harvoni and expanding patient access in the United States and globally, we believe that preparing and issuing a formal report of the type requested in the proposal would require substantial time and expense. For the foregoing reasons, our Board believes the preparation of the report is not necessary and would not be beneficial to our stockholders. Our Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Gilead or its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 8.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program and the 2014 executive compensation decisions of the Compensation Committee of our Board of Directors (our “Compensation Committee”) for:

•	John C. Martin, our Chief Executive Officer and the Chairman of our Board of Directors (our “Chief Executive Officer”);

•	John F. Milligan, our President and Chief Operating Officer;

•	Norbert W. Bischofberger, our Executive Vice President, Research and Development and Chief Scientific Officer;

•	Gregg H. Alton, our Executive Vice President, Corporate and Medical Affairs; and

•	Robin L. Washington, our Executive Vice President and Chief Financial Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”

We also provide a summary of our business operations and financial achievements for 2014, an overview of our executive compensation program and policies, and a description of the overall objectives of the program and how our Compensation Committee assessed performance in determining the specific compensation awards to the Named Executive Officers during 2014.

Executive Summary

We are a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. We strive to transform and simplify care for people with life-threatening illnesses around the world. Our primary areas of focus include HIV, liver diseases, such as chronic hepatitis C virus (“HCV”) infection and chronic hepatitis B virus (“HBV”) infection, oncology and inflammation, and serious cardiovascular and respiratory conditions. We have 19 marketed products and operations in more than 30 countries worldwide, with headquarters in Foster City, California. We invest heavily in our product pipeline, through internal discovery and development programs as well as through a product acquisition and in-licensing strategy. The commercial and financial realization of our investments takes time to mature, as our business faces multi-year development cycles.

While our strategic focus is on long-term product development and commercialization, we measure our performance not only by successful launches of new products, but also by evaluating our performance across a range of goals that align with our long-term strategy. Our commitment to building and sustaining long-term growth is dependent on our ability to expand our product pipeline and therapeutic areas. For this reason, our executive compensation program is designed to reinforce our executives’ commitment to deliver growth.

An example of how our investments in the past have resulted in our current growth is our $11 billion acquisition of Pharmasset, Inc. in January 2012. Through the acquisition, we acquired sofosbuvir, a compound for the treatment of patients with HCV, and advanced the compound in clinical trials, leading to U.S regulatory approval in December 2013 and E.U. approval in January 2014. Sofosbuvir, now known commercially as Sovaldi®, has significantly improved the standard of care for certain patients with HCV. In 2014, we also received approval for the fixed-dose combination of ledipasvir and sofosbuvir, now known commercially as Harvoni®. This transaction required a significant financial investment; however, after a multi-year development cycle, we began to recognize the positive outcomes of our long-term strategy. This is demonstrated by the strong stock price appreciation beginning in 2013 and significant revenue growth in 2014.

(1)	Reflects stock price as of December 31 for relevant year. All share amounts have been adjusted retroactively to reflect the two-for-one stock split effective January 25, 2013.

We continue to drive long-term growth in shareholder value compared to our compensation peer group (discussed below under “Use of Market Data”). Over the long-term and in more recent years, we continued to realize many of the benefits from the earlier investments we made in our business. Our ten-year, five-year and three-year total shareholder return (“TSR”) far exceeded those of our peer group. Our three-year TSR was 66% on a compound annual growth basis, which is the highest of our peer group. In 2014, our one-year TSR was 26%, a strong return following a year of remarkable growth in 2013 with a TSR of 105%.

2014 Performance Highlights Affecting Our Executive Compensation Decisions

During 2014, we continued our focused efforts to identify, develop and deliver best-in-class drugs that advance the current standard of care and address unmet medical needs. The many accomplishments of the past year are examples of our work to enhance our business and create and sustain long-term value. Highlights of our 2014 achievements include:

•

Launch of Harvoni (ledipasvir/sofosbuvir), the first once-daily single tablet regimen for the treatment of patients infected with genotype 1 HCV, the most prevalent genotype in the United States, after receiving approval from the U.S. Food and Drug Administration (“FDA”) and the European Commission. Harvoni represents a significant improvement in the treatment paradigm for many patients with HCV as it provides very high cure rates in as few as eight weeks and has eliminated the need for interferon and ribavirin, which can be challenging to take and tolerate.

•	Launch of Sovaldi, a once-daily oral regimen for the treatment of HCV taken as a component of a combination antiviral treatment regimen with ribavirin or interferon, in Europe.

•

Launch of Zydelig®, a first-in-class oral tablet for the treatment of follicular lymphoma, small lymphocytic lymphoma and chronic lymphocytic leukemia, after receiving FDA approval in July 2014 and European Commission approval in September 2014. Zydelig represents our first commercial product in Oncology.

•

Submission of U.S. and E.U. marketing applications for a once-daily single tablet regimen containing tenofovir alafenamide (“TAF”), elvitegravir, cobicistat and emtricitabine (“E/C/F/TAF”) for the treatment of HIV infection. The marketing application represents our most comprehensive HIV filing to date. If approved, this will be our fourth single tablet regimen for the treatment of HIV and the first single tablet regimen containing TAF.

•

Submission of a marketing application to Japan’s Pharmaceutical and Medical Devices Agency for sofosbuvir and the once-daily single tablet regimen of ledipasvir/sofosbuvir for the treatment of genotype 1 HCV infection.

•	Advancement of the clinical development of the fixed-dose combination of sofosbuvir and GS-5816 as an oral pan-genotypic therapy for the treatment of HCV infection to Phase 3 clinical trials.

•

Receipt of FDA approval for once-daily Tybost®, a pharmacokinetic enhancer that boosts blood levels of certain HIV medicines and Vitekta®, an integrase inhibitor for the treatment of HIV-1 infection in adults without known mutations associated with resistance to elvitegravir.

•

Expansion of access to our HIV and HCV medications in the most resource-limited parts of the world, where HIV and HCV are most prevalent; signed non-exclusive license agreements with Indian generic companies to manufacture Sovaldi and Harvoni for distribution in 91 developing countries and announced an agreement with the Medicines Patent Pool which would allow the manufacturing and distribution of generic versions of products containing TAF in 112 developing countries, subject to regulatory approval.

•

Entry into an agreement with Phenex Pharmaceuticals AG (“Phenex”) under which we acquired Phenex’s Farnesoid X Receptor (“FXR”) program comprised of small molecule FXR agonists for the treatment of liver diseases, including nonalcoholic steatohepatitis (“NASH”).

•

Entry into an exclusive license agreement with ONO Pharmaceutical Co., Ltd. (“ONO”), or the development and commercialization of ONO’soral Bruton’s tyrosine kinase inhibitor for the treatment of B-cell malignancies and other diseases.

•	Advancement of our pipeline programs across therapeutic areas, with more than 225 active clinical studies at the end of 2014, of which 54 were Phase 3 clinical studies.

Along with our operational achievements, our financial results exceeded our objectives for 2014. We experienced strong financial performance across all of our therapeutic areas, with total product sales increasing 127% to $24.5 billion.

	2014(1)	2013(1)	% Change
Antiviral Products	$22.8	$9.3	144%
HCV	$12.4	$0.14	NA
HIV and Other Antiviral	$10.4	$9.2	13%
Other Products(2)	$1.7	$1.5	15%
Total Net Product Revenues	$24.5	$10.8	127%

(1)	Net product revenue figures expressed in billions.
(2)	Other products comprised primarily of our cardiopulmonary products.

2014 Executive Compensation Highlights

Consistent with our outstanding TSR performance and financial and operational successes, our Compensation Committee took the following actions with respect to the 2014 compensation of the Named Executive Officers:

•

Base Salary. Our Compensation Committee approved base salary increases of 5% for our Chief Executive Officer, 10% for our Chief Financial Officer in connection with her promotion to Executive Vice President and between 6.3% and 6.7% for the other Named Executive Officers. Our Compensation Committee approved these increases to reward the strong individual performance of each of the Named Executive Officers and to maintain an appropriate balance in their compensation mix between cash and equity.

•

Annual Bonus. Our Compensation Committee approved an increase in the target annual bonus for 2014, expressed as a percentage of base salary, for our Chief Executive Officer from 150% to 155% in consideration of the practices of the companies in our compensation peer group, and for our Chief Financial Officer from 55% to 80% in connection with her promotion to Executive Vice President. After the end of 2014, our Compensation Committee determined that corporate performance objectives, which accounted for 100% of our Chief Executive Officer’s annual bonus and 75% of the other Named Executive Officers’ annual bonus, were achieved at 145% of target. This payout level was awarded to the Named Executive Officers for the significant advancements made to progress our product pipeline, highly successful launches of new products that resulted in strong financial performance, as well as other significant organizational accomplishments, as described in detail beginning on page 51 below.

•

Equity Awards. We granted the Named Executive Officers equity awards consisting of stock options that vest over four years based on continued employment and performance share awards that can be earned, in part, based upon relative TSR and, in part, based on our annual financial performance over a three-year period, as well as continued employment. Award values were equally weighted between stock options and performance share awards. The value approved for our Chief Executive Officer’s 2014 equity awards was the same as in 2013. The award values approved for the other Named Executive Officers were, on average, approximately 10% greater than in 2013, primarily due to our Chief Financial Officer receiving a larger award in connection with her promotion. In establishing the value for these 2014 equity awards, our Compensation Committee considered the practices of the companies in our compensation peer group, as well as our own objectives in motivating long-term value creation for our stockholders and satisfying our employment retention objectives.

2014 Stockholder Vote on Executive Compensation

Our relationship with our stockholders is a critical part of our success, and we conduct extensive governance reviews and investor outreach throughout the year to ensure that both management and the Board understand and consider the issues that matter most to our stockholders. The insights we have gained from these discussions over the years have been helpful to our Compensation Committee as it considers and approves the compensation policies and practices affecting our executive officers, including the Named Executive Officers.

During 2014, we contacted our top 50 stockholders to gain valuable insights into the governance issues about which they care most. The stockholders with whom we spoke did not raise any specific questions or concerns with respect to our executive compensation program or any compensation-related policies or practices. At our 2014 annual meeting of stockholders, our stockholders approved the compensation of the Named Executive Officers, with approximately 98% of the votes cast in favor of our executive compensation program.

Following our 2014 annual meeting of stockholders, our Compensation Committee carefully reviewed the results of the stockholder advisory vote. Our Compensation Committee did not change our executive compensation program based on the results of the 2014 stockholder advisory vote and the Committee’s strong belief that our policies and practices are effective in ensuring that we pay for performance over the long-term, which directly aligns to delivering sustained corporate growth.

Our Compensation Committee continues to carefully consider feedback from our stockholders regarding our executive compensation program. Stockholders may express their views directly to our Compensation Committee as described in our “Stockholders Communications with the Board” policy, available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Compensation Program Overview

The principal components of our executive compensation program for 2014 and the principal objectives each component is designed to meet were as follows:

Compensation Component	Form	Principal Objectives	Payment Criteria
Base Salary	• Cash	• Market and internal competitiveness • Cost-effectiveness	• Fixed annual compensation reviewed annually
Annual Bonus	• Cash	• Pay-for-performance • Market and internal competitiveness • Balance short-term and long-term perspective • Reward strategic financial growth	• Chief Executive Officer: 100% corporate performance • Other Executives: 75% corporate/25% individual performance • The extent to which goals are met – evaluated annually
Equity Compensation	• Stock options • Performance shares	• Pay-for-performance • Stockholder alignment • Market and internal competitiveness • Balance short- and long-term perspective • Reward absolute and relative TSR, and strategic financial growth

•       Options vest over four years beginning one year after grant, with quarterly vesting after year one

•       Performance shares earned over three years based on relative TSR and annual revenue growth

•       Performance shares pay out at zero shares below minimum threshold of performance

Benefits and Perquisites	• Various • Generally, do not provide perquisites	• Market competitiveness • Cost-effectiveness • Egalitarian approach	• Broad-based, non-discriminatory benefit plans
Post-Employment Compensation	• No pension plans • No retiree benefits • Cash and equity post-employment arrangements only upon involuntary termination	• Market competitiveness • Balance short-term and long-term perspective	• Involuntary termination of employment, death or disability • Double-trigger change in control • Payments and benefits

The design of our executive compensation program is influenced by six fundamental principles:

•

Pay-for-Performance. Include a substantial portion of performance-based elements to ensure that the actual compensation earned by our executive officers is directly and demonstrably linked to our performance, as measured by absolute and relative TSR compared to selected performance peers and a range of other key strategic corporate financial and operational performance objectives.

•	Market Competitiveness. Offer market-competitive compensation opportunities that attract and retain executive officers capable of meeting our business objectives.

•

Balance the Short-and Long-Term Perspective. Ensure that our executive officers are focused on strategic financial and operational objectives and the achievement of both short- and long-term performance objectives essential to our growth and success.

•

Stockholder Alignment. Align the interests of our executive officers and stockholders in sustaining long-term value creation through the use of equity incentives and executive stock ownership guidelines. We prohibit hedging transactions and pledging of stock.

•	Cost-Effectiveness. Balance the need for competitive compensation against our objective of providing reasonable and responsible pay arrangements.

•	Egalitarian Approach. Maintain an egalitarian culture with respect to compensation where all employees are generally eligible to participate in the same programs as our executive officers.

Performance-based compensation, particularly long-term equity incentive awards, has historically been and continues to be the largest component of our total direct compensation opportunities for the Named Executive Officers. We believe this mix is appropriate because the Named Executive Officers should focus their efforts on achieving long-term corporate results. By aligning the majority of their compensation with our absolute and relative TSR performance, the Named Executive Officers realize less value from this pay component when our TSR does not perform well and more value when our TSR does perform well. The following charts show the allocation among base salary, target annual bonus and target equity award values for our Chief Executive Officer and the other Named Executive Officers as a group for 2014.

Competitive Positioning

As discussed below under “Other Aspects of Our Executive Compensation Determination Process; Use of Market Data,” we assess the competitiveness of our executive compensation program relative to peer companies and market surveys to ensure that our compensation arrangements attract and retain the qualified talent necessary to sustain and grow our business. To determine appropriate pay levels, we review industry peer data. We also take into account internal pay equity that recognizes the relative experience, responsibilities and capabilities of our executive officers. Thus, in practice, our Compensation Committee has not targeted a specific percentile relative to our compensation peer group for individual components of our total compensation.

Ongoing Compensation Policies and Practices

We maintain best-in-class governance standards pertaining to the oversight of our executive compensation programs. As in prior years, the following policies and practices were in effect during 2014:

•	Our Compensation Committee is composed solely of independent directors who maintain an awareness of our stockholders’ views on executive compensation.

•	Our Compensation Committee’s independent advisor, Frederic W. Cook & Co., Inc. (“FWC”), performs no other services for us.

•	Our Compensation Committee annually assesses whether our compensation programs have potential risks that are reasonably likely to have a material adverse effect on Gilead.

•

Our executive stock ownership guidelines require stock ownership levels equal to a specified multiple of base salary. The ownership levels are five times base salary for our Chief Executive Officer, three times base salary for our President and Chief Operating Officer and two times base salary for our other executive officers. Newly hired or promoted executive officers have five years to achieve their guideline level. As of December 31, 2014, all of the Named Executive Officers were in compliance with their respective stock ownership guidelines.

•

Under our “claw-back” policy, our Board of Directors has the authority to recoup any bonus or other cash or equity compensation paid to any executive officer or covered individual on the basis of financial results that are subsequently restated, where such individual’s misconduct contributed to the obligation to file such financial restatement.

•	All employees, including the Named Executive Officers, are prohibited from hedging or pledging our stock.

•	Our Compensation Committee follows a pre-established grant date practice for approving regular equity award values for our executive officers.

Our 2014 Executive Compensation Decisions

Base Salary

Base salary is the primary fixed-compensation component in our executive compensation program and supports our compensation objective of providing competitive compensation that will attract and retain talented executive officers. Our Compensation Committee believes that base salary should reflect the responsibilities of the position, the individual’s performance for the preceding year, his or her experience, as well as an appropriate pay level relative to similar positions within Gilead and the external competitive market. Each year, we develop an overall budget for base salary increases. Executive officer base salary increases are effective on February 1 of each year, the same as for the rest of our employees.

Our Compensation Committee reviews and approves our Chief Executive Officer’s base salary, subject to ratification by the independent members of our Board. For 2014, our Compensation Committee approved a 5% increase to his base salary from $1,575,000 to $1,654,000. Subsequently, the independent members of our Board of Directors ratified this increase. This adjustment reflected the positive view held by both our Compensation Committee and the independent members of our Board of our Chief Executive Officer’s overall performance, our long-term company performance relative to our compensation peer group and his leadership and direction in our achievement of key business initiatives and financial objectives, as described above in the “Executive Summary.”

In January 2014, our Chief Executive Officer presented his recommendations for base salary increases for the other Named Executive Officers to our Compensation Committee for consideration and approval, as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary	Percentage Base Salary Increase
Dr. Milligan	$1,015,000	$1,080,000	6.4%
Ms. Washington(1)	$750,000	$825,000	10.0%
Dr. Bischofberger	$890,000	$950,000	6.7%
Mr. Alton(2)	$790,000	$840,000	6.3%

(1)	Ms. Washington’s increase also reflects her promotion to Executive Vice President.
(2)	Mr. Alton was not a Named Executive Officer in 2013.

Based on our Chief Executive Officer’s performance evaluation for these four individuals and their contributions to our strong performance, our Compensation Committee approved these recommendations. In approving the recommendations, our Compensation Committee considered the corporate and individual achievements of the Named Executive Officers during 2013, and the expectations for their roles moving forward, as well as their competitive market positioning.

Annual Bonuses

Our annual bonus plan is designed to reward the achievement of key short-term corporate and individual performance objectives that drive longer-term corporate performance and growth through objectives relating to research and development achievements and strategic priorities that have an inherent long-term focus.

Target Bonus Opportunities

The 2014 target bonus opportunities for the Named Executive Officers were established as a percentage of their base salaries. The actual amount a Named Executive Officer could earn ranged from 0% to 150% of his or her target bonus opportunity, based on actual achievement of the relevant performance objectives. The 2014 target bonus opportunities for the Named Executive Officers were as follows:

Named Executive Officer	2014 Target Bonus Opportunity (as a percentage of base salary)	2013 Target Bonus Opportunity (as a percentage of base salary)
Dr. Martin	155%	150%
Ms. Washington	80%	70%
Dr. Milligan	100%	100%
Dr. Bischofberger	80%	80%
Mr. Alton	80%	80%

The annual bonus determination for our Chief Executive Officer was tied solely to the extent of our achievement of corporate financial and operational performance objectives based on our annual operating plan for 2014. The annual bonus determinations for the other Named Executive Officers were weighted 75% on achievement of the same corporate financial and operational performance objectives that apply to our Chief Executive Officer and 25% on each executive officer’s achievement of his or her individual performance objectives, with award amounts determined by the following formula:

Corporate Performance Objectives

For purposes of the annual bonus plan, our Compensation Committee took into account corporate financial and operational performance objectives for 2014 in the following general categories based on our annual operating plan for such year:

•	Continue to build product pipeline for the future

•	Launch and support products

•	Drive financial results

•	Develop organizational capability

Our Compensation Committee varies the weighting of each category depending on the importance for a particular year. Within each category, our Compensation Committee considers our performance against the objectives established for that category, the degree of difficulty in achieving the objectives and relevant events and circumstances that affected our performance. Based on these assessments, our Compensation Committee has the discretion to assign a corporate performance factor between 0 and 150% for each category, as referenced in the table below, and thereby establish an overall corporate performance factor for the year. It is important to note four additional features of our annual bonus plan:

•

Although our Compensation Committee evaluates our performance based on the achievement of specific objectives established for each category, the achievement of an objective does not require that the Committee assign any particular performance factor for that category or award any particular bonus amount based on the level at which the objective or objectives within that category are actually achieved. The final overall corporate performance factor established by our Compensation Committee is based on its assessment of our overall performance for the year. The specific performance objectives within the various categories serve as the framework for making that overall assessment.

•	If our Compensation Committee determines that the overall corporate performance factor for the year was less than 50%, no bonus is payable for the year.

•

Our Compensation Committee has the discretion to add or subtract an additional 10% to recognize unplanned achievements or misses, provided that the total amount payable may not exceed the maximum bonus opportunity for the year.

•

Our Compensation Committee has discretion in determining the size of annual bonus awards, as a percent of the target annual bonus, for the Named Executive Officers to consider other factors that it determines relevant in setting the actual bonus amounts, including whether an executive officer has caused us to incur unnecessary or excessive risk.

Corporate Performance Achievement

Our Compensation Committee considers our performance in each of the categories listed below and believes that the achievements noted are reflective of the leadership, and therefore the performance, of our Chief Executive Officer. In assessing both Dr. Martin’s and our overall corporate performance, our Compensation Committee considered that under Dr. Martin’s leadership in 2014, we achieved the following:

•

Build Pipeline for Future Achievement (30%): In 2014, we made significant progress with our preclinical and/or clinical product candidates. We presented or published data from studies of compounds across all of our therapeutic areas, and ended the year with more than 225 active clinical studies, of which more than 54 were Phase 3 clinical trials.

•

In the HIV area, we filed marketing applications for E/C/F/TAF in the United States and European Union. The applications, which represent our most comprehensive HIV regulatory submission, are based on five Phase 3 trials that enrolled approximately 3,500 patients.

•	In the HCV area, we received U.S. and E.U. approval for Harvoni in the fourth quarter of 2014. Additionally, we filed marketing applications for sofosbuvir and the single tablet regimen of ledipasvir/sofosbuvir in Japan. We continued to expand our liver disease pipeline with the enrollment of three simtuzumab studies, two of which are focused on NASH and one in primary sclerosing cholangitis.

•

In the oncology and inflammation area, we received approval of Zydelig, a first-in-class PI3K delta inhibitor, for the treatment of patients with certain blood cancers in July in the United States and in September in Europe, representing our first commercial product in the oncology area.

•

In the cardiovascular and respiratory area, we completed the Letairis® AMBITION study for first-line treatment of pulmonary arterial hypertension and filed a supplementary new drug application in the United States.

•

Launch and Support Products Achievement (30%): We had very successful launches of both Sovaldi and Harvoni. Since the launch of Sovaldi following FDA approval in December 2013 and October 2014, more than 140,000 patients in the United States and more than 30,000 patients in Europe have initiated treatment on a sofosbuvir-based regimen. Sovaldi sales in 2014 were $10.3 billion and Harvoni sales during the fourth quarter of 2014, its first quarter of launch, were $2.1 billion. Stribild was the number one regimen in treatment naïve patients in the United States as of September 30, 2014. We launched Stribild in 19 countries worldwide with $1.2 billion in 2014 sales, which represents a 122% increase over 2013. Complera/Eviplera captured more than 20% of treatment naïve patients throughout the United States and Europe and generated year-end revenues of $1.2 billion, which represents a 52% increase over 2013.

•

Financial Achievement (30%): In 2014, we delivered product sales of $24.5 billion, which represents a 127% increase over 2013, far exceeding the upper end of our product sales guidance of $22.0 billion to $23.0 billion provided on October 28, 2014. We continued to see strong growth in demand for our products during 2014 both in the United States and Europe, and expanded our market share across all therapeutic areas. Our non-GAAP research and development (“R&D”) and selling, general and administrative (“SG&A”) expenses for 2014, which were determined using our GAAP R&D and SG&A expenses excluding amounts related to acquisition, restructuring, stock-based compensation and other expenses, were $5.3 billion in the aggregate, slightly exceeding the top of the targeted range due to expenses associated with acquisitions and collaborations. In addition, in 2014, we repurchased approximately 59 million shares of our common stock through our Board-authorized share repurchase programs and completed two $4.0 billion debt offerings.

•

Develop Organizational Capabilities Achievement (10%): To address the growth of our business, we continued to build out our physical structures in Foster City, where we are headquartered, including a multi-story laboratory building and initiation of construction on a multi-story office building. We also initiated construction of additional facilities in Oceanside, California and Alberta, Canada to support our growing needs for clinical trial materials and manufacturing capacity for both small molecule and biologic product candidates. In addition, we established new offices in South Africa, United Arab Emirates, Taiwan, Singapore, India, Slovakia, Argentina, Panama, Mexico and China.

•

Unplanned Activities: We expanded our R&D portfolio by reaching agreement with ONO for a BTK inhibitor for the treatment of B-cell malignancies and other diseases, and in January announced an agreement with Phenex for FXR agonists for the treatment of liver diseases, including NASH. We also expanded our current agreement with Janssen R&D Ireland (“Janssen”) to include the development and commercialization of a new once-daily single tablet regimen containing TAF, emtricitabine and Janssen’s rilpivirine. In addition, our Active Pharmaceutical Ingredient and Commercial Manufacturing organizations ensured sufficient supplies of Sovaldi and Harvoni, despite greater than anticipated patient demand. The first shipments of Harvoni were available in U.S. pharmacies within 24 hours of FDA approval.

Based on these assessments, our Compensation Committee set the overall corporate performance factor for 2014 at 145% as reflected below. The relative weighting for each performance category and our Compensation Committee’s assessment of our performance for each category were as follows:

Corporate Performance Category	2014 Weighting (A)	2014 Performance Factor (B)	Contribution to Overall Corporate Performance Factor (A x B)
Build Pipeline For the Future	30%	1.47%	0.441
Launch and Support Products	30%	1.41%	0.423
Financial Results	30%	1.44%	0.432
Develop Organization Capability	10%	1.43%	0.143
Target Bonus Amount	100%		1.439
Unplanned Activities	10%		0.011
Overall Corporate Performance Factor			145%

Individual Performance Objectives

Our Compensation Committee also considered the individual contributions of the Named Executive Officers (other than our Chief Executive Officer, whose target bonus opportunity was based entirely on our achievement of the corporate financial and operational performance objectives as described above) to the achievement of the research and development, commercial, financial and operational objectives that supported our corporate objectives. Based on his evaluation of their performance, our Chief Executive Officer informed our Compensation Committee that each of the other Named Executive Officers had exceeded his or her individual objectives. In considering the annual bonus attributable to individual performance, our Chief Executive Officer and Compensation Committee took into account the following accomplishments by the Named Executive Officers, each of which addressed performance objectives established for these executive officers at the beginning of the year:

Executive Officer	Select 2014 Achievements
Ms. Washington

•       Exceeded the 2014 financial performance targets as summarized under the “Corporate Performance Achievement – Financial Achievement” above

•       Improved Days Sales Outstanding (“DSO”), which reduced outstanding collections to lowest levels in recent years

•       Repaid $2.26 billion of outstanding debt and completed two $4.0 billion debt offerings

•       Repurchased 59.2 million shares or $5.3 billion at an average price of $90.29, completed the $5.0 billion January 2011 share repurchase program and initiated the $5.0 billion share repurchase program approved in May 2014, with $3.0 billion remaining at the end of 2014

Dr. Milligan

•       Exceeded financial and commercial goals, including those summarized under the “Corporate Performance Achievement” above

•       Executed on commercial product manufacturing goals, including maintain a robust and high quality supply chain to ensure readiness for successful product launches worldwide

•       Launched Solvadi, Harvoni and Zydelig in the United States and Europe

•       Executed agreements with ONO and Phenex

•       Successful expansion of business affiliates across Asia, Eastern Europe and the Middle East in preparation for product approvals

Dr. Bischofberger

•       Filed and received marketing approval for Harvoni and Zydelig in the United States and Europe

•       Received marketing approval for Sovaldi in Europe

•       Initiated Phase 3 clinical trials for the fixed-dose regimen of sofosbuvir and GS-5816

•       Filed marketing authorization applications for sofosbuvir and single tablet regimen of ledipasvir/sofosbuvir in Japan

•       Filed U.S. and E.U. marketing authorization applications for E/C/F/TAF

•       Ran more than 225 active clinical studies by the end of 2014, of which 54 were Phase 3 clinical trials

Mr. Alton

•       Achieved Zydelig launch readiness goal of building out Medical Affairs organization in advance of anticipated launch

•       Successful expansion of emerging markets business affiliates across Africa, Latin America and the Middle East in preparation for product launches

•       Executed on upholding intellectual property covering our products through successful management of litigation with generic manufacturers

(1)

For purposes of the annual bonus plan “non-GAAP EBITDA” is defined as GAAP operating income excluding amounts related to acquisition, restructuring, stock-based compensation and other plus depreciation.

Annual Bonus Decisions

Based on our overall corporate performance, which was the sole factor in determining the award for our Chief Executive Officer, our Compensation Committee awarded Dr. Martin a bonus in the amount of $3,717,365 for 2014, representing 145% of his target bonus opportunity of $2,563,700.

In the case of each of the other Named Executive Officers, the assigned individual performance factors reflect the extent to which their personal contributions were deemed to benefit our overall performance. Each Named Executive Officer’s individual performance factor closely aligns with the overall assessment of our performance in the categories for which the individual was responsible. Based on this approach, our Compensation Committee approved the following bonus payments:

Named Executive Officer	Target Bonus Opportunity (% of base Salary)	Target Bonus Opportunity	Company Performance		Individual Performance		Total Bonus Payment ($)	Total Bonus Payment (% of Target)
			Factor (Multiple) (%)	Factor Weighting (%)	Factor (%)	Factor Weighting (%)
Dr. Martin	155%	$2,563,700	145%	100%	—	—	$3,717,365	145%
Ms. Washington	80%	$660,000	145%	75%	150%	25%	$965,250	146%
Dr. Milligan	100%	$1,080,000	145%	75%	150%	25%	$1,579,500	146%
Dr. Bischofberger	80%	$760,000	145%	75%	150%	25%	$1,111,500	146%
Mr. Alton	80%	$672,000	145%	75%	150%	25%	$982,800	146%

Equity Compensation

The long-term incentive compensation component of our executive compensation program is entirely performance-based and in 2014 consisted of (i) performance share awards that may be earned only upon the achievement of pre-established performance objectives and (ii) time-vested options to purchase shares of our common stock, which require our common stock to appreciate in value before our executive officers realize any economic benefit from the options. This award mix serves two purposes:

•

The performance share awards granted in 2014 will reward our executive officers for our overall financial performance as measured in terms of (i) our TSR relative to that of three specified subsets of the Standard & Poor Healthcare Index: Biotechnology, Pharmaceuticals and Health Care Equipment (collectively, the “S&P Healthcare Sub-Index”) and (ii) our absolute net product revenue growth.

•	The stock options provide our executive officers with a substantial stake in enhancing the absolute long-term appreciation of our common stock.

Our Compensation Committee selected TSR and revenue growth as our performance measures because they relate to the key behaviors that the Committee wants to reinforce. Also, these two measures are relevant to our stockholders and commonly used among our industry peers.

2014 Equity Award Decisions

When approving equity awards, our Compensation Committee establishes a dollar award value that is converted into a number of shares of our common stock based on valuation methods appropriate for the particular type of equity award (Black-Scholes for stock options, “Monte Carlo” for the TSR performance share awards and market price of the target number of shares for the revenue-based performance share awards). The following table sets forth the equity award values approved by our Compensation Committee at its January 2014 meeting, the number of shares of our common stock subject to each award type (reflecting an equal split in valuation between stock options and performance share awards), and for comparison purposes the values of the 2013 equity awards. As reflected in the table, the value of the 2014 equity awards approved for our Chief Executive Officer was the same as in 2013, and the equity award values approved for the other Named Executive Officers were on average approximately 10% greater than the prior year. In connection with our Chief Financial Officer’s promotion to Executive Vice President, our Compensation Committee also granted her additional equity awards for 2014 valued at $1 million.

In determining the equity awards for our Chief Executive Officer, the Compensation Committee’s recommendation, which was ratified by the independent members of our Board, was based on the following considerations:

•	A competitive assessment of the grant-date fair value of equity awards granted to the chief executive officers at the companies in our compensation peer group

•	Our financial and operational performance in 2013

•	Our consistent financial performance relative to our compensation peer group over the past several years

Our Chief Executive Officer recommended to our Compensation Committee that equity awards in the amounts set forth below be granted to the other Named Executive Officers. After evaluating each Named Executive Officer’s performance during the prior year, his or her expected future contributions, our performance compared to the competitive market and our Chief Executive Officer’s recommendation, our Compensation Committee approved each of these recommendations.

As a result of these determinations, the 2014 stock options and performance share awards for the Named Executive Officers were as follows:

Executive Officer	Stock Options (Number of Shares)(1)	Performance Share Award (Number of Shares) at Target(2)		Award Value Approved By The Compensation Committee
		TSR	Revenue	2014	2013
Dr. Martin	162,260	25,360	32,550	$10,500,000	$10,500,000
Ms. Washington	60,280	9,430	12,090	$3,900,000	$2,393,000
Dr. Milligan	64,910	10,150	13,020	$4,200,000	$4,000,000
Dr. Bischofberger	57,180	8,940	11,470	$3,700,000	$3,600,000
Mr. Alton	52,540	8,210	10,540	$3,400,000	$2,900,000

(1)

The options to purchase shares of our common stock each had an exercise price per share of $80.65, representing the closing market price of our common stock on January 31, 2014, since the February 1, 2014 grant date was a Saturday.

(2)

50% of value for the performance share awards will convert into actual shares of our common stock based on our TSR as measured over a three-year performance period (February 1, 2014 to January 31, 2017) in relation to the TSR realized for that period by a specified subset of companies in the S&P Healthcare Sub-Index. The remaining 50% of the value for the performance share awards will convert into actual shares of our common stock based on our performance against an annual revenue target established by our Compensation Committee at the beginning of each year over a three-year performance period (January 1, 2014 to December 31, 2016).

As noted above, our performance shares have a TSR tranche as well as a revenue-based tranche. The revenue-based tranche is divided into three equal sub-tranches, each of which is tied to an annual revenue goal established every January. A substantial portion of the equity awards that appear as 2014 compensation in the Summary Compensation Table were performance-based awards tied to revenue goals. Under required accounting rules, the shares reported in the Summary Compensation Table must reflect the value of all shares tied to the same year performance goal. As a result, the value of revenue-based performance shares being reported for 2014 include awards our Compensation Committee approved in 2012 and 2013, as well as 2014, since a portion of each of those awards are tied to the revenue goal that was established in January 2014. This reported value differs from the award values approved by our Compensation Committee at the time of grant. For example, the revenue-based performance share award value approved by our Compensation Committee in 2014 was $2.6 million compared to the $5.8 million required reporting value reported as 2014 compensation in the Summary Compensation Table. The chart below summarizes the difference using the revenue-based equity awards granted to our Chief Executive Officer:

(1)

All share amounts have been adjusted retroactively to reflect the two-for-one stock split effective January 25, 2013. Number of shares and corresponding value reflects only those shares subject to the revenue-based performance shares and therefore do not match the stock values in the Summary Compensation Table, as those also include the value of the TSR tranche.

2014 Performance Share Awards

The performance share awards granted by our Compensation Committee in 2014 were divided into two equally-weighted tranches: one subject to relative TSR performance conditions and one subject to our annual revenue-based performance goals.

Relative TSR Portion. The performance-based vesting requirement for the first tranche is tied to the percentile level of our TSR for the three-year performance period from February 1, 2014 through January 31, 2017 relative to the TSR realized for that same period by the companies comprising the S&P Healthcare Sub-Index. Our Compensation Committee selected the S&P Healthcare Sub-Index for comparison purposes because it enables our Compensation Committee to assess our financial performance against an objective peer group, which consists of approximately 35 companies.

None of the shares of our common stock subject to this tranche will vest if our relative TSR is at or below the 20th percentile, and the shares will vest at 200% of the target if our relative TSR is above the 80th percentile. To receive the shares of our common stock earned based on the attained level of performance, an executive officer must remain employed with us through the date on which our Compensation Committee certifies the level of our TSR relative to that of the companies comprising the S&P Healthcare Sub-Index.

Absolute Revenue Portion. One-third of the shares subject to the revenue-based tranche of the 2014 performance share award are tied to our achievement of our 2014 net product revenue goal, one-third is tied to a 2015 net product revenue goal and one-third is tied to a 2016 net product revenue goal. Each year’s net product revenue goal is established by our Compensation Committee in January of that year, and the payout level can range from 0% to 200% of the number of shares subject to that year’s goal. In addition, to receive the shares of our common stock earned based on each year’s net product revenue goal, an executive officer must remain employed with us through the date following the completion of the performance period ending on December 31, 2016.

In January 2014, the Compensation Committee established the net product revenue threshold for 2014 at $13.2 billion, which would result in a payout of 20% of target, $14.7 billion target resulting in a payout at 100% and $15.5 billion for maximum level payout at 200%. The 2014 target level payout compares to net product revenue for 2013 of $10.8 billion, and represents a 36% year-over-year increase. These same 2014 net product revenue performance goals also apply to one-third of the shares subject to the revenue-based tranche of each performance share award granted in 2013 and in 2012. In February 2015, our Compensation Committee certified our 2014 net product revenue for purposes of determining the level at which the performance goal was attained. Our net product revenue level for the year was $24.5 billion, which represents a payout level at 200% of the target number of shares.

2014 Stock Options

Stock options granted to the Named Executive Officers vest over a four-year service period, which is consistent with the practices of our compensation peer group. One-quarter of the shares of our common stock subject to these options vest one year from the grant date and the remaining shares vest quarterly thereafter (assuming the continued service of the executive officer over the next three years) until fully vested.

2012 Performance Share Award Results

In January 2012, our Compensation Committee granted performance share awards to the Named Executive Officers that were tied to performance goals measured over the three-year performance period from January 1, 2012 through December 31, 2014. Similar to the performance share awards granted in 2013 and 2014, these performance share awards were conditioned upon the Named Executive Officer’s continued employment through the three-year performance period:

•

The performance-based vesting requirement for the first tranche was tied to the percentile level of our TSR for the three-year performance period from January 1, 2012 through December 31, 2014 relative to the TSR realized for that same period by the companies comprising the S&P Healthcare Sub-Index.

•

The performance-based vesting requirement for the second tranche of each performance share award was tied to net product revenue goals established each year for 2012, 2013 and 2014 respectively, with respect to one-third of such shares in each year.

In February 2015, our Compensation Committee certified final performance achievements for the 2012 performance share awards. Because of our strong product pipeline, our three-year TSR was at the 100th percentile compared to the companies comprising the S&P Healthcare Sub-Index, resulting in the earning of the maximum number of shares subject to the first tranche of the performance share awards (the tranche subject to the relative TSR performance goal). In addition, our net product revenue exceeded the maximum revenue goal in each of 2012, 2013 and 2014, resulting in the earnings of the maximum number of shares subject to the second tranche of the performance share awards (the tranche subject to the revenue performance goals). Accordingly, as shown below, the 2012 performance share awards were earned at the maximum payout level in February 2015.

Performance Share Awards	Threshold	Target	Maximum	Actual Performance	Percentage Earned
Relative TSR Tranche	20th percentile	50th percentile	>80th percentile	100th percentile	200%
Net Product Revenue Tranche:
2012 Net Product Revenue	$8.26B	$8.60B	$8.94B	$9.40B	200%
2013 Net Product Revenue(1)	$9.6B	$10.0B	$10.4B	$10.8B	200%
2014 Net Product Revenue(2)	$13.2B	$14.7B	$15.5B	$24.5B	200%
Overall Payout					200%

(1)	Also included as a sub-tranche of the 2012 and 2013 performance shares.
(2)	Also included as a sub-tranche of the 2012, 2013 and 2014 performance shares.

Named Executive Officer	Target Number of Shares Subject to 2012 Performance Share Award(1)	Number of Shares Earned Under 2012 Performance Share Award(1)
Dr. Martin	234,000	468,000
Ms. Washington	60,000	120,000
Dr. Milligan	102,500	205,000
Dr. Bischofberger	80,000	160,000
Mr. Alton	64,000	128,000

(1)	All share amounts have been adjusted retroactively to reflect the two-for-one stock split effective January 25, 2013.

Other Components of Executive Compensation

Health and Welfare Benefits and Perquisites

We do not provide defined benefit retirement plans, post-retirement health coverage or any other retiree benefits for our executive officers or employees, as we believe that the equity awards they receive and the compensation deferral programs in which they are eligible to participate provide them with a substantial vehicle to accumulate retirement income.

The health and welfare benefits we offer our executive officers are substantially the same as those offered to all our employees. We provide medical and other benefits to our executive officers that are generally available to other full-time employees, including participation in our employee stock purchase plan, group term life insurance program and a Section 401(k) savings plan. Under the Section 401(k) plan, we make matching contributions on behalf of each participant equal to 50% of his or her contributions to the plan, up to an annual maximum matching contribution of $7,500. All of our executive officers participated in the Section 401(k) plan during 2014 and received matching contributions.

Currently, perquisites and other personal benefits are not a significant component of our executive compensation program. We generally do not provide perquisites or other personal benefits to our executive officers.

In 2014, we paid $88,697 to cover the Hart-Scott-Rodino (“HSR”) filing and legal fees for Dr. Milligan, which included a tax “gross-up” payment to cover the imputed income associated with this payment. The filing and the associated filing fee were triggered by regulatory requirements because Dr. Milligan’s total holdings of our common stock increased above a specified value. Our Compensation Committee determined it appropriate to pay the HSR filing and legal fees and associated taxes that arose solely as a result of the price appreciation in shares accumulated by Dr. Milligan over a long period of time during which he had made substantial contributions toward such appreciation, and recognizing that our Compensation Committee encourages him to hold our shares for alignment with stockholders’ interests. The Compensation Committee considers this reimbursement to be business related for the above reasons, even though the HSR filing fee is personally attributable to the individual executive.

For further information on the perquisites and other personal benefits provided to the Named Executive Officers during 2014, see the “Summary Compensation Table” on page 67 below.

Nonqualified Deferred Compensation

We maintain a Deferred Compensation Plan that allows our executive officers and other senior level employees to accumulate income for retirement in a tax efficient way. Eligible employees can enroll in the Deferred Compensation Plan and defer a portion of their base salaries each year and part or all of their annual bonuses and commissions. Each participant may direct the investment of his or her deferred compensation account balance among a number of investment choices that mirror substantially all of the investment funds available under the Section 401(k) plan. None of these investment alternatives result in “above-market” interest for disclosure purposes. For further information on the deferred compensation arrangements of the Named Executive Officers, see the “2014 Nonqualified Deferred Compensation Table” on page 73 below.

Our executive officers may defer receipt of the shares of our common stock that they earn under their performance share awards. Among other requirements, any such election to defer receipt of such shares must be made at least six months prior to the end of the applicable performance period.

Post-Employment Compensation

We do not have employment agreements with any of our executive officers, and their employment with us is “at-will.” Instead, we maintain the Gilead Sciences, Inc. Severance Plan (the “Severance Plan”) that offers severance payments and benefits to all of our employees, including our executive officers, upon certain involuntary terminations of employment. We maintain the Severance Plan to enhance employee objectivity, morale and productivity and encourage retention in the event of an actual or threatened change in control of Gilead. The Severance Plan also enables us to provide a standard set of payments and benefits to new and current executive officers and employees, thereby eliminating the negotiation of “one-off” arrangements. In addition, the Severance Plan better aligns the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of our stockholders and other stakeholders without undue concern over whether a transaction may jeopardize their employment. To provide our executive officers with financial protection only upon a loss of employment, we have intentionally structured the payments and benefits under the Severance Plan in the event of a change in control of Gilead to be subject to a “double trigger,” which means that an executive officer will receive payments and benefits only if he or she loses his or her employment in connection with a change in control of Gilead.

For our executive officers, the payments and benefits under the Severance Plan may be summarized as follows:

•

Upon an involuntary termination of employment without cause and occurring in the absence of a change in control of Gilead, the Severance Plan provides the executive officer with certain cash payments, outplacement services and a lump-sum payment to fund continued coverage under our group health plans for a specified period. None of the outstanding equity awards held by our executive officers are subject to accelerated vesting or otherwise enhanced in the event of a termination of employment under such circumstances.

•

In the event there is a change in control of Gilead and either the employment of an executive officer is involuntarily terminated without cause, or the executive officer resigns for good reason due to, for example, a material adverse change in his or her position and certain other reasons provided in the Severance Plan, he or she will receive certain enhanced cash payments, outplacement services and a lump-sum payment to fund continued coverage under our group health plans for a period of approximately 1.5 times that which is provided upon an involuntary termination of employment without cause and occurring in the absence of a change in control. In addition, all outstanding equity awards held by the executive officer will fully vest as of his or her termination date.

In January 2010, we amended the Severance Plan to limit the participants who may qualify for a tax “gross-up” payment to cover any excise tax they may incur as a result of any payments and benefits they receive under the Severance Plan that may constitute a “parachute payment” under the Internal Revenue Code. Accordingly, such protection is provided to only those individuals who were eligible for such protection at the time the policy was amended, for as long as their benefits are not materially modified.

For further information about the Severance Plan, including an estimate of the potential payments and benefits that would be received by the Named Executive Officers upon termination of employment under certain defined circumstances, see “Executive Compensation – Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers” on page 75 below.

Other Aspects of Our Executive Compensation-Determination Process

Role of Chief Executive Officer

Our Chief Executive Officer, with input from Dr. Milligan with respect to his direct reports, makes compensation recommendations to our Compensation Committee for the other Named Executive Officers. In formulating his recommendations, our Chief Executive Officer obtains internal base salary data and external compensation data from our Human Resources Department, which has engaged Compensia Inc. (“Compensia”), a national compensation consulting firm, to provide comparable market data, including tally sheets, financial performance reports, market compensation reviews and other analyses to aid our Chief Executive Officer in developing his recommendations. During 2014, Compensia served solely as a consultant to management in the compensation decision-making process. Our Compensation Committee places considerable weight on our Chief Executive Officer’s compensation recommendations because of his direct knowledge of each Named Executive Officer’s performance and contributions to our performance.

Role of Compensation Consultant

Our Compensation Committee has retained FWC, a national compensation consulting firm, as its independent compensation consultant. FWC reports directly to our Compensation Committee, which has direct authority to appoint, compensate, oversee the work of and dismiss its compensation consultant. George Paulin,

Chairman of FWC, attends meetings of our Compensation Committee, as requested. FWC provides various executive compensation services to our Compensation Committee, including advising the Committee on the principal aspects of our Chief Executive Officer’s compensation and evolving industry practices, and providing market information and analyses regarding the competitiveness of our program design for both our executive officers and the non-employee members of our Board of Directors. During 2014, FWC served solely as a consultant to our Compensation Committee and did not provide any other services to Gilead.

Based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), the listing standards of NASDAQ and such other factors as were deemed relevant under the circumstances, our Compensation Committee has determined that FWC is independent and the work of FWC on behalf of our Compensation Committee did not raise any conflict of interest.

Use of Market Data

Individual compensation levels and opportunities for the Named Executive Officers are compared to a peer group of 11 biopharmaceutical and pharmaceutical companies headquartered in the United States that were most similar to us in terms of business strategy, labor market competition, market capitalization, revenue and number of employees. Our compensation peer group for 2014 compensation, which was identified based on these objective selection criteria, was as follows:

AbbVie, Inc. Allergan, Inc. Amgen, Inc. Baxter International Inc. Biogen Idec, Inc. Bristol-Myers Squibb Company	Celgene Corporation Eli Lilly and Company Merck & Co., Inc. Pfizer Inc. Vertex Pharmaceuticals, Inc.

The chart below represents our position relative to our peer group on three metrics, at the time the 2014 compensation peer group was approved in August 2013 (based on publicly available information as of July 2013). Often, our roles involve greater scope, tenure and complexity than similar positions at our peer companies.

Our compensation peer group includes companies we believe are most similar to us in terms of business complexity and product life-cycle. We also include companies that fall within specified revenue and market capitalization ranges. These ranges are broad enough to ensure we can maintain a sufficient number of peer companies. This is especially important, as our industry experiences a number of mergers and acquisitions each year, thereby reducing the number of relevant peer company choices. We believe our approach reflects how stockholders and other constituents view our relevant peers, given these size constraints, but we review the companies in our compensation peer group annually and make adjustments as necessary to ensure the comparator companies properly reflect the market in which we compete for executive talent. To further validate the competitiveness of our executive compensation program, we also review the executive pay practices of similarly situated companies as reported in industry surveys and reports.

Use of Tally Sheets

Our Compensation Committee annually reviews tally sheets, which it uses along with compensation peer group analyses and financial performance comparisons, in its evaluation of the total compensation provided to each Named Executive Officer. These tally sheets affix dollar amounts to each compensation component, including current cash compensation (base salary and annual bonus), outstanding vested and unvested equity awards, employee benefits, perquisites and other personal benefits and potential severance payments and benefits.

Compensation-Related Risk

We have reviewed the various policies and practices that govern our executive compensation program to determine whether they encourage excessive risk-taking that could create a potential risk to Gilead. Based on this review, our Compensation Committee has concluded it was not reasonably likely that any of the policies and practices with respect to the compensation of our executive officers would have a material adverse effect on Gilead. For further information on our risk assessment process with respect to all our employee compensation programs, see “Risk Assessment of Compensation Programs” beginning on page 65 below.

Tax Considerations

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly-traded companies for compensation paid to or realized by our Chief Executive Officer and the other Named Executive Officers (other than our Chief Financial Officer) to the extent that this compensation exceeds $1 million per covered individual in any taxable year and does not otherwise qualify for an exception to this limitation, such as the exception for “performance-based compensation.” Our current annual bonus plan for our executive officers and equity compensation plan have been structured with the intent to qualify the compensation paid or realized under these plans as “performance-based compensation.” No bonuses were payable to our executive officers for 2014 unless our non-GAAP operating income for the year was at least $3.50 billion, regardless of the achievement of other corporate financial and operational performance objectives established for the year. For 2014, our non-GAAP operating income, which was determined using our GAAP operating income excluding amounts related to acquisition, restructuring, stock-based compensation and other, was $16.6 billion. Similarly, the stock options and performance share awards granted to the Named Executive Officers are intended to qualify the compensation paid or realized under these awards as “performance-based compensation.”

Our Compensation Committee will continue to evaluate ways to qualify significant components of the Named Executive Officers’ compensation under Section 162(m) to the extent that it determines such to be in the best interests of Gilead and our stockholders. However, in establishing the cash and equity incentive compensation plans for our executive officers, our Compensation Committee believes that the potential deductibility of compensation should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor, and therefore may determine to take actions or provide for compensation that does not qualify as deductible under Section 162(m). Our Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain talented executive officers, even if all or part of that compensation may not be deductible by reason of Section 162(m). In addition, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters it is possible that our deductions may be challenged or disallowed.

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John W. Madigan, Chairman

Kevin E. Lofton

Nicholas G. Moore

Per Wold-Olsen

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our Compensation Committee, with input from our Human Resources Department, undertakes an annual review of the compensation programs for our executive officers and other employees to determine whether any of these programs encourage excessive risk-taking that would create a material risk to our economic viability. Based on this annual review, our Compensation Committee concluded it was not reasonably likely that any of our compensation policies and practices in place during 2014, whether individually or in aggregate, would have a material adverse effect upon Gilead. In reaching this conclusion, our Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation program for the Named Executive Officers:

•

Our overall compensation structure is applied uniformly throughout the organization, with the only major exception relating to the form in which the equity compensation component is awarded. For individuals below the level of Vice President, the equity compensation component is in the form of restricted stock unit awards tied solely to service-based vesting requirements, while for employees at the level of Vice President, the equity compensation component is primarily in the combined form of stock options and restricted stock unit awards tied solely to service-based vesting requirements. For individuals at the level of Senior Vice President and above, the equity compensation component is primarily in the combined form of stock options and performance share awards. Other than for sales employees, we do not have compensation arrangements that are unique to any of our business units or that otherwise depart significantly from the general uniformity of our overall compensation structure. The incentive compensation plans that we maintain for our sales employees are subject to multiple levels of review during both the design stage and the incentive calculation and payment process. Only sales employees with a title of Senior Director and below are eligible to participate in those incentive compensation plans, and the applicable target bonus opportunities range between approximately 26% and 37% of base salary. Performance objectives and potential payments are reviewed on a quarterly basis. We have the discretion to reduce payments if there is a large transaction that was not expected at the time the goals were set or should any other unusual or extraordinary event occur after the goals were set.

•

For our broad-based employee population with a title of Director or higher, a significant component of compensation is in the form of equity awards tied to the value of our common stock. Accordingly, our overall compensation program is structured to encourage long-term growth and appreciation in the value of our business and stock price. Our Vice Presidents and above get stock options. Although options to purchase shares of our common stock have the potential to encourage risk-taking, we structure these awards so that they are earned (“vest”) in installments over a period of several years. This vesting requirement encourages our executive officers to focus on sustaining our long-term performance. Because options are granted annually, our executive officers always have unvested options outstanding that could decrease significantly in value if our business is not managed in a way that increases our stock price over the long term.

•

The vesting of performance share awards is tied to our total shareholder return (“TSR”) and revenue growth over a prescribed performance period. Performance objectives tied to TSR and revenue growth are aligned with our overall goal to create and sustain long-term stockholder value. In addition, our performance share awards have overlapping performance periods, and any risks taken to increase the payout level under one award could jeopardize the potential payouts under other awards. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target. For the relative TSR performance shares awarded in each year since 2012, the payout level is subject to an additional cap whereby if our absolute TSR over the performance period is negative, the payout of these awards cannot exceed 100% of target, regardless of our relative TSR performance.

•

Our overall compensation structure is not overly weighted toward short-term incentives. Payouts under our annual bonus program are subject to a dollar cap per individual tied to a multiple of his or her annual base salary. For example, our Chief Executive Officer’s target annual bonus award in 2014 was 155% of his annual base salary for that year and the maximum annual bonus award he could have earned was capped at 233% of such annual base salary. We believe that capping short-term incentive awards in this manner protects against disproportionately large short-term incentives that might encourage excessive risk-taking. In addition, our Compensation Committee has broad discretion in determining the size of annual bonus awards for the Named Executive Officers and considers a number of factors in setting the actual bonus amounts, including whether an executive officer has caused us to incur unnecessary or excessive risk.

•

The performance goals for our 2014 annual bonus program were based on both financial and non-financial corporate measures as well as individual performance goals (except with respect to our Chief Executive Officer whose performance is evaluated solely on the basis of corporate measures). We believe these goals will contribute to our long-term financial success and correlate to the creation of long-term stockholder value. We routinely conduct internal business risk assessments that identify the major risks to our business and implement techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance measures established for our short-term incentive programs might otherwise contribute to any potential risks identified for our business, there are procedures in place to control and limit those risks.

•

We have also instituted stock ownership guidelines which require our executive officers to maintain a substantial ownership interest in Gilead. By requiring that a significant amount of their personal wealth be tied to long-term holdings in our common stock, we further align their interests with those of our stockholders and mitigate the risk of excessive risk-taking.

•

We have adopted a compensation recovery policy that permits us to recoup any compensation paid to our executive officers on the basis of financial results that have to be subsequently restated as a result of their misconduct.

•

Finally, we have adopted policies that preclude any hedging transactions in our common stock, such as put and call options or pre-paid forward sale contracts by executive officers, employees and directors, as well as pledging of our securities. Accordingly, our executive officers, employees and directors bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of our common stock or restricted stock unit awards or performance shares that will convert into such shares upon the satisfaction of the applicable vesting requirements.

For the foregoing reasons, our Compensation Committee has concluded that it was not reasonably likely that our overall employee compensation structure, when analyzed either in terms of its company-wide application or its specific application to our various major business units, would have any material adverse effect upon Gilead.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years 2014, 2013 and 2012, certain compensation awarded or paid to, or earned by, our Named Executive Officers:

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)(4)	All Other Compensation(5)		Total
John C. Martin	2014	$1,605,017	$8,386,205	$5,241,907	$3,717,365	$7,500		$18,957,994
Chairman and Chief Executive Officer	2013	$1,568,765	$5,081,801	$5,250,046	$3,543,750	$7,500		$15,451,862
	2012	$1,494,214	$4,947,127	$5,433,431	$3,375,000	$7,500		$15,257,272
Robin L. Washington	2014	$797,601	$2,504,439	$1,947,382	$965,250	$8,820	(6)	$6,223,492
Executive Vice President and	2013	$746,219	$1,203,270	$1,196,249	$787,500	$8,490		$3,941,728
Chief Financial Officer	2012	$693,356	$1,268,494	$1,477,368	$728,875	$7,500		$4,175,593
John F. Milligan	2014	$1,046,898	$3,441,544	$2,096,957	$1,579,500	$96,197	(7)	$8,261,096
President and Chief Operating Officer	2013	$1,010,010	$2,026,247	$2,000,030	$1,522,500	$7,500		$6,566,287
	2012	$950,864	$2,166,978	$2,482,799	$1,420,563	$7,500		$7,028,704
Norbert W. Bischofberger	2014	$920,647	$2,905,986	$1,847,234	$1,111,500	$8,820	(6)	$6,794,187
Executive Vice President,	2013	$884,175	$1,740,781	$1,800,054	$1,068,000	$95,378		$5,588,388
Research and Development and Chief Scientific Officer	2012	$815,026	$1,691,293	$1,908,267	$975,800	$7,500		$5,397,886

Gregg H. Alton(8)	2014	$814,300	$2,474,166	$1,697,336	$982,800	$8,702	(9)	$5,977,304
Executive Vice President, Corporate and Medical Affairs

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to our 401(k) employee savings and retirement plan or our non-qualified deferred compensation plan.
(2)

Represents the aggregate grant-date fair value of the performance shares determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The aggregate grant-date fair values of the awards reported for 2014 (the TSR tranche of the 2014 performance shares and the 2014 revenue sub-tranches of the 2012, 2013 and 2014 performance shares), assuming maximum attainment of the applicable performance goals in effect for those tranches and sub-tranches, are as follows: John C. Martin ($14,146,470), Robin L. Washington ($4,032,434), John F. Milligan ($5,832,091), Norbert W. Bischofberger ($4,886,266) and Gregg H. Alton ($4,098,215). The grant-date fair values assume maximum goal attainment only as to those tranches or sub-tranches that at present have a reportable grant-date fair value. As described in the Compensation Discussion and Analysis, the revenue sub-tranches of the 2013 and 2014 performance shares for which performance objectives have not yet been set do not at present have a reportable grant-date fair value under FASB ASC Topic 718. Assumptions used in the calculation of such grant-date fair values are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K for such fiscal year.

Beginning with performance shares awarded in 2012, performance objectives have been set for only certain tranches of the awards granted in each year and the associated grant-date fair value of those tranches has been incorporated in the table above. Tranches for which performance objectives have not yet been set do not at present have a reportable grant-date fair value under FASB ASC Topic 718 and therefore, are not included in the table above. Thus, amounts reported for 2012 reflect only the grant-date fair value of that portion of the award that is subject to a three-year TSR performance condition and the portion of the 2012 award that is subject to the 2012 revenue goal; amounts reported for 2013 reflect the grant-date fair value of that portion of the award that is subject to a three-year TSR performance condition, and the portions of the 2012 and 2013 awards that are subject to the 2013 revenue goal; and amounts reported for 2014 reflect the grant-date fair value of that portion of the award that is subject to a three-year TSR performance condition, and the portions of the 2012, 2013 and 2014 awards that are subject to the 2014 revenue goal. See footnotes 6 and 7 to the 2014 Grants of Plan-Based Awards table on page 68 for a detailed description of the terms of the 2013 and 2014 performance shares.
(3)

Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K for such fiscal year.

(4)	Represents amounts paid under our corporate bonus plan based on our Compensation Committee’s certification of corporate performance and individual achievements.
(5)	Includes matching contributions made by us on such individual’s behalf to the 401(k) employee savings and retirement plan.
(6)	Includes matching contributions made under our 401(k) plan ($7,500) and cell phone expenses ($1,320).
(7)	Includes matching contributions made under our 401(k) plan ($7,500), Hart-Scott-Rodino filing fee ($45,000), related legal fees ($10,365) and associated tax reimbursement ($33,332).
(8)	Mr. Alton was not one of our Named Executive Officers in 2013 or 2012.
(9)	Includes matching contributions made under our 401(k) plan ($7,500), a corporate gift ($750) and related tax reimbursement ($452).

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the 2014 fiscal year:

Name	Award Type	Grant Date		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Award(3)	Grant- Date Fair Value of Stock and Option Award(4)
					Threshold	Target	Maximum	Threshold(2)	Target		Maximum
John C. Martin	2012 performance shares	2/1/2014	(5)	1/23/2014	—	—	—	7,800	39,000	(5)	78,000	—	—	$3,145,350
	2013 performance shares	2/1/2014	(6)	1/23/2014	—	—	—	4,315	21,573	(6)	43,146	—	—	$1,739,862
	2014 option awards	2/1/2014		1/23/2014	—	—	—	—	—		—	162,260	$80.65	$5,241,907
	2014 performance shares	2/1/2014		1/23/2014	—	—	—	2,804	36,210	(7)	72,420	—	—	$3,500,993
	Corporate bonus	N/A		N/A	—	$2,563,700	$3,845,550	—	—		—	—	—	—
Robin L. Washington	2012 performance shares	2/1/2014	(5)	1/23/2014	—	—	—	2,000	10,000	(5)	20,000	—	—	$806,500
	2013 performance shares	2/1/2014	(6)	1/23/2014	—	—	—	983	4,917	(6)	9,834	—	—	$396,556
	2014 option awards	2/1/2014		1/23/2014	—	—	—	—	—		—	60,280	$80.65	$1,947,382
	2014 performance shares	2/1/2014		1/23/2014	—	—	—	1,042	13,459	(7)	26,918	—	—	$1,301,383
	Corporate bonus	N/A		N/A	—	$660,000	$990,000	—	—		—	—	—	—
John F. Milligan	2012 performance shares	2/1/2014	(5)	1/23/2014	—	—	—	3,417	17,084	(5)	34,168	—	—	$1,377,825
	2013 performance shares	2/1/2014	(6)	1/23/2014	—	—	—	1,643	8,217	(6)	16,434	—	—	$662,701
	2014 option awards	2/1/2014		1/23/2014	—	—	—	—	—		—	64,910	$80.65	$2,096,957
	2014 performance shares	2/1/2014		1/23/2014	—	—	—	1,122	14,490	(7)	28,980	—	—	$1,401,018
	Corporate bonus	N/A		N/A	—	$1,080,000	$1,620,000	—	—		—	—	—	—
Norbert W. Bischofberger	2012 performance shares	2/1/2014	(5)	1/23/2014	—	—	—	2,667	13,334	(5)	26,668	—	—	$1,075,387
	2013 performance shares	2/1/2014	(6)	1/23/2014	—	—	—	1,479	7,397	(6)	14,794	—	—	$596,568
	2014 option awards	2/1/2014		1/23/2014	—	—	—	—	—		—	57,180	$80.65	$1,847,234
	2014 performance shares	2/1/2014		1/23/2014	—	—	—	988	12,763	(7)	25,526	—	—	$1,234,031
	Corporate bonus	N/A		N/A	—	$760,000	$1,140,000	—	—		—	—	—	—
Gregg H. Alton	2012 performance shares	2/1/2014	(5)	1/23/2014	—	—	—	2,133	10,667	(5)	21,334	—	—	$860,294
	2013 performance shares	2/1/2014	(6)	1/23/2014	—	—	—	1,191	5,957	(6)	11,914	—	—	$480,432
	2014 option awards	2/1/2014		1/23/2014	—	—	—	—	—		—	52,540	$80.65	$1,697,336
	2014 performance shares	2/1/2014		1/23/2014	—	—	—	908	11,723	(7)	23,446	—	—	$1,133,441
	Corporate bonus	N/A		N/A	—	$672,000	$1,008,000	—	—		—	—	—	—

(1)

Actual amounts paid in February 2015 were based on our Compensation Committee’s review and certification of corporate performance and individual achievements in 2014 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 67.

(2)

Amounts in the “Threshold” column represent the number of shares of our common stock issuable (e.g., 20% of the target number of performance shares allotted to the revenue subtranche and 2.5% of the target number of performance shares allotted to the TSR tranche) upon threshold- level achievement of the performance goals described in footnotes 5 through 7 below. If threshold-level performance is not achieved, no shares are issuable.

(3)

Reflects option awards granted under our 2004 Equity Incentive Plan, the terms of which are consistent with those of options granted to other employees under the 2004 Equity Incentive Plan. The options vest at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment over the next 36 months thereafter. Subject to earlier forfeiture, the maximum term of options granted under the 2004 Equity Incentive Plan is 10 years. The exercise price per share of each option granted was equal to the closing market price of our common stock on January 31, 2014, since the February 1, 2014 effective date was a Saturday.

(4)

Represents the grant-date fair value of each performance share and option award, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. The grant-date fair value of the performance shares awarded is based on the probable outcome at 100% target level attainment of one or more pre-established performance objectives and the assumptions used in the calculation of the grant-date fair value of options are set forth in Note 13 to our Consolidated Financial Statements for the year ending December 31, 2014, included in our Annual Report on Form 10-K for such fiscal year.

Beginning with performance shares awarded in 2012, performance objectives have been set for only certain tranches of the awards granted in each year and the associated grant-date fair value of those tranches has been incorporated in the table above. The performance objectives for sub-tranche 3 of the revenue tranche of the 2013 performance shares and sub-tranches 2 and 3 of the revenue tranche of the 2014 performance shares had not yet been set as of the close of the 2014 fiscal year, and therefore, they do not at present have a reportable grant-date fair value under FASB ASC Topic 718 and are not included in the Summary Compensation Table or the table above. See footnotes 5 through 7 below for a detailed description of the terms of the related performance shares.

(5)

Represents the grant-date fair value of the 2014 revenue sub-tranche of performance shares awarded in 2012 under our 2004 Equity Incentive Plan, as that value was measured on February 1, 2014, which was the date on which the revenue target for that particular sub-tranche was first communicated to the Named Executive Officer (following approval by the Compensation Committee). Although such sub-tranche was part of the performance share award originally made on January 26, 2012, no grant-date fair value could be determined for that sub-tranche under FASB ASC Topic 718 until February 1, 2014. The 2012 performance shares were divided into two separate equally-weighted tranches (based on number of shares granted). The performance-based vesting requirement for the first tranche was set by the Compensation Committee on the original January 26, 2012 award date and is tied to the percentile level of our total shareholder return (“TSR”) for the three-year performance period from January 1, 2012 through December 31, 2014 relative to the TSR realized for that same period by the companies comprising three subsets of the S&P Health Sub-Index. To receive any shares of our common stock accrued pursuant to this TSR tranche, an executive officer must remain employed with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained. The performance-based vesting requirement for the second tranche of each performance award is divided into three equal sub-tranches, each with its own one-year performance period and applicable service period of one or more specified years, as follows:

•

The performance-based vesting requirement for the first sub-tranche was the achievement of the target level of consolidated net product revenue for the 2012 calendar fiscal year as set by our Compensation Committee. The grant-date fair value of that particular sub-tranche was measured on January 26, 2012, in accordance with FASB ASC Topic 718. Any shares accrued on the basis of revenue goal attainment for this sub-tranche are also subject to a service-vesting condition that requires continued service from January 1, 2012 through December 31, 2014.

•

The performance-based vesting requirement for the second sub-tranche was the achievement of the target level of consolidated net product revenue for the 2013 calendar fiscal year as set by our Compensation Committee. The grant-date fair value of that particular sub-tranche was measured on January 30, 2013, in accordance with FASB ASC Topic 718. Any shares accrued on the basis of revenue goal attainment for this sub-tranche are also subject to a service-vesting condition that requires continued service from January 1, 2013 through December 31, 2014.

•

The performance-based vesting requirement for the final sub-tranche is the achievement of the target level of consolidated net product revenue for the 2014 calendar fiscal year as set by our Compensation Committee. The grant-date fair value of that particular sub-tranche was measured on February 1, 2014, in accordance with FASB ASC Topic 718. Any shares accrued on the basis of revenue goal attainment for this sub-tranche are also subject to a service-vesting condition that requires continued service from January 1, 2014 through December 31, 2014.

(6)

Represents the grant-date fair value of the 2014 revenue sub-tranche of performance shares awarded in 2013 under our 2004 Equity Incentive Plan, as that value was measured on February 1, 2014, which was the date on which the revenue target for that particular sub-tranche was first communicated to the Named Executive Officer (following approval by the Compensation Committee). Although such sub-tranche was part of the performance share award originally made on February 1, 2013, no grant-date fair value could be determined for that sub-tranche under FASB ASC Topic 718 until February 1, 2014. The 2013 performance shares were divided into two separate equally-weighted TSR and revenue tranches (based on grant-date fair value) similar to the description of the 2012 performance shares in footnote 5 above. Any shares accrued on the basis of the applicable level of TSR goal attainment are also subject to a service-vesting condition that requires continued service with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained. The TSR three-year performance period is from February 1, 2013 through January 31, 2016. Any shares accrued on the basis of the applicable level of revenue goal attainment are also subject to a service-vesting condition that requires continued service with us from January 1 of the applicable revenue year through December 31, 2015.

Since the revenue goal for the third and final sub-tranche of the 2013 performance share award had not been set by the Compensation Committee as of the close of the 2014 fiscal year, that sub-tranche does not have a determinable grant-date fair value under FASB ASC Topic 718 for the 2014 fiscal year.

(7)

Reflects 2014 performance shares granted under our 2004 Equity Incentive Plan which were divided into two separate equally-weighted TSR and revenue tranches (based on grant-date fair value) similar to the descriptions of the 2012 and 2013 performance shares in footnotes 5 and 6 above. The performance-based vesting requirement for the first revenue sub-tranche is our achievement of the target level of consolidated net product revenue for the 2014 calendar fiscal year that was established by our Compensation Committee at the time the award was made. The grant-date fair value reported for this award in the above table represents the grant-date fair value of the TSR tranche and the first revenue sub-tranche. Any shares accrued on the basis of the applicable level of TSR goal attainment are also subject to a service-vesting condition that requires continued service with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained. The TSR three-year performance period is from February 1, 2014 through January 31, 2017. Any shares accrued on the basis of the applicable level of revenue goal attainment are also subject to a service-vesting condition that requires continued service with us from January 1 of the applicable revenue year through December 31, 2016.

Since the revenue goals for the second and third sub-tranches of the 2014 performance share award had not been set by the Compensation Committee as of the close of the 2014 fiscal year, those sub-tranches do not have a determinable grant-date fair value under FASB ASC Topic 718 for the 2014 fiscal year.

The total number of shares of common stock issuable under the 2014 performance share award assuming target level attainment of each applicable TSR and revenue performance goal, including the portion of the shares subject to the two revenue sub-tranches for which there is at present no reportable grant-date fair value, is as follows: John C. Martin (57,910), Robin L. Washington (21,520), John F. Milligan (23,170), Norbert W. Bischofberger (20,410) and Gregg H. Alton (18,750).

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option award and unvested stock award held by each of our Named Executive Officers as of December 31, 2014. Market values are based on our closing stock price on December 31, 2014 of $94.26:

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
John C. Martin	1,800,000	—		$14.50	1/25/2016	—		—	—		—
	1,200,000	—		$16.40	1/22/2017	—		—	—		—
	880,000	—		$21.58	1/30/2018	—		—	—		—
	600,000	—		$23.60	1/21/2019	—		—	—		—
	604,200	31,800		$23.76	1/28/2020	—		—	—		—
	806,250	53,750		$19.09	1/20/2021	—		—	—		—
	455,125	206,875		$24.30	1/26/2022	—		—	—		—
	171,828	220,922		$40.56	2/1/2023	—		—	—		—
	—	162,260	(3)	$80.65	2/1/2024	—		—	—		—
	—	—		—	—	234,000	(5)	$22,056,840	—		—
	—	—		—	—	43,146	(6)	$4,066,942	111,180	(7)	$10,479,827
	—	—		—	—	43,146	(8)	$4,066,942	—		—
	—	—		—	—	21,700	(9)	$2,045,442	50,720	(10)	$4,780,867
Robin L. Washington	—	4,800		$23.76	1/28/2020	—		—	—		—
	—	11,550		$19.09	1/20/2021	—		—	—		—
	—	56,250		$24.30	1/26/2022	—		—	—		—
	4	50,338		$40.56	2/1/2023	—		—	—		—
	—	60,280	(3)	$80.65	2/1/2024	—		—	—		—
	—	—		—	—	6,000	(4)	$565,560	—		—
	—	—		—	—	60,000	(5)	$5,655,600	—		—
	—	—		—	—	9,832	(6)	$926,764	25,340	(7)	$2,388,548
	—	—		—	—	9,834	(8)	$926,953	—		—
	—	—		—	—	8,058	(9)	$759,547	18,860	(10)	$1,777,744
John F. Milligan	800,000	—		$14.50	1/25/2016	—		—	—		—
	560,000	—		$16.40	1/22/2017	—		—	—		—
	140,000	—		$20.74	5/8/2017	—		—	—		—
	320,000	—		$21.58	1/302018	—		—	—		—
	80,000	—		$27.07	5/7/2018	—		—	—		—
	280,000	—		$23.60	1/21/2019	—		—	—		—
	266,000	14,000		$23.76	1/28/2020	—		—	—		—
	360,000	24,000		$19.09	1/20/2021	—		—	—		—
	207,969	94,531		$24.30	1/26/2022	—		—	—		—
	65,458	84,162		$40.56	2/1/2023	—		—	—		—
	—	64,910	(3)	$80.65	2/1/2024	—		—	—		—
	—	—		—	—	102,500	(5)	$9,661,650	—		—
	—	—		—	—	16,432	(6)	$1,548,880	42,360	(7)	$3,992,854
	—	—		—	—	16,434	(8)	$1,549,069	—		—
	—	—		—	—	8,680	(9)	$818,177	20,300	(10)	$1,913,478

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Norbert W. Bischofberger	160,000	—		$16.40	1/22/2017	—		—	—		—
	140,000	—		$20.74	5/8/2017	—		—	—		—
	240,000	—		$21.58	1/30/2018	—		—	—		—
	158,400	—		$23.60	1/21/2019	—		—	—		—
	136,800	7,200		$23.76	1/28/2020	—		—	—		—
	223,125	14,875		$19.09	1/20/2021	—		—	—		—
	159,844	72,656		$24.30	1/26/2022	—		—	—		—
	58,913	75,747		$40.56	2/1/2023	—		—	—		—
	—	57,180	(3)	$80.65	2/1/2024	—		—	—		—
	—	—		—	—	80,000	(5)	$7,540,800	—		—
	—	—		—	—	14,792	(6)	$1,394,294	38,120	(7)	$3,593,191
	—	—		—	—	14,794	(8)	$1,394,482	—		—
	—	—		—	—	7,646	(9)	$720,712	17,880	(10)	$1,685,369
Gregg H. Alton	100,000	—		$26.99	7/30/2018	—		—	—		—
	5,000	—		$23.60	1/21/2019	—		—	—		—
	90,000	—		$24.91	7/29/2019	—		—	—		—
	33,600	8,400		$23.76	1/28/2020	—		—	—		—
	59,500	14,875		$19.09	1/20/2021	—		—	—		—
	98,617	58,750		$24.30	1/26/2022	—		—	—		—
	47,456	61,014		$40.56	2/1/2023	—		—	—		—
	—	52,540	(3)	$80.65	2/1/2024	—		—	—		—
	—	—		—	—	64,000	(5)	$6,032,640	—		—
	—	—		—	—	11,912	(6)	$1,122,825	30,700	(7)	$2,893,782
	—	—		—	—	11,914	(8)	$1,123,014	—		—
	—	—		—	—	7,026	(9)	$662,271	16,420	(10)	$1,547,749

(1)

All options granted prior to January 1, 2011, with a reported expiration date prior to January 1, 2021, vest over a five-year period at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. All options granted on or after January 1, 2011, with a reported expiration date on or after January 1, 2021, vest over a four-year period at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment. Each option granted under the 2004 Equity Incentive Plan has an expiration date at the end of the 10-year period measured from the grant date, unless earlier terminated following the Named Executive Officer’s termination of employment with us.

(2)

Prior to April 30, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the day before the grant date. Beginning on May 1, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date. However, the exercise price of $80.65 per share for options granted on February 1, 2014 was based on the closing price of our common stock on January 31, 2014, since the February 1, 2014 effective date was a Saturday.

(3)	This particular option award for the Named Executive Officer is also included in the 2014 Grants of Plan-Based Awards table on page 68.
(4)

Represents the unvested shares of our common stock currently subject to a restricted stock unit award originally covering 30,000 shares that will vest and become issuable in a series of five successive equal annual installments over a five-year period of continued employment measured from the November 5, 2010 grant date.

(5)

Represents the number of shares of our common stock that have accrued pursuant to the TSR portion of the 2012 performance share award, as described in footnote 5 to the 2014 Grants of Plan-Based Awards table on page 68, based on attainment of the applicable TSR goal at the 200% “Maximum” level. The shares are now subject only to a service-vesting condition that requires continued service with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(6)

Represents the number of shares of our common stock that have accrued under the first revenue sub-tranche of the 2013 performance share award, as described in footnote 6 to the 2014 Grants of Plan-Based Awards table on page 68, based on attainment of the applicable revenue goal at the 200% “Maximum” level. The shares are now subject only to a service-vesting condition that requires continued service through December 31, 2015, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(7)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the TSR portion of the 2013 performance share award, as described in footnote 6 to the 2014 Grants of Plan- Based Awards table on page 68, assuming the established performance goal is attained at the 200% “Maximum” level.

(8)

Represents the number of shares of our common stock that have accrued under the second revenue sub-tranche of the 2013 performance share award, as described in footnote 6 to the 2014 Grants of Plan-Based Awards table on page 68, based on attainment of the applicable revenue goal at the 200% “Maximum” level. The shares are now subject only to a service-vesting condition that requires continued service through December 31, 2015, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(9)

Represents the number of shares of our common stock that have accrued under the first revenue sub-tranche of the 2014 performance share award, as described in footnote 7 to the 2014 Grants of Plan-Based Awards table on page 68, based on attainment of the applicable revenue goal at the 200% “Maximum” level. The shares are now subject only to a service-vesting condition that requires continued service through December 31, 2016, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(10)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the TSR portion of the 2014 performance share award, as described in footnote 7 to the 2014 Grants of Plan- Based Awards table on page 68, assuming the established performance goal is attained at the 200% “Maximum” level.

2014 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of restricted stock units and/or performance shares for each of our Named Executive Officers during the year ended December 31, 2014:

	Option Awards		Stock Awards(3)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
John C. Martin	1,687,508	$137,294,462	594,000	$50,140,440
Robin L. Washington	199,148	$12,575,924	143,000	$12,298,670
John F. Milligan	687,508	$64,678,837	261,500	$22,065,240
Norbert W. Bischofberger	540,000	$32,892,444	185,000	$15,731,850
Gregg H. Alton	572,000	$36,592,219	169,000	$14,223,690

(1)

Option awards value realized is determined by multiplying (i) the amount by which the market price of our common stock at the time of exercise exceeded the exercise price by (ii) the number of shares of common stock for which the options were exercised.

(2)	Stock awards value realized is determined by multiplying (i) the closing market price of our common stock on the vesting date by (ii) the number of shares of common stock that vested on that date.
(3)

Consists of common stock that vested pursuant to (i) the 2011 performance shares based on 125% level attainment of the TSR and relative revenue performance goals and (ii) the 2012 performance shares based on 200% “Maximum” level attainment of the absolute revenue performance goals only. The TSR tranche of the 2012 performance shares is subject to a different service-vesting condition and did not vest as of December 31, 2014. The TSR tranche of the 2012 performance shares is included in the 2014 Outstanding Equity Awards at Fiscal Year-End table on page 70 (based on a 200% “Maximum” level achievement as certified by our Compensation Committee in February 2015). The shares underlying both the revenue and TSR tranches of the 2012 performance shares will be issued in February 2015.

For Ms. Washington, amounts also include 6,000 shares of common stock that vested related to a restricted stock unit award originally covering 30,000 shares that will vest and become issuable in a series of five successive equal annual installments over a five-year period of continued employment measured from the November 5, 2010 grant date.

2014 NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan provides our executive officers, including all of the Named Executive Officers, and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer up to 70% of his or her salary and up to 100% of his or her bonus/commission each year. The deferred amount is credited to an account maintained in his or her name in which the participant is fully vested at all times. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are 26 investment funds available for selection under the plan, and they are substantially the same as those available under our broad-based 401(k) employee savings plan. Investment elections may be changed on a daily basis. The participant may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or upon termination of employment or on the second or fifth anniversary of his or her termination date. The distribution may, at the participant’s election, be made in a lump sum or in annual installments over a period not to exceed 10 years. A participant can receive an early distribution of a portion of his or her account balance in the event of a financial hardship. In the event of the participant’s death, his or her account balance will be distributed in a lump sum to the designated beneficiary.

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers under our Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year-End
John C. Martin	—	—	$315,563	$1,542,758	$4,225,235	(3)
Robin L. Washington	—	—	$51,290	—	$983,822	(4)
John F. Milligan	—	—	—	—	—
Norbert W. Bischofberger	—	—	$23,780	$437,316	$461,096	(5)
Gregg H. Alton	$925,722	—	$270,829	—	$3,213,356	(6)

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his or her balance for fiscal year 2014.

(2)

Although 26 investment funds are available for selection under our Deferred Compensation Plan, the investment selections for the 2014 fiscal year were concentrated primarily in the 8 investment funds named below. The rate of return for each such fund for the 2014 fiscal year was as follows:

Name of Fund	% Rate of Return
Fidelity Retirement Money Market	0.01%
Vanguard Total Bond Market Index	5.90%
Vanguard Institutional Index	13.65%
Fidelity Growth Company	14.44%
T. Rowe Price Blue Chip Growth	9.28%
Fidelity Low-Priced Stock	7.65%
Spartan Extended Market Index	7.68%
Fidelity Diversified International	-3.20%

(3)

Includes (i) $1,450,000 of compensation reported for such individual in the Summary Compensation Table for 2006 (deferred non-equity incentive plan compensation) and (ii) $1,617,000 of compensation reported for such individual in the Summary Compensation Table for 2007 (deferred non-equity incentive plan compensation).

(4)

Includes (i) $394,640 of compensation reported for such individual in the Summary Compensation Table for 2009 (deferred non-equity incentive plan compensation) and (ii) $271,868 of compensation reported for such individual in the Summary Compensation Table for 2010 (deferred non-equity incentive plan compensation).

(5)	The reported amount includes compensation for service rendered in one or more pre-2006 calendar years.
(6)	Includes $339,367 of compensation reported for such individual in the Summary Compensation Table for 2007 (deferred salary and non- equity incentive plan compensation).

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

We do not have employment agreements with any of the Named Executive Officers. Although the employment of the Named Executive Officers is “at will,” they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such payments and benefits depends upon the specific circumstances under which a Named Executive Officer’s employment terminates. There are three general categories of termination:

•

Voluntary Termination/For Cause Termination: includes a voluntary termination of employment by the Named Executive Officer (other than in connection with a resignation for good reason) and a termination of the Named Executive Officer’s employment by us for cause.

•

Retirement: includes a termination of employment by the Named Executive Officer after reaching applicable retirement age, other than a termination of the Named Executive Officer’s employment by us for cause.

•

Involuntary Termination Without Cause: includes a termination of the Named Executive Officer’s employment by us (other than for cause) for reasons not constituting cause, such as due to a company-wide or departmental reorganization or the resignation of the Named Executive Officer in connection with a significant restructuring of his or her individual job duties or a change in his or her work location of more than 50 miles.

•

Change in Control Termination: includes a termination of the Named Executive Officer’s employment by us without cause, or the resignation of the Named Executive Officer for good reason, within the applicable change in control protection period following a change in control of Gilead (i.e. “double trigger”).

Payments and benefits receivable upon an involuntary termination of employment without cause or a change in control or an involuntary termination of employment within the applicable change in control protection period are governed by the Gilead Sciences, Inc. Severance Plan (the “Severance Plan”). A copy of the Severance Plan is available as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and filed with the SEC on May 4, 2012. For purposes of determining a Named Executive Officer’s eligibility for the various severance payments and benefits available under the Severance Plan and our various equity plans, the following definitions are relevant:

A “change in control of Gilead” will be deemed to occur upon:

•

a merger, consolidation or other reorganization approved by our stockholders, unless our stockholders continue to own more than 50% of the total combined voting power of the voting securities of the successor corporation;

•	a sale of all or substantially all of our assets;

•	the acquisition by any person or related group of persons of more than 50% of the total combined voting power of our outstanding securities; or

•	a change in the majority of the members of our Board of Directors over a 12-month or shorter period by reason of one or more contested elections for Board membership.

A “resignation for good reason” will be deemed to occur should a Named Executive Officer resign from his or her employment with us for any of the following reasons during the applicable change in control protection period:

•

a materially adverse change in his or her title, position or responsibilities (including reporting responsibilities) or the assignment to him or her of any duties or responsibilities which are inconsistent with his or her title, position or responsibilities;

•	a reduction in his or her annual base compensation;

•	his or her permanent relocation to any place outside a 50 mile radius of the location serving as his or her existing principal work site;

•

the failure by the new company to continue in effect any material compensation or employee benefit plan in which he or she was participating or to provide him or her with an aggregate level of compensation and benefits comparable to that in effect for him or her prior to the change; or

•	any material breach by the new company of any provision of any agreement we have with the Named Executive Officer.

A Named Executive Officer’s employment will be deemed to have been terminated for “cause” if such termination occurs by reason of:

•	any act or omission in bad faith and to our detriment;

•	dishonesty, intentional misconduct, material violation of any company policy, or material breach of any agreement with us; or

•	commission of any crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

The following table summarizes the payments and benefits that each Named Executive Officer is eligible to receive upon his or her termination of employment under the various circumstances specified above.

Type of Termination	Chief Executive Officer	Other Named Executive Officers
Voluntary or “For Cause” Termination	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits
Retirement(1)

•    Three-year post retirement exercise period for already vested stock options

•    Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

•    Three-year post retirement exercise period for already vested stock options

•    Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

Involuntary Termination Without “Cause”

•    Cash severance equal to 2.0 times base salary + 2.0 times average bonus for prior three fiscal years

•    12 months of outplacement services

•    Lump-sum payment to cover the estimated cost of COBRA care for 24 months

•    No acceleration of unvested stock awards

•    Cash severance equal to 1.5 times base salary + 1.0 times average bonus for prior three fiscal years

•    Six months of outplacement services

•    Lump-sum payment to cover the estimated cost of COBRA care for 18 months

•    No acceleration of unvested stock awards

Type of Termination	Chief Executive Officer	Other Named Executive Officers
Change in Control Termination (involuntary termination without “Cause” or resignation for “Good Reason” within Change in Control Protection Period(2))

•    Cash severance equal to 3.0 times base salary + 3.0 times average bonus for prior three fiscal years

•    12 months of outplacement services

•    Lump-sum payment to cover the estimated cost of COBRA care for 36 months

•    100% acceleration of stock option and time-based restricted stock unit awards

•    Acceleration of unvested performance shares as follows:

•    100% of target number of shares accelerates if change-in-control occurs within first 12 months of the applicable performance period

•    If the change in control occurs following that 12-month period, then the vesting acceleration will apply to the greater of (1) 100% of the target number of shares or (2) such greater number of shares that would be considered earned on the basis of actual performance through the end of the fiscal quarter prior to the change-in-control date

•    Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only for those grandfathered individuals eligible for such gross-up payment pursuant to the provisions of the Severance Plan in effect as of January 28, 2010)

•    Cash severance equal to 2.5 times base salary + 2.5 times average bonus for prior three fiscal years

•    Six months of outplacement services

•    Lump-sum payment to cover the estimated cost of COBRA care for 30 months

•    100% acceleration of stock option and time-based restricted stock unit awards

•    Acceleration of unvested performance shares as follows:

•    100% of target number of shares accelerates if change-in-control occurs within first 12 months of the applicable performance period

•    If the change in control occurs following that 12-month period, then the vesting acceleration will apply to the greater of (1) 100% of target number of shares or (2) such greater number of shares that would be considered earned on the basis of actual performance through the end of the fiscal quarter prior to the change-in-control date

•    Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only for those individuals eligible for such gross-up payment pursuant to the “grandfathered” provisions of the Severance Plan in effect as of January 28, 2010)

(1)	Retirement is defined as the termination of a Named Executive Officer’s employment with a combined age and years of service of not less than 70 years.
(2)

The change in control protection period will begin with the execution of the definitive agreement for the change in control transaction and continue for a specified period following the effective date of the change in control transaction (24 months for Dr. Martin and 18 months for the other Named Executive Officers).

A Named Executive Officer must deliver a general release of claims against Gilead as a condition of his or her receipt of payments and benefits under the Severance Plan. The cash severance component of those arrangements will be paid in a series of equal periodic installments in accordance with our normal payroll practices over a period of years corresponding to the applicable multiple of base salary indicated above for the Named Executive Officer. However, a portion of those installments may be subject to a six-month holdback to the extent required under applicable tax laws.

The estimated severance payments and benefits for which a Named Executive Officer will become eligible if his or her employment is involuntarily terminated without cause or if his or her employment is terminated under certain prescribed circumstances within the change in control protection period are set forth in the following table. The estimated amounts are based on the following assumptions:

•

the termination of employment occurred on December 31, 2014, under circumstances triggering vesting acceleration and severance payments and benefits under the various termination events described in the table above;

•	the change in control transaction occurred on December 31, 2014; and

•

the price per share of our common stock paid to our stockholders in consummation of the change in control was $94.26 per share, the closing market price of our common stock on December 31, 2014, the last business day of 2014.

The table below does not include accrued wages, vacation pay, vested deferred compensation or the intrinsic value (as of December 31, 2014) of any outstanding stock options or other stock awards held by the Named Executive Officer that were vested on that date. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by Gilead in connection with an actual separation from service or a change in control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the Named Executive Officers should a separation from service or change in control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, our stock price, target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age and prevailing tax rates.

2014 POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION OR CHANGE IN CONTROL TERMINATION

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Target Attainment of Performance Goals		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Maximum Attainment of Performance Goals
John C. Martin
Cash severance	$9,779,500	$14,669,250		$14,669,250
Stock award vesting acceleration	—	96,752,073	(1)	104,382,420	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	58,508	87,762		87,762
Outplacement services	18,000	18,000		18,000
Excise tax and gross up	—	—		—

Total	$9,856,008	$111,527,085		$119,157,432

Robin L. Washington
Cash severance	$1,928,028	$3,788,821		$3,788,821
Stock award vesting acceleration	—	25,239,209	(1)	27,322,355	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	49,729	82,882		82,882
Outplacement services	12,000	12,000		12,000
Excise tax and gross up	—	14,098,869		15,782,220

Total	$1,989,757	$43,221,781		$46,988,278

John F. Milligan
Cash severance	$3,006,265	$6,165,662		$6,165,662
Stock award vesting acceleration	—	41,000,710	(1)	43,953,876	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	49,262	82,103		82,103
Outplacement services	18,000	18,000		18,000
Excise tax and gross up	—	—		—

Total	$3,073,527	$47,266,475		$50,219,641

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Target Attainment of Performance Goals		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Maximum Attainment of Performance Goals
Norbert W. Bischofberger
Cash severance	$2,370,937	$4,739,842		$4,739,842
Stock award vesting acceleration	—	32,785,569	(1)	35,424,849	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	49,262	82,103		82,103
Outplacement services	12,000	12,000		12,000
Excise tax and gross up	—	—		—

Total	$2,432,199	$37,619,514		$40,258,794

Gregg H. Alton
Cash severance	$2,104,602	$4,211,505		$4,211,505
Stock award vesting acceleration	—	27,006,716	(1)	29,227,481	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	35,986	59,976		59,976
Outplacement services	12,000	12,000		12,000
Excise tax and gross up	—	—		—

Total	$2,152,588	$31,290,197		$33,510,962

(1)

Performance shares included in this line item assume that the number of shares of our common stock payable upon the change in control is based on a probable outcome of 200% of the number of allotted performance shares for the 2012 grants, 200% of the allotted performance shares for the revenue tranches of the 2013 and 2014 grants based on an assumed level of maximum goal attainment and 100% of the number of allotted performance shares for the TSR tranches of the 2013 and 2014 grants based on a target level goal attainment. The actual value realized from those grants will depend upon the actual level of goal attainment.

Tranches for which performance objectives have not yet been defined are not deemed to be outstanding at this time and therefore, are not included in the table above. See footnotes 6 and 7 to the 2014 Grants of Plan-Based Awards table on page 68 for a detailed description of the terms of the 2013 and 2014 performance shares.
(2)

Performance shares included in this line item assume that the number of shares of our common stock payable upon the change in control is based on a probable outcome of 200% of the number of allotted performance shares for the 2012 grants and 200% of the allotted performance shares for the revenue and TSR tranches of the 2013 and 2014 grants based on an assumed level of maximum goal attainment. The actual value realized from those grants will depend upon the actual level of goal attainment.

Tranches for which performance objectives have not yet been defined are not deemed to be outstanding at this time and therefore, are not included in the table above. See footnotes 6 and 7 to the 2014 Grants of Plan-Based Awards table on page 68 for a detailed description of the terms of the 2013 and 2014 performance shares.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

General

The members of our Board of Directors play a critical role in guiding our strategic direction and overseeing the management of Gilead. In recent years, the evolving role and responsibilities of the Board have increased the time commitment required for, and risks associated with, Board service. As a result, the demand for highly qualified and experienced individuals who are capable of serving as the directors of a large public company has also increased.

These dynamics make it imperative that we provide a competitive compensation program for our non-employee directors. Such directors are accordingly compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees, and receive a combination of annual cash retainers and equity compensation in the form of stock options and restricted stock unit awards in amounts that correspond to the level of their general Board and Board committee service. In addition, our non-employee directors are also reimbursed for their business-related expenses incurred in connection with attendance at Board and committee meetings and related activities. Our only employee director, Dr. Martin, receives no separate compensation for his service in such capacity.

Our Compensation Committee reviews our non-employee director compensation program on an annual basis with its independent advisor. Any recommended changes to the program are then presented to the independent members of the Board for their consideration and approval.

2014 Non-Employee Board Member Compensation

Our non-employee directors are compensated through annual equity awards under a pre-established grant-date fair value formula and annual cash retainers for Board and Board committee service.

Cash Payments and Equity Awards

The following table sets forth the compensation arrangements for our non-employee Board members during 2014:

2014 Non-Employee Board Member Compensation
	Cash Payment(1)	Grant-Date Value of Equity Awards(2)
		Options(4)	Restricted Stock Units(4)
All Non-Employee Board Members	$ 75,000 retainer	$150,000	$150,000

Lead Independent Director	$ 75,000(3) additional cash retainer	None	None

Audit Committee Chair	$ 20,000 additional cash retainer	None	None

Compensation Committee Chair	$ 15,000 additional cash retainer	None	None

Nominating and Scientific Chairs	$ 15,000 additional cash retainer for each committee	None	None

Committee Member (in addition to any Committee Chair fees)	$ 20,000 additional cash retainer for each committee	None	None

(1)

A non-employee director’s actual annual cash retainer will be equal to the aggregate of his or her retainer fee for Board service ($75,000) plus his or her retainers for service on one or more Board committees (e.g., if the Audit Committee Chair also serves as a member on the Compensation Committee, the total dollar amount of the cash retainer will be $135,000).

(2)

The number of shares of our common stock subject to the option portion of the annual equity award will be calculated as follows: $150,000 ÷ [(closing market price per share of our common stock on the grant date) x (Black-Scholes option-valuation percentage)], with any fractional share rounded down to the next whole share. The number of shares of our common stock subject to the restricted stock unit portion of the annual equity award will be calculated by dividing $150,000 by the closing market price per share of our common stock on the award date, with any fractional share rounded down to the next whole share.
(3)

The Lead Independent Director will receive an additional retainer of $75,000 should the Lead Independent Director not serve on any committees of the Board or $40,000 should the director serve on a committee.

(4)	The Lead Independent Director, Committee Chairs and other Committee members do not receive any additional equity awards for their Lead Independent Director or Committee service.

Deferred Compensation Plan

Our Deferred Compensation Plan allows our non-employee directors to defer all or a portion of their cash retainer each year. The deferred amount may either be immediately converted into phantom shares of our common stock or invested in a designated group of investment funds, where none results in above-market interest under disclosure rules. To the extent that a non-employee director elects to defer his or her cash retainer into phantom shares, the resulting number of phantom shares of our common stock will be determined by dividing the deferred amount by the fair market value per share of our common stock on the conversion date. The resulting number of phantom shares will be paid out in actual shares of our common stock at the end of the deferral period. If the non-employee director elects to defer his or her retainer into investment funds, then he or she may select from among the 26 investment funds available under the Deferred Compensation Plan. These investment funds are substantially the same as those available under our broad-based Section 401(k) employee savings plan, and the non-employee director may change his or her elections in those funds on a daily basis.

A non-employee director may elect to receive his or her deferred account balance at a designated age that is no earlier than age 50 and no later than age 75, or on the date of his or her cessation of Board service or on the second or fifth anniversary of that cessation date. A non-employee director may elect for the distribution to be made in a lump sum or in annual installments over a period not to exceed 10 years. A non-employee director may receive an early distribution or a portion of his or her deferred account balance in the event of a financial hardship. In the event of a non-employee director’s death, his or her deferred account balance will be distributed in a lump sum to his or her designated beneficiary.

Stock Ownership Guidelines

Based on the recommendation of our Compensation Committee, our Board of Directors has established stock ownership guidelines to encourage our non-employee directors to retain a significant portion of their shares of our common stock. These stock ownership guidelines require our non-employee directors to hold shares of our common stock with an aggregate fair market value equal to or greater than five times their annual retainer. This guideline is to be achieved over a five-year period, measured from the date the non-employee director first joins the Board.

Terms of Equity Awards

The stock options granted to our non-employee directors have an exercise price equal to the fair market value per share of our common stock on the date of grant (based on the closing market price for our common stock on that date as reported on the NASDAQ Global Select Market). Each option has a maximum term of 10 years, subject to earlier termination three years after the non-employee director’s cessation of Board service (with service as Director Emeritus to be treated for such purpose as continued Board service). Each option vests in successive equal quarterly increments over a one-year period measured from the date of grant. The restricted stock unit awards granted to our non-employee directors vest upon the completion of one year of Board service measured from the date of grant. Initial equity awards for new non-employee directors are prorated based on the number of days remaining in the compensation period in which they commence Board service. The shares that vest under restricted stock unit awards may, pursuant to a director’s advance election, be subject to a deferred issuance in up to five annual installments following his or her cessation of Board service.

During 2014, the stock options granted to each of our current non-employee directors covered 43,812 shares of our common stock, with an average exercise price of $78.77 per share, based on the fair market value of our common stock on the date of grant. The restricted stock unit awards granted to each of our current non-employee directors covered 17,136 shares of our common stock.

The table below summarizes the compensation paid by us to non-employee Board members for the 2014 fiscal year:

2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)(7)	Option Awards(3)(7)	Total
John F. Cogan	$155,000		$149,978	$149,724	$454,702
Etienne F. Davignon	$95,000		$149,978	$149,724	$394,702
Carla A. Hills	$95,000		$149,978	$149,724	$394,702
Kevin E. Lofton	$115,000	(4)	$149,978	$149,724	$414,702
John W. Madigan	$130,000		$149,978	$149,724	$429,702
Nicholas G. Moore	$135,000	(5)	$149,978	$149,724	$434,702
Richard J. Whitley	$130,000	(6)	$149,978	$149,724	$429,702
Gayle E. Wilson	$130,000		$149,978	$149,724	$429,702
Per Wold-Olsen	$115,000		$149,978	$149,724	$414,702

(1)	Represents cash retainer for serving on our Board and committees of the Board.
(2)

Represents the grant-date fair value of the restricted stock unit award for 1,904 shares granted to each Board member during the 2014 fiscal year. The applicable grant-date fair value of each award was determined in accordance with FASB ASC Topic 718 and accordingly calculated by multiplying the number of shares of our common stock subject to the award by the closing price per share of our common stock on the award date, without any adjustment for estimated forfeitures related to such service vesting. No other stock awards were made to the non-employee Board members during the 2014 fiscal year.

(3)

Represents the grant-date fair value of the stock option grant for 4,868 shares with an exercise price of $78.77 per share made to each Board member during the 2014 fiscal year. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718, and did not take into account any estimated forfeitures related to such service vesting. Assumptions used in the calculation of grant-date fair value are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K for such fiscal year. No other option grants were made to the non-employee Board members during the 2014 fiscal year.

(4)

Of this amount, Mr. Lofton elected to defer $86,228 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 1,011 phantom shares have a grant-date fair value of $86,228 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Lofton was also paid $22 in cash in lieu of a fractional phantom share. Mr. Lofton also deferred an additional $28,750 of his fees as a cash deferral under our Deferred Compensation Plan.

(5)

Of this amount, Mr. Moore elected to defer $67,464 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 791 phantom shares have a grant-date fair value of $67,464 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Moore was also paid $36 in cash in lieu of a fractional phantom share. Mr. Moore also deferred an additional $67,500 of his fee as a cash deferral under our Deferred Compensation Plan.

(6)	Of this amount, Mr. Whitley deferred $130,000 of his retainer fee as a cash deferral under our Deferred Compensation Plan.
(7)

The following table shows for each named individual the aggregate number of shares subject to all outstanding options, restricted stock units and phantom shares held by that individual as of December 31, 2014:

Name	Number of Shares of Common Stock Subject to all Restricted Stock Units as of December 31, 2014	Number of Shares of Common Stock Subject to all Outstanding Options as of December 31, 2014	Number of Shares of Common Stock Subject to all Phantom Shares as of December 31, 2014
John F. Cogan	1,904	260,202	—
Etienne F. Davignon	1,904	49,914	—
Carla A. Hills	1,904	357,702	2,131
Kevin E. Lofton	1,904	84,842	17,355
John W. Madigan	1,904	248,202	—
Nicholas G. Moore	17,883	49,914	23,895
Richard J. Whitley	1,904	105,702	6,092
Gayle E. Wilson	1,904	270,702	4,185
Per Wold-Olsen	1,904	76,542	—

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(2):
2004 Equity Incentive Plan	39,005,222	$22.6385	72,108,353
Employee Stock Purchase Plan and International Employee Stock Purchase Plan(3)			3,743,153
All plans approved by security holders	39,005,222	$22.6385	75,851,506
Equity compensation plans not approved by security holders	—	—	—
Total:	39,005,222	$22.6385	75,851,506

(1)

Does not take into account 15,840,713 phantom shares, restricted stock awards, restricted stock units and performance share units granted to directors and officers under our 2004 Equity Incentive Plan.

(2)

Does not include 137,566 shares of common stock issuable upon exercise of assumed options and vesting of restricted stock awards under the Myogen, Inc. 2003 Equity Incentive Plan, Corus Pharma, Inc. 2001 Stock Plan, CV Therapeutics, Inc. 1994 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan and Arresto Biosciences, Inc. 2007 Equity Incentive Plan in connection with acquisitions. Options granted under such plans have a weighted-average exercise price of $21.2145.

(3)

Under our Employee Stock Purchase Plan and International Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock by: (1) each beneficial owner of more than 5% of our common stock known to us, as of December 31, 2014 and (2) each director and nominee for director, each of the individuals named in the Summary Compensation Table on page 67 and all of our current executive officers and directors as a group, as of February 28, 2015.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
Capital Research Global Investors	97,857,360	(2)	6.6%
FMR LLC.	94,625,011	(3)	6.4%
Blackrock, Inc.	89,840,001	(4)	6.0%
The Vanguard Group.	81,566,622	(5)	5.5%
Gregg H. Alton	599,432	(6)	*
Norbert W. Bischofberger	3,499,948	(7)	*
John F. Cogan	301,390	(8)	*
Etienne F. Davignon	884,970	(9)	*
Carla A. Hills	394,531	(10)	*
Kevin E. Lofton	129,317	(11)	*
John W. Madigan	272,312	(12)	*
John C. Martin	10,598,699	(13)	*
John F. Milligan	4,168,381	(14)	*
Nicholas G. Moore	87,544	(15)	*
Robin L. Washington	127,796	(16)	*
Richard J. Whitley	116,218	(17)	*
Gayle E. Wilson	514,535	(18)	*
Per Wold-Olsen	163,498	(19)	*
All current executive officers and directors as a group (15 persons)	22,072,942	(20)	1.5%

*	Less than 1% of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by our directors and officers and a Schedule 13G/A filed with the SEC by Capital Research Global Investors (“Capital Research”), a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”), a Schedule 13G/A filed with the SEC by Blackrock, Inc. (“Blackrock”) and a Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except with respect to the percentages listed for Capital Research, FMR, BlackRock and Vanguard, applicable percentages are based on 1,486,727,459 shares of common stock outstanding on February 28, 2015, adjusted as required by the rules promulgated by the SEC.

(2)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2015 by Capital Research reporting sole power to vote or direct the vote over 97,857,360 shares and the sole power to dispose or to direct the disposition of 97,857,360 shares. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.

(3)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR reporting sole power to vote or direct the vote over 6,744,623 shares and the sole power to dispose or to direct the disposition of 94,625,011 shares. Edward C. Johnson 3d and Abigail P. Johnson also reported sole power to dispose or direct the disposition of 94,625,011 shares. Mr. Johnson and is a Director and the Chairman of FMR and Ms. Johnson is the Vice Chairman, the Chief Executive Officer and the President of FMR. FMR Co., Inc. beneficially owns 5% or greater of the outstanding class of shares being reported. The address of FMR is 245 Summer Street, Boston, MA 02210.

(4)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2015 by Blackrock reporting sole power to vote or direct the vote over 75,914,313, shared voting power over 77,895 shares, sole power to dispose or to direct the disposition of 89,762,106 shares and shared dispositive power over 77,895 shares. The address of Blackrock is 55 East 52nd Street, New York, New York 10022.

(5)

Based solely on information set forth in a Schedule 13G filed with the SEC on February 10, 2015 by Vanguard reporting sole power to vote or direct the vote over 2,616,543, sole power to dispose or to direct the disposition of 79,091,573 shares and shared dispositive power over 2,475,049 shares. The address of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(6)	Includes 480,862 shares subject to stock options exercisable within 60 days of February 28, 2015.
(7)	Includes 1,210,931 shares subject to stock options exercisable within 60 days of February 28, 2015 and 6,400 shares held in trust by family members.

(8)	Includes 258,985 shares subject to stock options exercisable within 60 days of February 28, 2015.
(9)	Includes 48,697 shares subject to stock options exercisable within 60 days of February 28, 2015.
(10)	Includes 2,131 phantom shares and 356,485 shares subject to stock options exercisable within 60 days of February 28, 2015.
(11)	Includes 83,625 shares subject to stock options exercisable within 60 days of February 28, 2015.
(12)	Includes 246,985 shares subject to stock options exercisable within 60 days of February 28, 2015 and 11,936 shares held in trust.
(13)	Includes 6,450,815 shares subject to stock options exercisable within 60 days of February 28, 2015.
(14)	Includes 3,180,819 shares subject to stock options exercisable within 60 days of February 28, 2015.
(15)	Includes 23,895 phantom shares and 48,697 shares subject to stock options exercisable within 60 days of February 28, 2015.
(16)	Includes 26,325 shares subject to stock options exercisable within 60 days of February 28, 2015.
(17)	Includes 6,092 phantom shares and 94,485 shares subject to stock options exercisable within 60 days of February 28, 2015.
(18)	Includes 4,185 phantom shares and 269,485 shares subject to stock options exercisable within 60 days of February 28, 2015 and 200,000 shares held in trust.
(19)	Includes 75,325 shares subject to stock options exercisable within 60 days of February 28, 2015.
(20)

Includes 53,658 phantom shares and an aggregate of 13,011,965 shares subject to stock options exercisable by directors and current executive officers within 60 days of February 28, 2015. See notes (6) through (19) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to provide to us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2014, our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than 10% stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. John Madigan (Chairman), Mr. Kevin Lofton, Mr. Nicholas Moore and Mr. Per Wold-Olsen. None of the members of our Compensation Committee during 2014 is currently or has been, at any time since our formation, one of our officers or employees. During 2014, no executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee during 2014 currently has or has had any relationship or transaction with a related person requiring disclosure pursuant to Item 404 of Regulation S-K.

AUDIT COMMITTEE REPORT(1)

In connection with the audited consolidated financial statements for the fiscal year ended December 31, 2014, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with Ernst & Young LLP, Gilead’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed with the Audit Committee by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”); and

(3) received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Our Board has approved this inclusion.

Audit Committee

Nicholas G. Moore, Chairman John F. Cogan Kevin E. Lofton John W. Madigan

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers (including our named executive officers) and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the full extent permitted under Delaware law and our bylaws.

Policies and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related person transactions. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members and transactions include any transaction or arrangement in which the amount involved exceeds $120,000 where the company or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. This responsibility is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

To identify related person transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have a material interest.

We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee determines, on an annual basis, which members of our Board meet the definition of independent director under the criteria specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines. This obligation is set forth in writing in the Nominating and Corporate Governance Committee charter. A copy of the Nominating and Corporate Governance Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section. Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a supervisor or an attorney in the legal department.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice of Internet Availability of Proxy Materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, direct your written request to Gilead Sciences, Inc., Attention: Investor Relations, 333 Lakeside Drive, Foster City, California 94404 or contact Broadridge Financial Solutions, Inc. at (800) 542-1061. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

March 27, 2015

A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at http://www.gilead.com in the Investors section under “SEC Filings.”

Appendix A

GILEAD SCIENCES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Adopted November 15, 1991

Amended May 25, 1994

Amended and Restated January 22, 1998

Approved by Stockholders May 27, 1998

Amended March 30, 1999

Approved by Stockholders July 29, 1999

Amended and Restated July 27, 2005

Amended and Restated January 22, 2007

Approved by Stockholders May 9, 2007

Amended and Restated November 3, 2009

Amended and Restated May 8, 2013

Amended and Restated January 22, 2015

Termination Date: January 22, 2025

1. Purpose.

(a) The purpose of the Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Gilead Sciences, Inc., a Delaware corporation (the “Company”), and its participating Affiliates (as defined in subparagraph 1(c)) may be given an opportunity to purchase stock of the Company pursuant to a plan that qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) The Plan initially was adopted on November 15, 1991. The Plan has been amended and restated on several subsequent occasions, and each offering under the Plan has been subject to the terms and provisions of the Plan in force and effect on the start date of that offering. Effective November 3, 2009, the Plan was amended and restated in its entirety, and subsequent to such date the maximum number of shares of the Company’s common stock reserved for issuance under the Plan, as so amended and restated, are reduced, on a one-for-one basis, by the number of shares of the Company’s common stock issued under the Company’s International Employee Stock Purchase Plan (the “International Plan”). The Plan has been most recently amended and restated in its entirety effective as of January 22, 2015.

(c) The term “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(d) The Company, by means of the Plan, seeks to retain the services of its employees and employees of its Affiliates, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(e) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code, although the Company makes no undertaking or representation to maintain such qualification. The provisions of the Plan shall be construed, administered and enforced in accordance with Section 423(b) of the Code. The Company may also grant rights to purchase stock under the International Plan that are not intended to meet the requirements of Section 423(b) of the Code, pursuant to rules, procedures or sub-plans adopted by the Company under such plan and designed to achieve tax, securities law or other objectives in one or more jurisdictions outside the United States, provided that (i) eligible employees (as that term is described in paragraph 5) who reside in the United States and are employed by the Company or an Affiliate located in the United States will not be granted rights to purchase stock under the International Plan and (ii) eligible employees of Related Entities (as such term is defined in the International Plan), whether or not located in the United States, will not be granted rights to purchase stock under the Plan. Except to the limited extent otherwise provided in the International Plan, the purchase rights granted under that plan will be subject to the same terms, provisions and restrictions as in effect for the purchase rights granted under the Plan.

2. Administration.

(a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan. All determinations of the Board or the Committee shall be final, conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law.

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions to be in effect for each offering of such rights (with no need for the provisions of each offering to be identical).

(ii) To designate from time to time which Affiliates shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

(c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(d) The Board (or the Committee, as appropriate) may, from time to time, employ an entity unrelated to the Company to assist with administration, recordkeeping and other ministerial duties in connection with the Plan (a “Third Party Administrator”).

3. Shares Subject To The Plan.

Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the total number of shares that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate the seventy-eight million five hundred sixty thousand (78,560,000)1 shares of the Company’s $0.001 par value common stock

[1]	Share reserve consists of 4,000,000 shares authorized in November 15, 1991, when the Plan was originally adopted, an additional 8,000,000 shares authorized on May 24, 1994, an additional 8,000,000 authorized on May 27, 1998, an additional 5,280,000 shares authorized on July 29, 1999, and an additional 8,000,000 shares authorized on May 9, 2007, and an additional 12,000,000 shares to be submitted for shareholder approval and authorized at the Company’s 2015 annual meeting. The share amounts so indicated have been adjusted to reflect the five (5) two-for-one stock splits of the Common Stock effected in February 2001, March 2002, September 2004, June 2007 and January 2013, respectively.

(the “Common Stock”) that the Company’s stockholders have approved for issuance under the Plan. Shares of Common Stock sold pursuant to rights granted under the Plan shall reduce, on a one-for-one basis, the number of shares remaining available for sale and issuance under the Plan. In addition, any shares of Common Stock sold pursuant to rights granted under the International Plan shall also reduce, on a one-for-one basis, the number of shares available for sale and issuance under the Plan. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan, unless otherwise issued under the International Plan. The Common Stock issuable under the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4. Grant Of Rights; Offering.

The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of the Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.

5. Eligibility.

(a) Rights may be granted only to employees of the Company or, to employees of any Affiliate designated by the Board or the Committee as provided in subparagraph 2(b). Except as provided in subparagraph 5(b), an employee of the Company or any designated Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or one or more Affiliates for such continuous period preceding the grant date as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any designated Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such designated Affiliate is at least twenty (20) hours per week and at least five (5) months per calendar year.

(b) The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or of any designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii) the Offering Period (as defined in subparagraph 6(a)) for such right shall begin on its Offering Date and end coincident with the end of such Offering;

(iii) the Offering Date shall constitute the beginning of a Purchase Period; and

(iv) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering Period (as defined in subparagraph 6(a)) for such Offering, he or she will not receive any right under that Offering.

(c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted to such employee under “employee stock purchase plans” of the Company and any Affiliate, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase Common Stock of the Company or any Affiliate to accrue at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of fair market value of such Common Stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. Rights; Purchase Price.

(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen percent (15%) (or such lower percentage as the Board determines for a particular Offering) of such employee’s Earnings (as defined in subparagraph 7(b)) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the “Offering Period”). In connection with each Offering made under the Plan, the Board or the Committee shall specify a maximum number of shares which may be purchased by any employee and a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such Offering. Each Offering Period may contain more than one exercise date, as defined in the relevant Offering (the “Exercise Date”), in which case there will be multiple “Purchase Periods,” the first commencing with the Offering Date and ending with the first Exercise Date of that Offering and subsequent ones commencing with the first day following the immediately preceding Exercise Date and ending with the next Exercise Date of that Offering. Where an Offering contains more than one Exercise Date, the Board or the Committee may, prior to the start of that Offering, specify a maximum number of shares which may be purchased by any employee on each such Exercise Date within such Offering and a maximum aggregate number of shares which may be purchased by all eligible employees on such Exercise Date. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be equitable and practicable under the circumstances.

(b) The purchase price of Common Stock acquired pursuant to rights granted under the Plan shall be equal to eighty-five percent (85%) of the lower of:

(i) the Fair Market Value per share of Common Stock on the start of the Offering Period or, if an employee enters the Offering Period after the start date, then the greater of (A) the Fair Market Value per share on the start date of the Offering Period or (B) the Fair Market Value per share on his or her entry date into that Offering Period; or

(ii) the Fair Market Value per share of Common Stock on the Exercise Date.

(c) As of any date, “Fair Market Value” is defined as the closing sales price for the Common Stock (or the closing bid, if no sales were reported) on such day as quoted on The Nasdaq Stock Market or as reported by such other source as the Board deems reliable. If there are no quotations for the relevant day, “Fair Market Value” is defined with reference to the most recent preceding date on which there are quotations.

7. Participation; Withdrawal; Termination.

(a) An eligible employee may become a participant in an Offering by submitting an enrollment form to the Company, in a form approved by the Company, or by accessing the Third Party Administrator’s website and electronically enrolling within the Offering on or before his or her applicable Offering Date for that Offering. During such enrollment process, the employee shall authorize payroll deductions of up to fifteen percent (15%) (or such lower percentage as the Board determines for a particular Offering) of such employee’s Earnings (as defined in subparagraph 7(b)) during the Offering Period. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce, increase or begin payroll deductions after the beginning of any Offering Period only as provided for in that Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering Period.

(b) “Earnings” is defined as an employee’s total compensation, including (i) all salary, wages and other remuneration paid to the employee (including amounts elected to be deferred or contributed under any cash or deferred arrangement or cafeteria benefit plan maintained by the Company (or any participating Affiliate) pursuant to Sections 401(k) and 125, respectively, of the Code and (ii) overtime pay, commissions, bonuses, profit sharing and any special payments for extraordinary services. However, “Earnings” shall not include the cost of employee benefits paid by the Company or any Affiliate, education or tuition fee reimbursements, imputed income arising under any group insurance or other employee benefit program, reimbursement of traveling, business or moving expenses, income realized in connection with stock options or other equity awards, amounts elected to be deferred under any nonqualified deferred compensation plan established by the Company or any Affiliate and referral pay which is paid in recognition of referring an employee candidate.

(c) At any time during an Offering Period a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by submitting a withdrawal notice to the Company or by accessing the Third Party Administrator’s website and electronically electing to withdraw. Such withdrawal may be elected at any time prior to the end of the Purchase Period. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire shares for the participant) under the Offering, without interest unless the terms of the Offering specifically so provide, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other future Offerings under the Plan but such participant will be required to re-enroll in order to participate in subsequent Offerings under the Plan.

(d) Except as provided in Section 7(f) below, rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company or any participating Affiliate for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire shares for the terminated employee) under the Offering, without interest unless the terms of the Offering specifically so provide.

(e) Should a participating employee cease to remain in active service by reason of an approved unpaid leave of absence, then such employee shall have the right, exercisable up until the last business day of the Purchase Period in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Period or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Exercise Date. If the participating employee fails to make a timely election, the accumulated payroll deductions will automatically be applied to the purchase of shares on his or her behalf on the next scheduled Exercise Date. In no event, however, shall any further payroll deductions be collected on the employee’s behalf during such leave. Upon the participating employee’s return to active service (i) within three (3) months following the commencement of such leave or (ii) prior to the expiration of any longer period for which such employee had reemployment rights with the Company or any participating Affiliate provided by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the employee withdraws from the Plan prior to his or her return. An employee who returns to active employment following a leave of absence that exceeds in duration the applicable time period set forth in (i) or (ii) above shall be treated as a new employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan in order to participate in subsequent Offerings under the Plan.

(f) Notwithstanding anything to the contrary contained herein, a participating employee who transfers employment from the Company or any Affiliate participating in the Plan to an Affiliate or Related Entity participating in the International Plan shall immediately cease to participate in the Plan. However, his or her accumulated payroll deductions for the Purchase Period in which such transfer occurs shall be transferred to the International Plan, and such individual shall immediately join the then current Offering under the International Plan upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable local law. A participating employee who transfers employment from an Affiliate or Related Entity participating in a current Offering under the International Plan to the Company or any other Affiliate participating in the Plan shall remain a participant in the International Plan until the earlier of (i) the end of the current Offering Period under the International Plan or (ii) the start date of the first Offering under the Plan in which he or she participates following such transfer.

(g) Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.

8. Exercise and Delivery.

(a) On each Exercise Date, each participant’s accumulated contributions (without any increase for interest unless the terms of the Offering specifically so provide) will be applied to the purchase of whole shares of Common Stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of remaining accumulated contributions after the purchase of shares which is less than the amount required to purchase one share of Common Stock on any current Exercise Date within an Offering shall be refunded to such participant as soon as administratively practicable following such Exercise Date, without interest unless the terms of the Offering specifically so provide.

(b) No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the U.S. Securities Act of 1933, as amended. If on an Exercise Date of any Offering hereunder the Plan (and all rights granted thereunder) is not so registered, no rights granted under the Plan or any Offering shall be exercised on such Exercise Date, and all payroll deductions accumulated during the Purchase Period ending on such Exercise Date (reduced to the extent, if any, such deductions have been used to acquire shares) shall be distributed to the participants, without interest, unless the terms of the Offering specifically so provide.

(c) As soon as administratively practicable following the Exercise Date, the Company shall deliver to each participant or to a registered broker dealer a certificate representing the shares of Common Stock purchased with such participant’s accumulated contributions or may otherwise provide for the transfer of the shares to the participant in book-entry form. The Company may make available an alternative arrangement for delivery of shares to a recordkeeping service. The Committee (or its delegate), in its discretion, may either require or permit participants to elect that such certificates representing the shares purchased or to be purchased under the Plan be delivered to such recordkeeping service.

(d) The Company or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes or other amounts which the Company is required to withhold by applicable law. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan.

9. Covenants of the Company.

(a) While rights granted under the Plan remain outstanding, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such rights.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares upon exercise of such rights unless and until such authority is obtained.

10. Accumulated Payroll Deductions.

A participant’s accumulated payroll deductions are part of the general funds of the Company and do not earn interest, unless the terms of the Offering specifically so provide.

11. Rights As A Stockholder.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until certificates representing such shares shall have been issued or recorded in the books of the Company (or its transfer agent).

12. Adjustments Upon Changes In Stock.

(a) If any change is made in the securities subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and the outstanding rights thereunder will be appropriately adjusted as to the class(es) and maximum number of securities subject to the Plan and the class(es) and number of securities and price per share subject to each outstanding purchase right.

(b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but in which the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion (i) any surviving corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) the accumulated payroll deductions may be used to purchase shares of Common Stock immediately prior to the transaction described above and the rights of participants under the ongoing Offering shall be terminated.

13. Amendment Of The Plan.

(a) The Board at any time, and from time to time, may amend the Plan, including to re-combine the International Plan with the Plan. However, except as provided in paragraph 12 relating to adjustments upon certain changes to the Common Stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the total number of shares reserved for issuance and sale in the aggregate under the Plan and the International Plan;

(ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to maintain employee stock purchase plan treatment under Section 423 of the Code or to comply with any applicable Nasdaq or securities exchange listing requirements); or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to maintain employee stock purchase plan treatment under Section 423 of the Code or to comply with any applicable Nasdaq or securities exchange listing requirements.

The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

(b) Rights and obligations under any rights granted before amendment of the Plan shall not be materially and adversely altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted or except as necessary to comply with applicable laws or governmental regulations or to ensure that the Plan and/or rights granted thereunder comply with the requirements of Section 423 of the Code.

14. Designation Of Beneficiary.

(a) A participant may file with the Company on a form provided by the Company, a written designation of a beneficiary who is to receive any cash, if any, from the participant under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such cash. In addition, a participant may file with the Company on a form provided by the Company, a written designation of a beneficiary who is to receive any cash from the participant under the Plan in the event of such participant’s death during an Offering.

(b) The participant may change such designation of beneficiary at any time by written notice to the Company in the form provided by the Company. In the event of the death of a participant in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate or determine to be the appropriate recipient of the shares and/or cash under applicable law.

15. Termination Or Suspension Of The Plan.

(a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan (as herein amended and restated) was adopted by the Board or approved by the stockholders of the Company, whichever was earlier. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with applicable laws or governmental regulation or to ensure that the Plan and/or rights granted thereunder comply with the requirements of Section 423 of the Code.

16. Severability.

If any particular provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

17. Governing Law.

Except to the extent that provisions of the Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, the Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of Delaware without resort to Delaware’s conflict-of-laws rules.

18. Effective Date Of Plan.

The Plan (as herein amended and restated) shall become effective as determined by the Board, but no rights granted under the Plan shall be exercised unless and until the stockholders of the Company have approved the Plan.

Appendix B

GILEAD SCIENCES, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

Adopted November 3, 2009

Amended and Restated May 8, 2013

Amended and Restated January 22, 2015

Termination Date: January 22, 2025

1. Purpose.

(a) The purpose of the International Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of participating Affiliates and Related Entities (both as defined in subparagraph 1(c)), who reside in jurisdictions outside the United States may be given an opportunity to purchase stock of Gilead Sciences, Inc., a Delaware corporation (the “Company”).

(b) The Plan and the Company’s Employee Stock Purchase Plan (the “Section 423 Plan”), an employee stock purchase plan maintained under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), share the reserve of the Company’s common stock (the “Common Stock”) approved by the Company’s stockholders for issuance under the Section 423 Plan. Accordingly, the maximum number of shares of the Company’s common stock reserved for issuance under the Section 423 Plan is reduced, on a one-for-one basis, by the number of shares of the Company’s common stock issued under the Plan. The Plan was originally adopted by the Company’s Board of Directors on November 3, 2009, and was subsequently amended and restated on May 8, 2013. Both the Plan and the Section 423 Plan have been most recently amended and restated in their entirety effective as of January 22, 2015, in each case subject to shareholder approval.

(c) The term “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. The term “Related Entity” as used in the Plan means any entity, other than an Affiliate, in which the Company has an equity or other ownership interest, as determined by the Company.

(d) The Company, by means of the Plan, seeks to retain the services of employees in jurisdictions outside the United States, to secure and retain the services of new employees in such jurisdictions, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(e) The Company does not intend for the rights to purchase shares of Common Stock granted under the Plan to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Accordingly, the Company will grant rights to purchase stock under the Plan that are not intended to meet the requirements of Section 423(b) of the Code, pursuant to rules, procedures or sub-plans adopted by the Company and designed to achieve tax, securities law or other objectives in one or more jurisdictions outside the United States, provided that (i) eligible employees (as that term is described in paragraph 5) who reside in the United States and are employed by the Company or an Affiliate located in the United States will not be granted rights to purchase stock under the Plan and (ii) eligible employees of Related Entities, whether or not located in the United States, will not be granted rights to purchase stock under the Section 423 Plan. Except to the limited extent otherwise provided herein, the purchase rights granted under the Plan will be subject to the same terms, provisions and restrictions as in effect for the purchase rights granted under the Section 423 Plan.

2. Administration.

(a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the

Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan. All determinations of the Board or the Committee shall be final, conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law.

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions to be in effect for each offering of such rights (with no need for the provisions of each offering to be identical).

(ii) To designate from time to time which Affiliates and Related Entities shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. The Board may also authorize one or more designated officers of the Company to make such adjustments to the terms and conditions in effect under the separate Offerings made under the Plan as may be necessary or advisable to comply with applicable laws and regulations in the jurisdictions in which those Offerings are made.

(iv) To amend the Plan as provided in paragraph 13.

(v) To adopt (or to authorize one or more designated officers of the Company to adopt) rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside the United States. Without limiting the generality of the foregoing, the Board (or any such designated officer) is specifically authorized to adopt rules, procedures or sub-plans regarding, but not limited to, eligibility to participate, the definition of Earnings (as defined in subparagraph 7(b)), handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of stock certificates, all of which may vary with local requirements.

(vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

(c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(d) The Board (or the Committee, as appropriate) may, from time to time, employ an entity unrelated to the Company to assist with administration, recordkeeping and other ministerial duties in connection with the Plan (a “Third Party Administrator”).

3. Shares Subject To The Plan.

Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the total number of shares that may be sold pursuant to rights granted under the Plan and the Section 423 Plan shall not exceed in the aggregate the seventy-eight million five hundred sixty thousand (78,560,000)1 shares of the Company’s $0.001 par value Common Stock that have been approved by the Company’s stockholders for issuance under the Section 423 Plan. Accordingly, any shares of Common Stock sold pursuant to rights granted under the Section 423 Plan shall reduce, on a one-for-one basis, the number of shares available for sale and issuance under the Plan. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan, unless otherwise issued under the Section 423 Plan. The Common Stock issuable under the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4. Grant Of Rights; Offering.

The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of the Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.

5. Eligibility.

(a) Rights under the Plan may be granted only to employees of any Affiliate or Related Entity designated by the Board or the Committee as provided in subparagraph 2(b). Except as provided in subparagraph 5(b), an employee of any designated Affiliate or Related Entity shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of one or more Affiliates or Related Entities for such continuous period preceding the grant date as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years.

(b) The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of any designated Affiliate or Related Entity will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii) the Offering Period (as defined in subparagraph 6(a)) for such right shall begin on its Offering Date and end coincident with the end of such Offering;

(iii) the Offering Date shall constitute the beginning of a Purchase Period; and

[1]	Share reserve consists of 4,000,000 shares authorized in November 15, 1991, when the Section 423 Plan was originally adopted, an additional 8,000,000 shares authorized for the Section 423 Plan on May 24, 1994, an additional 8,000,000 authorized for the Section 423 Plan on May 27, 1998, an additional 5,280,000 shares authorized for the Section 423 Plan on July 29, 1999, and an additional 8,000,000 shares authorized for the Section 423 Plan on May 9, 2007, and an additional 12,000,000 shares to be submitted for shareholder approval and authorized at the Company’s 2015 annual meeting. The share amounts so indicated have been adjusted to reflect the five (5) two-for-one stock splits of the Common Stock effected in February 2001, March 2002, September 2004, June 2007 and January 2013, respectively.

(iv) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering Period (as defined in subparagraph 6(a)) for such Offering, he or she will not receive any right under that Offering.

(c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted to such employee under “employee stock purchase plans” of the Company and any Affiliate, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase Common Stock of the Company or any Affiliate to accrue at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of fair market value of such Common Stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e) Officers of any designated Affiliate or Related Entity shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. Rights; Purchase Price.

(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen percent (15%) (or such lower percentage as the Board determines for a particular Offering) of such employee’s Earnings (as defined in subparagraph 7(b)) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the “Offering Period”). In connection with each Offering made under the Plan, the Board or the Committee shall specify a maximum number of shares which may be purchased by any employee and a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such Offering. Each Offering Period may contain more than one exercise date, as defined in the relevant Offering (the “Exercise Date”), in which case there will be multiple “Purchase Periods,” the first commencing with the Offering Date and ending with the first Exercise Date of that Offering and subsequent ones commencing with the first day following the immediately preceding Exercise Date and ending with the next Exercise Date of that Offering. Where an Offering contains more than one Exercise Date, the Board or the Committee may, prior to the start of that Offering, specify a maximum number of shares which may be purchased by any employee on each such Exercise Date within such Offering and a maximum aggregate number of shares which may be purchased by all eligible employees on such Exercise Date. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be equitable and practicable under the circumstances.

(b) The purchase price of Common Stock acquired pursuant to rights granted under the Plan shall be equal to eighty-five percent (85%) of the lower of:

(i) the Fair Market Value per share of Common Stock on the start of the Offering Period or, if an employee enters the Offering Period after the start date, then the greater of (A) the Fair Market Value per share on the start date of the Offering Period or (B) the Fair Market Value per share on his or her entry date into that Offering Period; or

(ii) the Fair Market Value per share of Common Stock on the Exercise Date.

(c) As of any date, “Fair Market Value” is defined as the closing sales price for the Common Stock (or the closing bid, if no sales were reported) on such day as quoted on The Nasdaq Stock Market or as reported by such other source as the Board deems reliable. If there are no quotations for the relevant day, “Fair Market Value” is defined with reference to the most recent preceding date on which there are quotations.

7. Participation; Withdrawal; Termination.

(a) An eligible employee may become a participant in an Offering by submitting an enrollment form to the Company, in a form approved by the Company, or, if made available by the Company to employees in a particular jurisdiction, by accessing the Third Party Administrator’s website and electronically enrolling within the Offering on or before his or her applicable Offering Date for that Offering. During such enrollment process, the employee shall authorize payroll deductions of up to fifteen percent (15%) (or such lower percentage as the Board determines for a particular Offering) of such employee’s Earnings (as defined in subparagraph 7(b) below) during the Offering Period. To the extent required by applicable law, eligible employees may be permitted to contribute to the Plan by means other than, or in addition to, payroll deductions. The contributions made by each participant (whether pursuant to payroll deductions or other method of payment) shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company, unless otherwise required by applicable law of any jurisdiction outside the United States. A participant may reduce, increase or begin such contributions after the beginning of any Offering Period only as provided for in the Offering. A participant may make additional payments into his or her account only (i) if required by applicable law or (ii) if specifically provided for in the Offering and only if the participant has not had the maximum amount contributed during the Offering Period.

(b) “Earnings” is defined as an employee’s total compensation, including (i) all salary, wages and other remuneration paid to the employee (including amounts elected to be deferred or contributed under any cash or deferred arrangement or cafeteria benefit plan maintained by the Company or any participating Affiliate or Related Entity) and (ii) overtime pay, commissions, bonuses, profit sharing and any special payments for extraordinary services. However, “Earnings” shall not include the cost of employee benefits paid by the Company or any Affiliate or Related Entity, education or tuition fee reimbursements, imputed income arising under any group insurance or other employee benefit program, reimbursement of traveling, business or moving expenses, income realized in connection with stock options or other equity awards, amounts elected to be deferred under any nonqualified deferred compensation plan established by the Company or any Affiliate or Related Entity and referral pay which is paid in recognition of referring an employee candidate. However, the Board or its delegate in its sole discretion may make one or more modifications to such definition with respect to eligible employees who participate in the Plan.

(c) At any time during an Offering Period a participant may terminate his or her contributions under the Plan and withdraw from the Offering by submitting a withdrawal notice to the Company or, if made available by the Company to employees in a particular jurisdiction, by accessing the Third Party Administrator’s website and electronically electing to withdraw. Such withdrawal may be elected at any time prior to the end of the Purchase Period. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated contributions (reduced to the extent, if any, such contributions have been used to acquire shares for the participant) under the Offering, without interest unless the terms of the Offering specifically so provide or if required by applicable law, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other future Offerings under the Plan but such participant will be required to re-enroll in order to participate in subsequent Offerings under the Plan.

(d) Except as provided in Section 7(f) below, rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company or any participating Affiliate or Related Entity, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated contributions (reduced to the extent, if any, such contributions have been used to acquire shares for the terminated employee) under the Offering, without interest unless the terms of the Offering specifically so provide or if required by applicable law.

(e) Should a participating employee cease to remain in active service by reason of an approved unpaid leave of absence, then such employee shall have the right, exercisable up until the last business day of the Purchase Period in which such leave commences, to (a) withdraw all the contributions collected to date on his or her behalf for that Purchase Period or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Exercise Date. If the participating employee fails to make a timely election, such funds will automatically be applied to the purchase of shares on his or her behalf on the next scheduled Exercise Date. In no event, however, shall any further contributions be collected on the employee’s behalf during such leave, except to the extent required by applicable law. Upon the participating employee’s return to active service (i) within three (3) months following the commencement of such leave or (ii) prior to the expiration of any longer period for which such employee had reemployment rights with the Company (or any Affiliate or Related Entity) provided by either statute or contract, his or her contributions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the employee withdraws from the Plan prior to his or her return. An employee who returns to active employment following a leave of absence that exceeds in duration the applicable time period set forth in (i) or (ii) above shall be treated as a new employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan in order to participate in subsequent Offerings under the Plan.

(f) Notwithstanding anything to the contrary contained herein, a participating employee who transfers employment from the Company or any Affiliate participating in the Section 423 Plan to an Affiliate or Related Entity participating in the Plan shall immediately cease to participate in the Section 423 Plan. However, his or her accumulated contributions for the Purchase Period in which such transfer occurs shall be transferred to the Plan, and such individual shall immediately join the then current Offering under the Plan upon the same terms and conditions in effect for his or her participation in the Section 423 Plan, except for such modifications as may be required by applicable law. A participating employee who transfers employment from an Affiliate or Related Entity participating in a current Offering under the Plan to the Company or any other Affiliate participating in the Section 423 Plan shall remain a participant in the Plan until the earlier of (i) the end of the current Offering Period under the Plan or (ii) the start date of the first Offering under the Section 423 Plan in which he or she participates following such transfer.

(g) Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution and, during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.

8. Exercise and Delivery.

(a) On each Exercise Date, each participant’s accumulated contributions (without any increase for interest unless the terms of the Offering specifically so provide or if required by applicable law) will be applied to the purchase of whole shares of Common Stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of remaining accumulated contributions after the purchase of shares which is less than the amount required to purchase one share of Common Stock on any current Exercise Date within an Offering shall be refunded to such participant as soon as administratively practicable following such Exercise Date, without interest unless the terms of the Offering specifically so provide or if required by applicable law.

(b) No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the U.S. Securities Act of 1933, as amended. If on an Exercise Date of any Offering hereunder the Plan (and all rights granted thereunder) is not so registered, no rights granted under the Plan or any Offering shall be exercised on such Exercise Date, and all contributions accumulated during the Purchase Period ending on such Exercise Date (reduced to the extent, if any, such contributions have been used to acquire shares) shall be distributed to the participants, without interest unless the terms of the Offering specifically so provide or required by applicable law. In addition, should the Plan not be registered on any applicable Exercise Date in any jurisdiction outside the United States in which such registration is required or should the Plan or the purchase of shares thereunder otherwise not at that time comply with applicable law in a jurisdiction outside the United States, then no rights granted under the Plan to employees in that jurisdiction shall be exercised on such Exercise Date, and all contributions accumulated on behalf of such employees during the Purchase Period ending with such Exercise Date (reduced to the extent, if any, such contributions have been used to acquire shares) shall be distributed to the participating employees in that jurisdiction without interest, unless the terms of the Offering specifically so provide or if required by applicable law.

(c) As soon as administratively practicable following the Exercise Date, the Company shall deliver to each participant or to a registered broker dealer a certificate representing the shares of Common Stock purchased with such participant’s accumulated contributions or may otherwise provide for the transfer of the shares to the participant in book-entry form. The Company may make available an alternative arrangement for delivery of shares to a recordkeeping service. The Committee (or its delegate), in its discretion, may either require or permit participants to elect that such certificates representing the shares purchased or to be purchased under the Plan be delivered to such recordkeeping service.

9. Covenants Of The Company.

(a) While rights granted under the Plan remain outstanding, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such rights.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares upon exercise of such rights unless and until such authority is obtained.

10. Accumulated Contributions.

A participant’s accumulated contributions shall be maintained as part of the general funds of the Company and shall not earn interest, except to the extent otherwise provided by the terms of the Offering or as otherwise required to comply with applicable law of any jurisdiction outside the United States.

11. Rights As A Stockholder.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until certificates representing such shares shall have been issued or recorded in the books of the Company (or its transfer agent).

12. Adjustments Upon Changes In Stock.

(a) If any change is made in the securities subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and the outstanding rights thereunder will be appropriately adjusted as to the class(es) and maximum number of securities subject to the Plan and the class(es) and number of securities and price per share subject to each outstanding purchase right.

(b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but in which the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion (i) any surviving corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) the accumulated contributions may be used to purchase shares of Common Stock immediately prior to the transaction described above and the rights of participants under the ongoing Offering shall be terminated.

13. Amendment Of The Plan.

(a) The Board at any time, and from time to time, may amend the Plan, including to re-combine the Plan with the Section 423 Plan. However, except as provided in paragraph 12 relating to adjustments upon certain changes to the Common Stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the total number of shares reserved for issuance and sale in the aggregate under the Plan and the Section 423 Plan;

(ii) Materially modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to comply with applicable Nasdaq or securities exchange listing requirements) or otherwise materially expand the class of employees eligible to participate in the Plan; or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order to comply with any applicable Nasdaq or securities exchange listing requirements.

The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans, or under applicable laws of any jurisdiction outside the United States.

(b) Rights and obligations under any rights granted before amendment of the Plan shall not be materially adversely altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted or except as necessary to comply with applicable laws or governmental regulations.

14. Section 409A of the Code.

The Plan is intended to be exempt from Section 409A of the Code under the short-term deferral exception, and any ambiguities shall be construed and interpreted in accordance with such intent. In the case of a participant who would otherwise be subject to Section 409A of the Code, to the extent an option to purchase shares of Common Stock or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the option to purchase shares of Common Stock shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option to purchase shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee with respect thereto.

15. Tax Withholding.

The Company or any Affiliate or Related Entity shall have the authority and right to deduct and withhold, including from the participant’s regular salary, or require each such participant to remit to the Company or such Affiliate or Related Entity, an amount sufficient to satisfy U.S. federal, state and local taxes and taxes imposed by jurisdictions outside the United States (including income tax, social insurance contributions, payroll taxes and any other taxes that may be due) required by law to be withheld with respect to any taxable event concerning a participant arising as a result of his or her participation in the Plan or to take any such action as may be necessary in the opinion of the Company or any Affiliate or Related Entity, as appropriate, to satisfy withholding obligations for the payment of taxes. In no event shall any shares be issued hereunder to any participant until the participant has made arrangements acceptable to the Company for the satisfaction of any applicable tax obligations with respect to any taxable event concerning the participant’s participation in the Plan. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan

16. Termination Or Suspension Of The Plan.

(a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on January 22, 2025, or, if earlier, when the Section 423 Plan is terminated. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with applicable laws or governmental regulation.

17. Severability.

If any particular provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

18. Governing Law.

Except to the extent that provisions of the Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, the Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of Delaware without resort to Delaware’s conflict-of-laws rules.

19. Effective Date Of Plan.

The Plan shall become effective with the offering commencing January 1, 2010.

GILEAD SCIENCES, INC. ATTN: NICOLE KEITH 333 LAKESIDE DRIVE FOSTER CITY, CA 94404 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY Of fuTuRE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M84805-P59477 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GILEAD SCIENCES, INC. The Board of Directors recommends you vote fOR the following proposals: 1. Election of Directors Nominees: for Against Abstain 1a. John F. Cogan 2. To ratify the selection of Ernst & Young LLP by the Audit for Against Abstain Committee of the Board of Directors as the independent 1b. Etienne F. Davignon year registered ending public December accounting 31, 2015. ?rm of Gilead for the ?scal 3. To approve an amendment and restatement to Gilead’s 1c. Carla A. Hills Employee Stock Purchase Plan and International Employee Stock Purchase Plan. 4. To approve, on an advisory basis, the compensation 1d. Kevin E. Lofton of our named executive of?cers as presented in the Proxy Statement. 1e. John W. Madigan The Board of Directors recommends you vote AGAINST the following proposals: 1f. John C. Martin 5. at To the vote meeting, on a stockholder requesting proposal, that the if Board properly take presented steps to permit stockholder action by written consent. 1g. Nicholas G. Moore 6. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board of Directors be 1h. Richard J. Whitley an independent director. 7. To vote on a stockholder proposal, if properly presented 1i. Gayle E. Wilson at the meeting, requesting that Gilead issue an annual sustainability report. 1j. Per Wold-Olsen 8. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board report on certain risks to Gilead from rising pressure to contain U.S. specialty drug prices. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M84806-P59477 GILEAD SCIENCES, INC. Annual Meeting of Stockholders May 6, 2015 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints John C. Martin and John F. Milligan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 6, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M84806-P59477

GILEAD SCIENCES, INC. Annual Meeting of Stockholders May 6, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints John C. Martin and John F. Milligan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 6, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side